     As filed with the Securities and Exchange Commission on July 31, 1996



                                                  Registration No. 333-6645


================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                                 -----------

                             AMENDMENT NO. 1 TO

                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                                 -----------
                            JP FOODSERVICE, INC.
           (Exact name of Registrant as specified in its charter)

            Delaware                                 5141                                52-1634568
(State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
 incorporation or organization)           Classification Code Number)              Identification Number)
                                          ---------------------------


                9830 Patuxent Woods Drive                                                  Lewis Hay, III
                Columbia, Maryland  21046                                            Senior Vice President and
                     (410) 312-7100                                                   Chief Financial Officer
                                                                                        JP Foodservice, Inc.
                                                                                     9830 Patuxent Woods Drive
     (Address, including zip code, and telephone number,                             Columbia, Maryland  21046
 including area code, of Registrant's Principal Executive Offices)                         (410) 312-7100

                                                                              (Name, address, including zip code, and
                                                                      telephone number, including area code, of Agent for Service)



                                 ------------

                                  COPIES TO:

                                 ------------

       Randolph G. Muhlestein, Esq.                                      Richard J. Parrino, Esq.
  Carlsmith Ball Wichman Case & Ichiki                              Shaw, Pittman, Potts & Trowbridge
         555 South Flower Street                                           2300 N Street, N.W.
      Los Angeles, California  90071                                     Washington, D.C.  20037
              (213) 955-1200                                                  (202) 663-8000


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement, on the effective date of the merger of Valley Industries, Inc. into a subsidiary of the Registrant, as described in the Agreement and Plan of Merger, dated as of May 17, 1996, attached as Exhibit A to the Information Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           -----------------------

                       CALCULATION OF REGISTRATION FEE


=======================================================================================================================
                                                          Proposed               Proposed
                                                           maximum               maximum
   Title of each class of           Amount to           offering price          aggregate             Amount of
 securities to be  registered    be registered (1)        per share         offering price (2)     registration fee (3)
- -----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value  $.01   2,094,241 shares            N/A                  $20,644,588            $7,119
=======================================================================================================================



(1) The number of shares of Common Stock being registered has been determined based on $44,000,000 divided by the merger share price of $21.01. This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Agreement and Plan of Merger by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or stock dividend or other extraordinary distribution.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(3) The registration fee was previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

         INFORMATION STATEMENT                     PROSPECTUS

        VALLEY INDUSTRIES, INC.                 JP FOODSERVICE, INC.
                  AND
            "Z" LEASING CO.
          300 W. BONANZA ROAD                9830 PATUXENT WOODS DRIVE
        LAS VEGAS, NEVADA  89106              COLUMBIA, MARYLAND  21046

         This Information Statement of Valley Industries, Inc. and "Z" Leasing Co. and Prospectus of JP Foodservice, Inc. (the "Information Statement/Prospectus") relates to the acquisition (the "Acquisition") by JP Foodservice, Inc., a Delaware corporation ("JP"), of a foodservice distribution business conducting operations from Las Vegas, Nevada in consideration for the assumption by JP of certain liabilities of the acquired business and the issuance by JP of its common stock as described herein. The Acquisition has two components: (i) the merger (the "Merger") of Valley Industries, Inc., a Nevada corporation ("Industries"), with and into JP Foodservice Distributors, Inc., a Delaware corporation ("JPF Distributors") and wholly-owned subsidiary of JP, and (ii) the acquisition (the " 'Z' Leasing Transaction") of all of the assets and assumption of all of the liabilities by JP of "Z" Leasing Co., a Nevada general partnership (" 'Z' Leasing") affiliated with Industries.


         The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of May 17, 1996 (the "Merger Agreement"), among JP, JPF Distributors, Industries, E & H Distributing Co., Inc., a Nevada corporation doing business as Valley Food Distributors of Nevada and a wholly-owned subsidiary of Industries ("Valley"), and the stockholders of Industries (collectively, the "Stockholders"). As a result of the Merger, Industries will merge with and into JPF Distributors, the separate existence of Industries will cease and JPF Distributors will be the surviving corporation. Following the Merger, Valley will be operated as a subsidiary of JPF Distributors.



   AN INVESTMENT IN JP COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "SUMMARY -- RISK FACTORS" BEGINNING ON PAGE X.


  THE SECURITIES TO WHICH THIS INFORMATION STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
    OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


                --------------------------------------------


    The date of this Information Statement/Prospectus is ___________, 1996.

         The "Z" Leasing Transaction will be consummated pursuant to a purchase and sale contract, dated as of May 17, 1996 (the " 'Z' Leasing Contract"), between JP and "Z" Leasing. Upon consummation of the "Z" Leasing Transaction, JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing. Substantially all of "Z" Leasing's assets are used in Valley's foodservice distribution business.



         The consideration (net of JP's assumption of indebtedness) to be paid by JP in connection with the Acquisition (the "Acquisition Purchase Price") is approximately $42.5 million, subject to adjustment for actual acquisition fees as of the closing of the Acquisition, and will be payable in shares of common stock, par value $.01 per share, of JP (the "JP Common Shares") valued at $21.01 per share. Pursuant to the Merger Agreement, $32.2 million of the Acquisition Purchase Price is allocated to the Merger and $10.3 million of the Acquisition Purchase Price is allocated to the "Z" Leasing Transaction.



         Each JP Common Share issued in connection with the Acquisition will have attached one preferred share purchase right which will be initially represented by such JP Common Share.

         The Industries Board of Directors is soliciting proxies from the Stockholders and R. Phillip Zobrist, a general partner of "Z" Leasing, is soliciting consents from the general partners of "Z" Leasing (the "Partners"), for use at the Special Meeting of the Stockholders and the Partners scheduled to be held on __________, 1996 (the "Special Meeting"). At the Special Meeting, the Stockholders will consider and vote upon the approval and adoption of the Merger Agreement and the Merger and the Partners will consider and vote upon the approval and adoption of the "Z" Leasing Contract and the "Z" Leasing Transaction.



         This Information Statement/Prospectus constitutes both (i) the information statement of Industries and "Z" Leasing relating to the solicitation of proxies by the Industries Board of Directors and the solicitation of consents by R. Phillip Zobrist of "Z" Leasing for use at the Special Meeting, and (ii) the prospectus of JP with respect to the issuance of 2,022,941 JP Common Shares (subject to adjustment) in connection with the Acquisition. This Information Statement/Prospectus and the enclosed proxy and consent are first being sent to the Stockholders and the Partners on or about ____________, 1996.



         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS INFORMATION STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY OR CONSENT, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY OR CONSENT SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS INFORMATION STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN BY REFERENCE OR IN THE AFFAIRS OF JP, INDUSTRIES OR "Z" LEASING SINCE THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS. ALL INFORMATION REGARDING JP IN THIS INFORMATION STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY JP, ALL INFORMATION REGARDING INDUSTRIES HAS BEEN SUPPLIED BY INDUSTRIES, AND ALL INFORMATION REGARDING "Z" LEASING HAS BEEN SUPPLIED BY "Z" LEASING.


                             AVAILABLE INFORMATION


         JP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as JP which file electronically with the SEC.

         JP has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the JP Common Shares to be issued in connection with the Acquisition. This Information Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         This Information Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from JP Foodservice, Inc., 9830 Patuxent Woods Drive, Columbia, Maryland 21046, Attention: Corporate Secretary, telephone number (410) 312-7100. In order to ensure timely delivery of these documents, any request should be made by _______, 1996.


         JP hereby undertakes to provide without charge to each person, including any Stockholder or any Partner, to whom a copy of this Information Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

         The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

              (a) JP's Annual Report on Form 10-K for the fiscal year ended July 1, 1995;

              (b) JP's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995, December 30, 1995 and March 30, 1996; and


              (c) JP's Current Reports on Form 8-K filed for reportable events dated November 2, 1995, November 30, 1995, December 21, 1995, January 22, 1996, February 19, 1996,
                       May 17, 1996, June 28, 1996, July 1, 1996 and
                       July 17, 1996.


         All documents filed by JP pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Information Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

         Any statements contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Information Statement/Prospectus to the extent that a statement contained therein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . vii
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . .  xv
COMPARATIVE PER SHARE MARKET DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xix
UNAUDITED COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . xix
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
OWNERSHIP OF INDUSTRIES COMMON STOCK AND OF "Z" LEASING . . . . . . . . . . . . . . . . . . . . . . . . . .   4
THE ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
INFORMATION CONCERNING JP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
INFORMATION CONCERNING INDUSTRIES, VALLEY AND "Z" LEASING . . . . . . . . . . . . . . . . . . . . . . . . .  24
JP FOODSERVICE, INC. AND COMBINED VALLEY GROUP UNAUDITED PRO FORMA CONDENSED COMBINED
    FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
JP FOODSERVICE, INC., COMBINED VALLEY GROUP AND ARROW UNAUDITED PRO FORMA CONDENSED COMBINED
    FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
COMPARATIVE MARKET PRICE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
DESCRIPTION OF JP CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
COMPARISON OF RIGHTS OF STOCKHOLDERS OF INDUSTRIES
    AND STOCKHOLDERS OF JP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
INDEX TO FINANCIAL STATEMENTS OF VALLEY INDUSTRIES, INC. AND SUBSIDIARIES
AND "Z" LEASING CO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit A --- Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B --- Purchase and Sale Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C --- Nevada Dissenters' Rights Statute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Information Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the detailed information appearing elsewhere in this Information Statement/Prospectus or incorporated herein by reference. Capitalized terms used and not otherwise defined in this summary have the meanings given them elsewhere herein. The Stockholders and the Partners are urged to read carefully this Information Statement/Prospectus in its entirety.

THE ACQUISITION


         This Information Statement of Valley Industries, Inc. and "Z" Leasing Co. (the "Combined Valley Group") and Prospectus of JP Foodservice, Inc. (the "Information Statement/Prospectus") relates to the acquisition (the "Acquisition") by JP Foodservice, Inc., a Delaware corporation ("JP"), of a foodservice distribution business conducting operations from Las Vegas, Nevada in consideration for the assumption by JP of certain liabilities of the acquired business and the issuance by JP of its common stock as described herein. The Acquisition has two components: (i) the merger (the "Merger") of Valley Industries, Inc., a Nevada corporation ("Industries"), with and into JP Foodservice Distributors, Inc., a Delaware corporation ("JPF Distributors") and wholly-owned subsidiary of JP, and (ii) the acquisition (the "'Z' Leasing Transaction") of all of the assets and assumption of all of the liabilities by JP of "Z" Leasing Co., a Nevada general partnership ("'Z' Leasing") affiliated with Industries.



         The consideration (net of JP's assumption of indebtedness) to be paid by JP in connection with the Acquisition (the "Acquisition Purchase Price") is approximately $42.5 million, subject to adjustment for actual acquisition fees as described below, and will be payable in shares of common stock, par value $.01 per share, of JP (the "JP Common Shares") valued at $21.01 per share (the "Merger Share Price"). The Merger Share Price represents the price of a JP Common Share rounded to the nearest cent calculated as the average of the closing bid and ask prices for the JP Common Shares as reported on the Nasdaq National Market for the 20 trading days immediately preceding May 17, 1996. Pursuant to the Merger Agreement, $32.2 million of the Acquisition Purchase Price is allocated to the Merger (the "Merger Consideration") and $10.3 million of the Acquisition Purchase Price is allocated to the "Z" Leasing Transaction (the " 'Z' Leasing Consideration"). See "THE ACQUISITION -- The Merger Agreement -- Acquisition Purchase Price" and "THE SPECIAL MEETING -- Purpose of the Meeting."



         The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of May 17, 1996 (the "Merger Agreement"), among JP, JPF Distributors, Industries, E & H Distributing Co., Inc., a Nevada corporation doing business as Valley Food Distributors of Nevada ("Valley") and a wholly-owned subsidiary of Industries, and Lloyd K. Benson, Duane H. Zobrist,
E. Mark Zobrist, Gerry R. Zobrist, R. Phillip Zobrist and Richard D. Zobrist, the stockholders of Industries (collectively, the "Stockholders").
As a result of the Merger, Industries will merge with and into JPF Distributors and JPF Distributors will be the surviving corporation. As consideration for the Merger, each outstanding share of common stock, par value $.001 per share, of Industries (the "Industries Common Stock") will be converted to the right to receive that number of JP Common Shares determined by dividing (x) the Merger Consideration, subject to adjustment for actual acquisition fees as described below, by (y) the Merger Share Price, and dividing that number by the number of shares of Industries Common Stock outstanding at the Effective Time.

         The "Z" Leasing Transaction will be consummated pursuant to a purchase and sale contract, dated as of May 17, 1996 (the "'Z' Leasing Contract") between JP and "Z" Leasing. The general partners of "Z" Leasing (the "Partners") are the same persons as the Stockholders. As a result of the "Z" Leasing Transaction, JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing. "Z" Leasing will receive the "Z" Leasing Consideration, the determination of which is set forth in the Merger Agreement, subject to adjustment for actual acquisition fees as described below, payable in JP Common Shares valued at the Merger Share Price.




         The Acquisition Purchase Price was determined based in part upon the amount of indebtedness, including projected acquisition fees of approximately $4.1 million (the "Projected Acquisition Fees"), of the Combined Valley Group that JP expected, as of the date of the Merger Agreement, to assume upon consummation of the Acquisition. The Projected Acquisition Fees consist of projected real estate closing costs, investment banking fees, attorneys' fees, accounting fees and other transaction costs that will be incurred by the Combined Valley Group in connection with the Acquisition. At the closing of the Acquisition, Industries and Valley will certify to JP the actual acquisition fees that were incurred by the Combined Valley Group in connection with the Acquisition (the "Actual Acquisition Fees"). Because JP will assume indebtedness of the Combined Valley Group in connection with the Acquisition, and such indebtedness will include the Actual Acquisition Fees, to the extent that the Actual Acquisition Fees exceed the Projected Acquisition Fees, the amount of indebtedness to be assumed by JP will increase and the number of JP Common Shares issuable to the Stockholders and the Partners will decrease by an amount equal to the amount of such excess based on the Merger Share Price. To the extent that the Actual Acquisition Fees are less than the Projected Acquisition Fees, the amount of indebtedness to be assumed by JP will decrease and the number of JP Common Shares issuable to the Stockholders and the Partners will increase by an amount equal to the amount of such difference divided by the Merger Share Price. Accordingly, any adjustment to the Acquisition Purchase Price as a result of a difference between the Actual Acquisition Fees and the Projected Acquisition Fees therefore will change the form, but not the amount, of the overall consideration (including assumption of indebtedness by JP) to be received by the Combined Valley Group.


         Each JP Common Share issued in connection with the Acquisition will have attached one preferred share purchase right which will be initially represented by such JP Common Share. See "DESCRIPTION OF JP CAPITAL STOCK -- Preferred Stock."



         The texts of the Merger Agreement and the "Z" Leasing Contract are attached to this Information Statement/Prospectus as Exhibits A and B, respectively, and should be read carefully in their entirety. See "THE ACQUISITION -- The Merger Agreement" and "THE ACQUISITION -- The "Z" Leasing Contract."


THE COMPANIES


         JP. JP is a broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. JP was incorporated under the name JPF Holdings, Inc. under the laws of the State of Delaware on June 22, 1989 and began operations in July 1989 following a management-led leveraged acquisition of certain operations of PYA/Monarch, Inc., a wholly-owned subsidiary of Sara Lee Corporation. JP completed its initial public offering of Common Stock in November 1994 as part of a recapitalization plan. JP conducts business through three wholly-owned operating subsidiaries, including JPF Distributors, and had approximately 2,600 employees at May 31, 1996. JP's principal executive offices are located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046 and its telephone number is
(410) 312-7100.  See "INFORMATION CONCERNING JP."



         Industries, Valley and "Z" Leasing. Valley, a wholly-owned subsidiary of Industries, is the largest privately-held institutional foodservice distributor based in the Las Vegas, Nevada area. Industries is the parent company and sole stockholder of Valley. Valley leases from "Z" Leasing a distribution center located on a site of approximately 20 acres in downtown Las Vegas. At May 31, 1996, Valley had approximately 440 employees. Valley's principal executive offices are located at 300 W. Bonanza Road, Las Vegas, Nevada 89106 and its telephone number is (702) 380-5555. See "INFORMATION CONCERNING INDUSTRIES, VALLEY AND "Z" LEASING."



RECENT DEVELOPMENTS



         Arrow Acquisition. On July 17, 1996, JP entered into a definitive agreement to purchase Arrow Paper and Supply Co., Inc. (together with its affiliates, "Arrow"), a broadline distributer serving the New England, New York, New Jersey and Pennsylvania markets (the "Arrow Acquisition"). Arrow achieved net sales of $74.6 million in its most recent fiscal year, which ended December 29, 1995, and in November 1995 was awarded a contract from the State of Connecticut that is expected to generate $18 million in annual sales. Arrow serves a broad base of foodservice customers, distributing over 6,000 products from its Norwich, Connecticut facilities.



         As consideration for the Arrow Acquisition, JP has agreed to assume certain liabilities of Arrow and to pay $29.6 million (subject to adjustment). Of such consideration, approximately $1.7 million will be paid in the form of JP Common Shares and the remainder will be paid in cash. Consummation of the Arrow Acquisition, which is subject to satisfaction of certain conditions (including the obtaining of financing by JP), is currently expected to occur on or before August 31, 1996.



         Offering. On July 1, 1996, JP filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register an offering of up to 3,000,000 JP Common Shares (excluding 450,000 shares to cover over-allotment options, if any) (the "Offering"). The net proceeds of the Offering are primarily expected to be used to repay indebtedness to be assumed by JP in connection with the Acquisition and the Arrow Acquisition and to fund the cash portion of the Arrow Acquisition. The balance of the net proceeds will be used for working capital and other general corporate purposes.



         Acquisition of NBC. On June 14, 1996, Valley, through a newly-formed, wholly-owned subsidiary, Nevada Baking Company, Inc., a Nevada corporation ("New NBC"), acquired substantially all of the operating assets and business of Baird's Bread Company, a Nevada corporation doing business as Nevada Baking Company ("NBC"), for a purchase price of approximately $5.1 million. The purchased assets included real property located in Las Vegas, Nevada and related improvements and equipment constituting a bread baking facility, together with vehicles and other assets utilized in the sale and distribution of bread products. In connection with this acquisition, New NBC obtained the rights to bake and distribute bread and rolls in the Las Vegas area under the Holsum, Roman Meal, Gail's, Familee and Taliano labels.



         JPF Distributors loaned Valley approximately $5.5 million to finance the acquisition of the NBC assets and business by New NBC and provide working capital. The loan is evidenced by a demand promissory note accruing interest at an annual rate of prime plus 1%. Principal and all interest under the note are payable on demand, or, if no demand has been made on or before August 14, 1996, on such date.



         Except as expressly noted, the information set forth in this Information Statement/Prospectus regarding the Combined Valley Group excludes data relating to NBC and New NBC.


THE SPECIAL MEETING

         The Industries Board of Directors (the "Industries Board") is soliciting proxies from the Stockholders and R. Phillip Zobrist, a Partner of "Z" Leasing, is soliciting consents of the Partners, respectively, for use at a Special Meeting of the Stockholders and the Partners (the "Special Meeting"). At the Special Meeting, the Stockholders will consider and vote upon the approval and adoption of the Merger Agreement and the Merger and the Partners will consider and vote upon the approval and adoption of the "Z" Leasing Contract and the "Z" Leasing Transaction. The Special Meeting is scheduled to be held at 10:00 a.m., local time, on _______, 1996, at the offices of Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101. The Industries Board has fixed the close of business on _______, 1996 as the record date (the "Record Date") for the determination of holders of Industries Common Stock entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING."

RECOMMENDATION OF THE INDUSTRIES BOARD OF DIRECTORS


         The Industries Board believes that the terms of the Merger are fair to, and in the best interests of, Industries and the Stockholders.
ACCORDINGLY, THE INDUSTRIES BOARD UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. In making this recommendation, the Industries Board considered a number of factors, which are described in detail under the heading "THE ACQUISITION -- Recommendation of the Industries Board of Directors; Industries' Reasons for the Acquisition."


NO RECOMMENDATION OF "Z" LEASING

         The rights of the Partners with respect to their interests in "Z" Leasing are governed by applicable Nevada law, including the Nevada Uniform Partnership Act (the "Partnership Act"), and by the "Z" Leasing partnership agreement among the Partners (the "Partnership Agreement"). Neither the Partnership Act nor the Partnership Agreement requires that any action by Partners with respect to "Z" Leasing be taken pursuant to the recommendation of a Partner. Accordingly, no recommendation with respect to the "Z" Leasing Transaction is being made to the Partners in this Information Statement/Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

         In considering the Acquisition, the Stockholders and the Partners should be aware that certain members of Industries management and the Industries Board have interests in the Acquisition that are in addition to the interests of the Stockholders and the Partners generally. See "THE ACQUISITION
- --- Interests of Certain Persons in the Acquisition; Employment Agreements."

REQUIRED VOTE; SHARE OWNERSHIP OF MANAGEMENT

         The affirmative vote of the holders of a majority of the outstanding shares of Industries Common Stock is required to approve and adopt the Merger Agreement and the Merger. If a Stockholder returns a signed proxy card, but does not indicate how his shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Merger Agreement and the Merger.

         The affirmative vote of Partners holding a majority interest in the profits of "Z" Leasing is required to approve and adopt the "Z" Leasing Contract and the "Z" Leasing Transaction. If the vote of the Partners, either in person or by consent, is not unanimous, written notice that the requisite approval of the "Z" Leasing Transaction has been obtained must be sent by registered or certified mail to all of the Partners at least 15 days before the Effective Time.

         Six of the nine members of the Industries Board are also the Stockholders of Industries and the Partners of "Z" Leasing. Such six persons own all of the Industries Common Stock outstanding and entitled to vote at the Special Meeting and all of the partnership interests of "Z" Leasing entitled to vote at the Special Meeting.

         No vote of the stockholders of JP is required to approve or adopt the Acquisition or the transactions contemplated thereby or to authorize the issuance of JP Common Shares in connection with the Acquisition.

RISK FACTORS

         An investment in JP Common Shares involves a number of risks, including the following:


         Low Margin Business; Economic Sensitivity. The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins and is sensitive to national and regional economic conditions. JP's operating results also are particularly sensitive to, and may be adversely affected by, difficulties with the collectibility of accounts receivable, inventory control, competitive price pressures and unexpected increases in fuel or other transportation-related costs. Although these factors have not had a material adverse impact on JP's past operations, there can be no assurance that one or more of such factors will not adversely affect future operating results.






         Acquisition Strategy. JP's business strategy emphasizes supplementing internal expansion with acquisitions. There can be no assurance that JP will successfully identify suitable acquisition candidates, complete acquisitions (including the Arrow Acquisition), integrate acquired operations into its existing operations or expand into new markets. Further, there can be no assurance that acquisitions will not have an adverse effect upon JP's operating results, particularly in quarters immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into JP's operations. Once integrated, acquired operations may not achieve levels of net sales or profitability comparable to those achieved by JP's existing operations, or otherwise perform as expected. Management may determine that it is necessary or desirable to obtain financing for such acquisitions through bank borrowings or the issuance of debt or equity securities. Debt financing of any such acquisition could increase the leverage of JP. Equity financing of any such acquisition may dilute the ownership of JP's stockholders. There can be no assurance that JP will be able to obtain financing on acceptable terms.


         Competition. JP operates in highly competitive markets, and its future success will depend in large part on its ability to provide superior service and high-quality products at competitive prices. JP encounters competition from a variety of sources, including specialty and system foodservice distributors and other broadline distributors. Some of JP's competitors have substantially greater financial and other resources than JP.

         Dependence on Senior Management. JP's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more of JP's senior management could have a material adverse effect on JP's business development. To date, JP generally has been successful in retaining the services of its senior management.


         Potential Influence by Certain Stockholders. Sara Lee Corporation ("Sara Lee") beneficially owns 32.0% of the JP Common Shares. To the extent that Sara Lee exercises its voting and investment rights in concert with other stockholders, Sara Lee and such other stockholders may be able to exercise control over JP's business by virtue of their voting power with respect to the election of directors and actions requiring stockholder approval. JP and Sara Lee engage in a material amount of transactions in the ordinary course of their businesses. The Sara Lee Foundation beneficially owns 6.2% of the JP Common Shares.


         Provisions with Possible Anti-Takeover Effects. JP is subject to the provisions of the "business combination" statute contained in Section 203 of the Delaware General Corporation Law. Those provisions as well as provisions contained in JP's certificate of incorporation and by-laws may have the effect of discouraging certain transactions involving an actual or threatened change of control of JP. See "DESCRIPTION OF JP CAPITAL STOCK."

         Dividend Policy. JP does not anticipate paying dividends on JP Common Shares in the foreseeable future. JP's ability to pay dividends is restricted by the terms of its existing credit facilities.





         Restrictions on Resales of JP Common Shares. Because the Stockholders and the Partners are considered to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of Industries and "Z" Leasing, respectively, at the time of the Special Meeting, the Stockholders and the Partners may not sell their JP Common Shares acquired in connection with the Acquisition except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 under the Securities Act or (iii) any other applicable exemption under the Securities Act. In addition, to preserve JP's ability to account for the Acquisition as a "pooling of interests" for financial reporting purposes, the Stockholders and the Partners have each agreed not to dispose of more than a minimal number of JP Common Shares during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-Merger operations of the combined enterprise have been published. See "THE ACQUISITION--Resales of Common Shares Issued in the Acquisition."


CONDITIONS TO THE MERGER


         The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement. Such conditions include, among others: (i) the approval and adoption by the Stockholders of the Merger Agreement and the Merger; (ii) the approval and adoption by the Partners of the "Z" Leasing Contract and the "Z" Leasing Transaction; (iii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and (iv) the authorization of the JP Common Shares to be issued in connection with the Acquisition for listing on the Nasdaq National Market, subject to official notice of issuance.



         The obligation of JP to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions. Such additional conditions include, among others: (i) execution by certain management personnel of Valley of employment agreements with Valley; (ii) execution of certain representation letters by the Stockholders; (iii) delivery to JP by KPMG Peat Marwick LLP, independent public accountants for Industries, Valley and "Z" Leasing, of an opinion that KPMG Peat Marwick LLP is not aware of any circumstance related to such entities that would prevent the Acquisition from being accounted for as a pooling of interests for financial reporting purposes;
(iv) delivery to JP by Price Waterhouse LLP, independent public accountants for JP, of an opinion that the Acquisition will be accounted for as a pooling of interests for financial reporting purposes; (v) the absence, as of the closing date of the Acquisition (the "Closing Date"), of any event or circumstance that has or could have a material adverse effect on the financial condition, assets or prospects of Industries, Valley or "Z" Leasing; (vi) satisfaction by Industries of its obligations under its Incentive Compensation Plan and termination of the Plan; and (vii) purchase by Industries or Valley (or a wholly-owned subsidiary of either Industries or Valley) of the assets, properties and business of NBC. New NBC, a subsidiary of Valley, acquired NBC on June 14, 1996. See "INFORMATION CONCERNING INDUSTRIES, VALLEY AND "Z" LEASING--Recent Developments."


         The obligations of Industries and "Z" Leasing to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including execution of an agreement by JP granting to the Stockholders certain registration rights with respect to JP Common Shares.

         The Merger Agreement may be terminated upon the occurrence of certain events. See "THE ACQUISITION--The Merger Agreement--Termination."

EFFECTIVE TIME

         The Merger Agreement provides that unless otherwise agreed to by the parties, after all the conditions in the Merger Agreement have been satisfied or waived, the Merger will become effective at the Effective Time, which will be the later to occur of the date and time when the Certificate of Merger required under Delaware law is filed with the Delaware Secretary of State or the date and time when the Articles of Merger required under Nevada law are filed with the Nevada Secretary of State. Such filings will be made simultaneously with the closing of the Acquisition, which JP, Industries and "Z" Leasing anticipate will occur on the day of the Special Meeting. See "THE ACQUISITION -- Closing; Effective Date."

         The "Z" Leasing Contract provides that the "Z" Leasing Transaction will be consummated at or about the Effective Time.

TERMINATION FEE

         If the Acquisition is not consummated because of Industries' or "Z" Leasing's receipt and acceptance of a third-party offer to acquire any of Industries, "Z" Leasing or NBC, then Industries, Valley and "Z" Leasing will be required to pay a $2 million fee to JP. See "THE ACQUISITION -- The Merger Agreement -- Termination."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

         It is anticipated that the Merger will constitute a reorganization within the meanings of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. In contrast, the "Z" Leasing Transaction will constitute a taxable sale of assets by "Z" Leasing. See "THE ACQUISITION
- -- Certain Federal Income Tax Consequences" for a discussion of certain federal income tax consequences of the Merger and the "Z" Leasing Transaction.

REGULATORY MATTERS


         Pursuant to the HSR Act, and the rules promulgated thereunder, JP, Industries and "Z" Leasing each provided the required notifications with respect to the Acquisition to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on June 25, 1996. The Federal Trade Commission granted the parties' request for early termination of the 30-day waiting period under the HSR Act effective on July 8, 1996.


ACCOUNTING TREATMENT


         JP, Industries and "Z" Leasing believe that the Acquisition will qualify as a pooling of interests for financial reporting purposes. It is a condition to JP's obligation to consummate the Acquisition that JP receive an opinion from KPMG Peat Marwick LLP, independent public accountants for Industries, Valley and "Z" Leasing, that it is not aware of any circumstance related to such entities that would prevent the Acquisition from being accounted for as a pooling of interests for financial reporting purposes, and an opinion from Price Waterhouse LLP, independent public accountants for JP, that the Acquisition will be accounted for as a pooling of interests for financial reporting purposes. See "THE ACQUISITION -- The Merger Agreement -- Conditions to the Merger" and "-- Accounting Treatment."


DISSENTERS' RIGHTS


         Under applicable Nevada law, the Stockholders have the right to receive a cash payment for their Industries Common Stock instead of receiving JP Common Shares. See "THE ACQUISITION -- Dissenters' Rights." SUCH A PAYMENT, HOWEVER, WOULD CAUSE THE ACQUISITION TO BE DISQUALIFIED FROM BEING TREATED AS A POOLING OF INTERESTS FOR FINANCIAL REPORTING PURPOSES, WHICH, IN TURN, WOULD CAUSE ONE OF THE CONDITIONS TO JP'S OBLIGATION TO CONSUMMATE THE ACQUISITION TO BE UNSATISFIED. See "THE ACQUISITION -- The Merger Agreement
- -- Conditions to the Merger Agreement" and "-- Accounting Treatment."


COMPARISON OF RIGHTS OF THE STOCKHOLDERS OF INDUSTRIES WITH THE RIGHTS OF THE STOCKHOLDERS OF JP UNDER APPLICABLE LAWS


         The rights of the Stockholders currently are governed by applicable Nevada law, including the Nevada General Corporation Law (the "Nevada Law"), and by the Articles of Incorporation of Industries, as amended (the "Industries Articles") and the Industries By-Laws, as amended (the "Industries By-Laws"). Upon consummation of the Merger, the Stockholders will become stockholders of JP, a Delaware corporation, and their rights as stockholders of JP will be governed by applicable Delaware law, including the General Corporation Law of the State of Delaware (the "Delaware Law"), and by the Restated Certificate of Incorporation of JP (the "JP Certificate") and the Amended and Restated By-Laws of JP (the "JP By-Laws").


         There are numerous important differences between the rights of the Stockholders under the Nevada Law, the Industries Articles and the Industries By-Laws, and the rights of stockholders of JP under the Delaware Law, the JP Certificate and the JP By-Laws. See "DESCRIPTION

OF JP CAPITAL STOCK" and "COMPARISON OF RIGHTS OF STOCKHOLDERS OF INDUSTRIES AND STOCKHOLDERS OF JP."

RIGHTS OF THE PARTNERS OF "Z" LEASING FOLLOWING CONSUMMATION OF THE "Z" LEASING TRANSACTION

         "Z" Leasing may, depending upon a decision of the Partners and applicable pooling rules, continue in existence following the exchange of all its assets and liabilities for JP Common Shares in the "Z" Leasing Transaction. Following consummation of the "Z" Leasing Transaction, the rights of the Partners as general partners of a Nevada general partnership will continue to be governed by the Partnership Act and the Partnership Agreement.

                  SELECTED UNAUDITED HISTORICAL AND UNAUDITED
                            PRO FORMA FINANCIAL DATA

         The following tables present selected unaudited historical financial data of JP and the Combined Valley Group and selected unaudited pro forma combined financial data after giving effect to the Acquisition under the pooling of interests method of accounting. The selected unaudited historical financial data of JP and the Combined Valley Group as of the end of and for each of the last five fiscal years of each such company have been derived from annual financial statements including the last three fiscal years' audited financial statements of each such company which are incorporated by reference or included herein. Interim selected unaudited historical financial data have been derived from unaudited financial statements and, in the opinion of the management of JP and the Combined Valley Group, respectively, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for such interim period.


         The selected unaudited pro forma financial data have been derived from or prepared consistently with the unaudited pro forma condensed combined financial statements included herein. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Acquisition, the Arrow Acquisition and the Offering. For information on the Arrow Acquisition and the Offering, see "INFORMATION CONCERNING JP--Recent Developments." The following selected financial data should be read in conjunction with such historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "JP FOODSERVICE, INC. AND COMBINED VALLEY GROUP UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" and "JP FOODSERVICE, INC., COMBINED VALLEY GROUP AND ARROW UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

                 SELECTED UNAUDITED HISTORICAL FINANCIAL DATA
                             JP FOODSERVICE, INC.
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             FISCAL YEAR ENDED(1)
                               ----------------------------------------------------------------------------------
                               June 29, 1991     June 27, 1992   July 3, 1993     July 2, 1994    July 1, 1995(2)
                               -------------     -------------   ------------     ------------    ---------------
 STATEMENT OF OPERATIONS
 AND PER SHARE DATA:

 Net sales  . . . . . . . . .   $  951,912       $1,014,679       $1,025,854      $1,029,000       $ 1,108,253

 Income from operations . . .       25,601           23,886           26,579          29,537            32,951

 Net income (loss). . . . . .       (9,056)          (9,307)          (7,596)         (1,815)            1,980
 Preference dividends . . . .        1,788            2,081            2,427             504                40

 Net income (loss)
   applicable to common
   stockholders . . . . . . .      (10,844)         (11,388)         (10,023)         (2,319)            1,940

 Net income (loss) per
   common share . . . . . . .   $    (2.73)      $    (2.86)      $    (2.55)     $    (0.59)      $      0.17

 Weighted average number of
   shares of common stock
   outstanding. . . . . . . .    3,975,851        3,981,940        3,932,748       3,932,748        11,122,343


 BALANCE SHEET DATA:

 Total assets . . . . . . . .   $  323,183       $  334,982       $  343,285      $  350,089       $   373,038

 Long-term debt, excluding
   current maturities . . . .      280,037          298,243          309,998         264,260           146,557

 Mandatorily redeemable
   stock        . . . . . . .           --               --               --           2,388                --


                                 NINE MONTHS ENDED(2)(3)
                              -------------------------------
                              April 1, 1995    March 30, 1996
                              -------------    --------------
 STATEMENT OF OPERATIONS
   AND PER SHARE DATA:

 Net sales  . . . . . . . . .    $  810,804       $   908,905

 Income from operations . . .        22,083            25,596

 Net income (loss). . . . . .        (2,393)            8,069

 Preference dividends . . . .            40                --

 Net income (loss)
   applicable to common
   stockholders . . . . . . .        (2,433)            8,069

 Net income (loss) per
   common share . . . . . . .    $    (0.25)      $      0.51

 Weighted average number of
   shares of common stock
   outstanding  . . . . . . .     9,599,520        15,944,455


 BALANCE SHEET DATA:

 Total assets . . . . . . . .    $  360,528       $   411,041

 Long-term debt, excluding
   current maturities . . . .       148,520           160,467

 Mandatorily redeemable
   stock    . . . . . . . . .            --                --

(1) JP reports its annual financial results on a 52/53-week financial year ending on the Saturday closest to June 30.


(2) During the second quarter of fiscal 1995, JP completed a recapitalization plan which included an extraordinary charge related to the early extinguishment of debt for $4.6 million (after-tax) or $0.42 per share for the fiscal year ended July 1, 1995 and $0.48 per share for the nine months ended April 1, 1995.



(3) During the third quarter of fiscal 1996, JP wrote off costs of approximately $1.5 million incurred in connection with the termination of discussions of a proposed business combination. The after-tax impact of this nonrecurring charge was $0.9 million or $0.06 per share.

                 SELECTED UNAUDITED HISTORICAL FINANCIAL DATA
                            COMBINED VALLEY GROUP
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      FISCAL YEAR ENDED                                 NINE MONTHS ENDED(1)
                          ------------------------------------------------------------------------  -----------------------------
                          Jan. 31, 1992  Jan. 31, 1993  Jan. 31, 1994  Jan. 31, 1995 Jan. 31, 1996  Mar. 31, 1995   Mar. 31, 1996
                          -------------  -------------  -------------  ------------- -------------  -------------   -------------
 STATEMENT OF
    OPERATIONS DATA:
 Net sales  . . . . . . .    $54,686        $71,075        $84,496       $105,406     $ 121,504         $82,603        $94,647

 Income from operations .      2,040          2,034          2,503          2,830         3,679           2,102          3,041

 Net income . . . . . . .        483            185            900          1,525         1,824           1,037          1,578

 Net income per common
 share    . . . . . . . .       0.06           0.02           0.11           0.15          0.18            0.10           0.16

 BALANCE SHEET DATA:

 Total assets   . . . . .    $17,981        $18,318        $20,854       $ 24,207     $  27,176         $26,280        $27,568

 Long-term debt,
 excluding current
 maturities . . . . . . .     11,649         12,187         11,004         10,241         9,583          10,566          9,610


(1) The unaudited historical data for the nine months ended March 31, 1995 and 1996 include seven months (July 1995 through January 1996) which are also included in the statements of operations for the fiscal years ended January 31, 1995 and 1996. Results of operations for the seven months ended January 31, 1995 and 1996 consist of net sales of $66,595 and $73,063 and net income of $836 and $1,102, respectively.

             SELECTED UNAUDITED COMBINED PRO FORMA FINANCIAL DATA
                JP FOODSERVICE, INC. AND COMBINED VALLEY GROUP
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       FISCAL YEAR ENDED (1)
                          ---------------------------------------------------------------------------------------------
                          June 29, 1991  June 27, 1992    July 3, 1993     July 2, 1994    July 1, 1995    July 1, 1995(2)
                          -------------  -------------    ------------     ------------    ------------    ------------
 STATEMENT OF OPERATIONS
 DATA:

 Net sales  . . . . . .   $1,006,598     $1,085,754       $1,110,350        $1,134,406     $1,229,757      $1,304,347

 Income from operations       27,641         25,920           29,082            32,367         36,630          39,374

 Net income (loss)
 applicable to common
 stockholders . . . . .      (10,361)       (11,203)          (9,189)           (1,037)         3,530           6,238

 Net income per common
 share    . . . . . . .   $    (2.32)    $    (2.50)      $    (2.08)       $    (0.23)    $     0.28      $     0.40

 BALANCE SHEET DATA:

 Total assets . . . . .      341,164        353,300          364,073           374,053        400,214             N/A(3)

 Long-term debt,
 excluding current
 maturities . . . . . .      291,686        310,430          321,002           274,501        156,140             N/A(3)

 Mandatorily redeemable
 stock    . . . . . . .           --             --               --             2,388             --             N/A(3)

                                NINE MONTHS ENDED(1)
                           --------------------------------------------
                           April 1, 1995   Mar. 30, 1996  Mar. 30, 1996(2)
                           -------------   -------------  -------------
 STATEMENT OF OPERATIONS
 DATA:

 Net sales  . . . . . .      $893,407      $1,003,552     $1,063,745

 Income from operations        24,185          28,637         30,095

 Net income (loss)
 applicable to common
 stockholders . . . . .        (1,468)          9,451         11,116

 Net income per common
 share  . . . . . . . .      $  (0.14)     $     0.53     $     0.53

 BALANCE SHEET DATA:

 Total assets . . . . .       386,532         438,608        492,758

 Long-term debt,
 excluding current
 maturities   . . . . .       159,086         170,076        159,813

 Mandatorily redeemable
 stock    . . . . . . .            --              --             --



(1) The Combined Valley Group has a January 31 year-end and, accordingly, the Combined Valley Group's financial information as of and for the years ended January 31, 1994, 1995 and 1996 have been combined with JP's financial information as of and for the years ended July 3, 1994, July 2, 1995 and July 1, 1996, respectively. The unaudited pro forma combined financial information as of and for the nine months ended April 1, 1995 and March 30, 1996 include seven months (July 1995 through January 1996) which are also included in the unaudited historical statements of operations of the Combined Valley Group for the fiscal years ended January 31, 1995 and 1996 consist of net sales of $66,595 and $73,063 and net income of $874 and $1,114 respectively.



(2) Assumes (i) consummation of the Acquisition and the Arrow Acquisition and (ii) the receipt and application of the estimated net proceeds of the Offering, each as of the first day of each period indicated. See "JP FOODSERVICE, INC., COMBINED VALLEY GROUP AND ARROW UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."



(3) Balance sheet data reflecting the Arrow Acquisition and the Offering are only applicable as of March 30, 1996 (most recent balance sheet date).




                                  - xviii -

                      COMPARATIVE PER SHARE MARKET DATA

     The JP Common Shares began trading on the Nasdaq National
Market under the symbol "JPFS" in November 1994.



                                                                                  JP Common Shares
                                Date                                              (historical) (1)
                                ----                                              ----------------
    May 16, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $22.00
    July 29, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $23.00



    (1) The chart reflects the closing sale price of the JP Common Shares on May 16, 1996, the trading day immediately prior to the public announcement of the Acquisition, and on July 29, 1996, the latest practicable date.


         There is no established public trading market for Industries Common Stock or for "Z" Leasing partnership interests. At February 1, 1994, the stockholders of Industries were the current six Stockholders and "Z" Leasing. Effective February 1, 1995, in connection with a restructuring, "Z" Leasing distributed all of its shares of Industries Common Stock to the other Stockholders. Since February 1, 1995, there have been no transactions involving Industries Common Stock, and the identity of the Stockholders and the amounts of Industries Common Stock owned by them since February 1, 1995 are as set forth under "OWNERSHIP OF INDUSTRIES COMMON STOCK AND OF "Z" LEASING." Since its formation, there have been no transactions involving "Z" Leasing partnership interests.


                      UNAUDITED COMPARATIVE PER SHARE DATA


         The following table sets forth, for the periods indicated, the following information: (i) the historical net income (loss) per common share and the historical book value per share data of the JP Common Shares, (ii) the historical net income per common share and the historical book value per share data of the Combined Valley Group common stock (assuming for the purposes hereof that the Combined Valley Group constituted a single corporate entity), (iii) the pro forma net income (loss) per share of the JP Common Shares and the pro forma book value per JP Common Share after giving effect to the Acquisition on a pooling of interests basis, and (iv) the pro forma net income (loss) per share of common stock and the unaudited book value per share, assuming solely for the purpose of this calculation an exchange ratio of 20/100th's of a JP Common Share for each share of the Combined Valley Group common stock (assuming for the purposes hereof that the Combined Valley Group constituted a single corporate entity). The information presented in the table should be read in conjunction with the separate historical consolidated financial statements of JP and the Combined Valley Group, the unaudited pro forma condensed financial statements of JP and the Combined Valley Group, and the unaudited interim condensed combined financial statements of JP and the Combined Valley Group and the accompanying notes thereto incorporated herein by reference or included elsewhere in this Information Statement/Prospectus.

                                                                                                         PRO FORMA
                                                                                          PRO FORMA      EQUIVALENT
                                                                            HISTORICAL      JP AND        FOR ONE
                                                                             COMBINED      COMBINED       COMBINED
                                                            HISTORICAL        VALLEY        VALLEY      VALLEY GROUP
                                                               JP             GROUP         GROUP          SHARE
                                                            ----------      ----------    ---------     ------------
NET INCOME (LOSS) PER SHARE(1):
          Nine months ending March 30, 1996 . . . . . . .     $ 0.51           $0.16       $ 0.53         $ 0.11
          Fiscal year ended July 1, 1995  . . . . . . . .       0.17            0.18         0.28           0.06
          Fiscal year ended July 2, 1994  . . . . . . . .      (0.59)           0.15        (0.23)         (0.05)
          Fiscal year ended July 3, 1993  . . . . . . . .      (2.55)           0.11        (2.07)         (0.41)

CASH DIVIDENDS DECLARED PER SHARE(1):
          Nine months ending March 30, 1996 . . . . . . .     $ 0.00           $0.04       $ 0.02         $ 0.00
          Fiscal year ended July 1, 1995  . . . . . . . .       0.00            0.05         0.04           0.01
          Fiscal year ended July 2, 1994  . . . . . . . .       0.00            0.04         0.08           0.02
          Fiscal year ended July 3, 1993  . . . . . . . .       0.00            0.01         0.02           0.00

BOOK VALUE PER SHARE(1):
          Nine months ending March 30, 1996 . . . . . . .     $ 7.07           $0.27       $ 6.43         $ 1.29
          Fiscal year ended July 1, 1995  . . . . . . . .       6.49            0.23         5.90           1.18


 ------------------

 (1) Per share amounts have been calculated based (i) on the number of shares of Industries Common Stock outstanding as of the date of this Information Statement/Prospectus and (ii) on the assumption that the Combined Valley Group constituted a single corporate entity. As set forth under "OWNERSHIP OF INDUSTRIES COMMON STOCK AND OF "Z" LEASING," the Stockholders have identical beneficial ownership interests in each of Industries and "Z" Leasing.

 INFORMATION STATEMENT                         PROSPECTUS


VALLEY INDUSTRIES, INC.                   JP FOODSERVICE, INC.
          AND
      "Z" LEASING CO.


  300 W. BONANZA ROAD                  9830 PATUXENT WOODS DRIVE
LAS VEGAS, NEVADA  89106               COLUMBIA, MARYLAND  21046

         This Information Statement/Prospectus (the "Information Statement/Prospectus") is provided to the stockholders (the "Stockholders") of Valley Industries, Inc., a Nevada corporation ("Industries"), and the partners (the "Partners") of "Z" Leasing Co., a Nevada general partnership ("'Z' Leasing") affiliated with Industries, in connection with the special meeting of the Stockholders and the Partners (the "Special Meeting") and any adjournments or postponements thereof. The Special Meeting will be held on the date, at the time and in the location, and will be held to consider the matters, set forth under "THE SPECIAL MEETING." The Board of Directors of Industries (the "Industries Board") is soliciting consents of the Stockholders for use at the Special Meeting and R. Phillip Zobrist, a Partner of "Z" Leasing, is soliciting consents of the Partners for use at the Special Meeting. A form of proxy is being provided to the Stockholders and a form of consent is being provided to the Partners with this Information Statement/Prospectus. Information with respect to the execution and the revocation of proxies and the execution and revocation of consents is provided under "THE SPECIAL MEETING."

         This Information Statement/Prospectus also serves as the prospectus of JP Foodservice, Inc., a Delaware corporation ("JP"), under the Securities Act of 1933, as amended (the "Securities Act"), for the issuance of the shares of common stock, par value $.01 per share, of JP (the "JP Common Shares") in connection with the Acquisition as described herein.

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING


         JP, JP Foodservice Distributors, Inc., a Delaware corporation ("JPF Distributors") and wholly-owned subsidiary of JP, Industries, E & H Distributing Co., Inc., a Nevada corporation doing business as Valley Food Distributors of Nevada ("Valley") and a wholly-owned subsidiary of Industries, and Lloyd K. Benson, Duane H. Zobrist, E. Mark Zobrist, Gerry R. Zobrist, R. Phillip Zobrist and Richard D. Zobrist, who constitute all of the Stockholders, have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 17, 1996, which relates to the proposed merger (the "Merger") of Industries with and into JPF Distributors. JP and "Z" Leasing have entered into a purchase and sale contract (the " 'Z' Leasing Contract"), dated as of May 17, 1996, pursuant to which JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing (the " 'Z' Leasing Transaction"). Substantially all of "Z" Leasing's assets are used in Valley's food service distribution business. At the Special Meeting, the Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and the Partners will be asked to consider and vote upon a proposal to approve the "Z" Leasing Contract and the "Z" Leasing Transaction. The Merger and the "Z" Leasing Transaction are collectively referred to herein as the "Acquisition."



         The consideration (net of JP's assumption of indebtedness) to be paid by JP in connection with the Acquisition (the "Acquisition Purchase Price") is approximately $42.5 million, subject to adjustment for actual acquisition fees as described below, and will be payable in JP Common Shares valued at $21.01 per share (the "Merger Share Price"). The Merger Share Price represents the price of a JP Common Share rounded to the nearest cent calculated as the average of the closing bid and ask prices for the JP Common Shares as reported on the Nasdaq National Market for the 20 trading days immediately preceding May 17, 1996. Pursuant to the Merger Agreement, $32.2 million of the Acquisition Purchase Price is allocated to the Merger (the "Merger Consideration") and $10.3 million of the Acquisition Purchase Price is allocated to the "Z" Leasing Transaction (the "'Z' Leasing Consideration").




         As a result of the Merger, Industries will merge with and into JPF Distributors and JPF Distributors will be the surviving corporation. As consideration for the Merger, each outstanding share of common stock, par value $.001 per share, of Industries (the "Industries Common Stock") will be converted to the right to receive that number of shares of common stock, par value $.01 per share of JP (the "JP Common Shares") determined by dividing (x) the Merger Consideration, subject to adjustment for actual acquisition fees as specified below, by (y) the Merger Share Price, and dividing that number by the number of shares of Industries Common Stock outstanding at the Effective Time.



         As a result of the "Z" Leasing Transaction, JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing. "Z" Leasing will receive the "Z" Leasing Consideration, subject to adjustment for actual acquisition fees as described below, payable in JP Common Shares valued at the Merger Share Price.




         The Acquisition Purchase Price was determined based in part upon the amount of indebtedness, including projected acquisition fees of approximately $4.1 million (the "Projected Acquisition Fees"), of Industries and "Z" Leasing (the "Combined Valley Group"), that JP expected, as of the date of the Merger Agreement, to assume upon consummation of the Acquisition. The Projected Acquisition Fees consist of projected real estate closing costs, investment banking fees, attorneys' fees, accounting fees and other transaction costs that will be incurred by the Combined Valley Group in connection with the Acquisition. At the closing of the Acquisition, Industries and Valley will certify to JP the actual acquisition fees that were incurred by the Combined Valley Group in connection with the Acquisition (the "Actual Acquisition Fees"). Because JP will assume indebtedness of the Combined Valley Group in connection with the Acquisition, and such indebtedness will include the Actual Acquisition Fees, to the extent that the Actual Acquisition Fees exceed the Projected Acquisition Fees, the amount of indebtedness to be assumed by JP will increase and the number of JP Common Shares issuable to the Stockholders and the Partners will decrease by an amount equal to the amount of such excess based on the Merger Share Price. To the extent that the Actual Acquisition Fees are less than the Projected Acquisition Fees, the amount of indebtedness to be assumed by JP will decrease and the number of JP Common Shares issuable to the Stockholders and the Partners will increase by an amount equal to the amount of such difference divided by the Merger Share Price. Accordingly, any adjustment to the Acquisition Purchase Price as a result of a difference between the Actual Acquisition Fees and the Projected Acquisition Fees therefore will change the form, but not the amount, of the overall consideration (including assumption of indebtedness by JP) to be received by the Combined Valley Group.




         Each JP Common Share issued in connection with the Acquisition will have attached one preferred share purchase right which will be initially represented by such JP Common Share. See "DESCRIPTION OF JP CAPITAL STOCK -- Preferred Stock."


         THE INDUSTRIES BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. SEE "THE ACQUISITION -- RECOMMENDATION OF THE INDUSTRIES BOARD OF DIRECTORS; INDUSTRIES' REASONS FOR THE MERGER." NO RECOMMENDATION WITH RESPECT TO THE "Z" LEASING TRANSACTION IS BEING MADE.

DATE, TIME AND PLACE; RECORD DATE

         The Special Meeting is scheduled to be held at 10:00 a.m., local time, on ________, 1996 at the offices of Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101. The Industries Board has fixed the close of business on ________, 1996 as the record date (the "Record Date") for the determination of holders of Industries Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were six Stockholders each holding 16.67% of the 9,999,996 shares of Industries Common Stock issued and outstanding. On the Record Date, there were six Partners each holding a 16.67% partnership interest in "Z" Leasing.

VOTING RIGHTS

         The affirmative vote of the holders of at least a majority of the outstanding shares of Industries Common Stock is required under the Nevada General Corporation law (the "Nevada

Law") and the Articles of Incorporation of Industries, as amended (the "Industries Articles"), to approve and adopt the Merger Agreement and the Merger. Holders of record of Industries Common Stock on the Record Date are entitled to one vote per share on the proposal to be presented to the Stockholders at the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Industries Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum of Stockholders at the Special Meeting.

         If a Stockholder attends the Special Meeting, he may vote by ballot.
A Stockholder unable to attend the Special Meeting may vote by proxy on the proposal to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a Stockholder does not return a signed proxy card, his shares will not be voted and, thus, will have the effect of a vote against the Merger Agreement and the Merger. Each Stockholder is urged to mark the box on the proxy card to indicate how his shares are to be voted. If a Stockholder returns a signed proxy card but does not indicate how his shares are to be voted, the shares represented by the proxy card will be voted "FOR" approval and adoption of the Merger Agreement and the Merger. If a Stockholder returns a signed proxy card but marks the box indicating an abstention, his shares will be considered present at the Special Meeting, but because the shares have not been voted "FOR" approval of the Merger Agreement and the Merger, the abstention will have the effect of a vote against the proposal. The proxy card also confers discretionary authority on the individuals appointed by the Industries Board and named on the proxy card to vote Industries Common Stock represented thereby on any other matter that is properly presented for action at the Special Meeting.

         Any Stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of Industries at 300 W. Bonanza Road, Las Vegas, Nevada 89106, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

         The affirmative vote of Partners holding a majority interest in the profits of "Z" Leasing is required to approve and adopt the "Z" Leasing Contract and the "Z" Leasing Transaction. If the vote of the Partners, either in person or by consent, is not unanimous, written notice that the requisite approval of the "Z" Leasing Transaction has been obtained must be sent by registered or certified mail to all of the Partners at least 15 days before the Effective Time.

         Any Partner who executes and returns a consent may revoke such consent at any time prior to the vote at the Special Meeting relating to the "Z" Leasing Contract and the "Z" Leasing Transaction by (i) executing a subsequent consent or (ii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a consent.

            OWNERSHIP OF INDUSTRIES COMMON STOCK AND OF "Z" LEASING

         There are nine directors on the Industries Board. All of the Stockholders of Industries and the Partners of "Z" Leasing are members of the Industries Board. The remaining three members of the Industries Board do not own Industries Common Stock or "Z" Leasing partnership interests. Accordingly, as of the Record Date, six of the nine members of the Industries Board owned, in the aggregate, all of the Industries Common Stock outstanding and entitled to vote at the Special Meeting and all of the "Z" Leasing partnership interests entitled to vote at the Special Meeting.

         The following table sets forth the beneficial ownership of Industries Common Stock and partnership interests of "Z" Leasing as of the Record Date.


                                                                                                PERCENT OF
                                                                          PERCENT OF           "Z" LEASING
                                               NUMBER OF SHARES          INDUSTRIES            PARTNERSHIP
 NAME OF BENEFICIAL OWNER (1)                 BENEFICIALLY OWNED       COMMON STOCK (2)         INTERESTS (2)
 ------------------------                     ------------------       ------------            -----------
 Lloyd K. Benson..........................        1,666,666                 16.67%                16.67%
 Duane H. Zobrist.........................        1,666,666                 16.67%                16.67%
 E. Mark Zobrist..........................        1,666,666                 16.67%                16.67%
 Gerry R. Zobrist.........................        1,666,666                 16.67%                16.67%
 R. Phillip Zobrist(3)....................        1,666,666                 16.67%                16.67%
 Richard D. Zobrist.......................        1,666,666                 16.67%                16.67%


 ----------------------
 (1)        Each beneficial owner is a member of the Industries Board.

 (2)        Does not total 100.00% due to rounding.

 (3) R. Phillip Zobrist serves as President and Chief Executive Officer of Industries and Valley.

                                THE ACQUISITION

         The following is a brief summary of certain aspects of the Acquisition. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the "Z" Leasing Contract, which are attached to this Information Statement/Prospectus as Exhibits A and B, respectively, and are incorporated herein by reference.

GENERAL DESCRIPTION OF THE ACQUISITION

         At the Effective Time, Industries will be merged with and into JPF Distributors, Industries will cease to exist as a separate corporation and JPF Distributors will be the surviving corporation. Following the Merger, Valley will be operated as a subsidiary of JPF Distributors. In the Merger, each share of Industries Common Stock then outstanding will be converted into that number of JP Common Shares determined by dividing the excess of the Acquisition Purchase Price over the "Z" Leasing Consideration by the Merger Share Price, and dividing such number by the number of shares of Industries Common Stock outstanding at the Effective Time. Concurrently with the consummation of the Merger, JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing in consideration of the "Z" Leasing Consideration. The "Z" Leasing Consideration will be payable in JP Common Shares at the Merger Share Price. No fractional JP Common Shares will be issued in the Acquisition, and the Stockholders and the Partners will be entitled to a cash payment in lieu of fractional JP Common Shares as described under "-- No Fractional Shares."

         A description of the relative rights, privileges and preferences of the JP Common Shares, including certain differences between the rights of holders of JP Common Shares and Industries Common Stock and "Z" Leasing partnership interests, is set forth under "DESCRIPTION OF JP CAPITAL STOCK" and "COMPARISON OF RIGHTS OF STOCKHOLDERS OF INDUSTRIES AND STOCKHOLDERS OF JP."

BACKGROUND OF THE ACQUISITION


         The execution of the Merger Agreement and the "Z" Leasing Contract followed a series of contacts between representatives of JP and representatives of Industries and "Z" Leasing that extended from November 6, 1995 through May 17, 1996.



         On November 6, 1995, Jourdi deWerd, a Managing Director of Grief & Co., a financial advisory firm acting on behalf of the Combined Valley Group, contacted James Miller, Chairman of the Board of Directors, President and Chief Executive Officer of JP, regarding a potential acquisition by JP of an unidentified "West Coast" foodservice distributor. Mr. Miller indicated to Mr. deWerd that JP was not then in a position to consider such an acquisition, but invited Grief & Co. to contact JP again in early 1996 about the proposed transaction.


         On March 4, 1996, Mr. deWerd contacted JP regarding the acquisition opportunity. JP entered into a Confidentiality Agreement dated March 4, 1996 with Grief & Co. on behalf of Valley and on March 7, 1996 received a confidential information memorandum prepared by

Grief & Co. describing Valley. Included with the memorandum was a supplemental letter dated March 6, 1996 which described new contracts between Valley and two casinos, the pending NBC purchase and certain pro forma financial information.


         On March 11, 1996, Lewis Hay, III, Senior Vice President and Chief Financial Officer of JP, spoke with Mr. deWerd regarding information set forth in the confidential information memorandum.


         On March 15, 1996, Messrs. Miller and Hay met in Las Vegas with Mr. deWerd and four executive officers of Valley: R. Phillip Zobrist, President and Chief Executive Officer; Lloyd Neher, Chief Operating Officer; Bradley Shultis, President-Retail Sales; and Gregory Clow, Chief Financial Officer. The purpose of the meeting was to discuss Valley's business and business philosophy and to begin JP's business due diligence concerning Valley. In connection with the meeting, Messrs. Hay and Miller toured the Valley distribution center.


         Following the March 15, 1996 meeting, Mr. Hay provided Mr. deWerd with a list of due diligence questions. Mr. deWerd responded to the questions on March 22, March 25, April 2 and April 23, 1996. Between March 28, 1996 and April 16, 1996, representatives of Smith Barney Inc., an investment banking firm representing JP, met with representatives of Grief & Co. to discuss the terms of a potential transaction.


         The parties to the Merger Agreement and the "Z" Leasing Contract executed a letter of intent regarding the Acquisition on April 16, 1996.


         On April 24, 1996, representatives of JP and the Combined Valley Group conferred regarding matters relevant to the qualification of the Acquisition as a pooling of interests for financial reporting purposes.


         On April 25, 1996, Messrs. Miller and Hay and other representatives of JP presented a summary of the terms of the Acquisition to the Executive Committee of the Board of Directors of JP.

         Due diligence sessions involving senior management of the Combined Valley Group, JP and their respective counsel and independent public accountants were conducted in Las Vegas on April 30 and May 1, 1996.

         The Merger Agreement was negotiated by the parties on May 14, 15 and 16, 1996.


         On May 16, 1996, the Executive Committee of the Board of Directors of JP reviewed the proposed Merger Agreement and recommended that it be submitted to the full Board of Directors of JP for its approval. Also on May 16, 1996, the Industries Board and the Partners of "Z" Leasing approved the Acquisition and execution of the Merger Agreement.


         On May 17, 1996, the Boards of Directors of JP and JPF Distributors approved the Acquisition and execution of the Merger Agreement.

         On May 17, 1996, the parties to the Merger Agreement executed the Merger Agreement and JP issued a press release with respect to the Acquisition and execution of the Merger Agreement.

RECOMMENDATION OF THE INDUSTRIES BOARD OF DIRECTORS; INDUSTRIES' REASONS FOR THE ACQUISITION

         The Industries Board believes that Industries and the Stockholders will achieve three benefits from the consummation of the Merger. First, through the Merger, Industries will obtain access to JP's financial strength and business resources, including its line of signature brands and chain accounts and vendor relationships, all of which should help Valley's efforts to expand its sales and customer base in the Las Vegas market. Second, the Merger will give the Stockholders greater liquidity in their investment. Third, by investing in a foodservice enterprise conducting business over a wider geographical area, the Stockholders will be less exposed to the risk of downturns in the Las Vegas economy.

         THE INDUSTRIES BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER.

"Z" LEASING'S REASONS FOR THE ACQUISITION

         "Z" Leasing executed the "Z" Leasing Contract because its principal business activity is leasing to Valley its distribution facility, and because the Partners are also the Stockholders of Industries, the sole stockholder of Valley.

         The rights of the Partners with respect to their interests in "Z" Leasing are governed by applicable Nevada law, including the Nevada Uniform Partnership Act (the "Partnership Act") and by the "Z" Leasing partnership agreement among the Partners (the "Partnership Agreement"). Neither the Partnership Act nor the Partnership Agreement requires that any action by Partners with respect to "Z" Leasing be taken pursuant to the recommendation of a Partner. Accordingly, no recommendation with respect to the "Z" Leasing Transaction is being made to the Partners in this Information Statement/Prospectus.

JP'S REASONS FOR THE ACQUISITION

         JP is entering into the Acquisition as part of its business strategy to supplement internal growth with a program of strategic acquisitions. JP believes that it can reduce the operating expenses and enhance the sales and profit margins of an acquired business by providing the acquired business with access to its information systems, centralized purchasing operations and broad product line and value-added services. Pursuant to this strategy, in the second quarter of fiscal 1996 JP acquired for approximately $6 million certain inventory, accounts receivable and customer lists of a Pennsylvania-based institutional foodservice business, and in the fourth quarter of fiscal 1995, JP acquired for approximately $2.9 million a Pittsburgh, Pennsylvania-based foodservice distribution company specializing in custom-cut meat products, frozen seafood and other complementary canned, dry and frozen food products.

         The Board of Directors of JP believes that the Acquisition is in the best interests of JP and JP's shareholders. Valley is the largest private foodservice distributor based in the Las Vegas, Nevada area, which JP believes to be one of the fastest growing foodservice markets in the country. JP further believes that the Acquisition will establish the basis for JP's future growth in the western region of the United States.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION; EMPLOYMENT AGREEMENTS

         In considering the Acquisition, the Stockholders and the Partners should be aware that certain members of Industries' management, the Industries Board and a Partner of "Z" Leasing have certain interests in the Acquisition that are in addition to the interests of Stockholders and Partners generally. The Industries Board and "Z" Leasing were aware of these interests and considered them in evaluating whether to approve the Acquisition and, in the case of the Industries Board, to recommend to the Stockholders approval of the Merger Agreement and the Merger.


         Duane H. Zobrist, a Stockholder, member of the Industries Board and a Partner, is a partner in the law firm of Carlsmith Ball Wichman Case & Ichiki, counsel to Industries, Valley and "Z" Leasing. See "LEGAL MATTERS."


         The current executive officers of Industries or Valley are parties to employment agreements with either Industries or Valley, each of which is expected to be terminated at the Effective Time. Effective at the Effective Time, Valley, which will be operated as a subsidiary of JPF Distributors following the Merger, will enter into employment agreements (collectively, the "Employment Agreements") with R. Phillip Zobrist, the President and Chief Executive Officer of Industries, and with six other individuals, each of whom is currently an executive officer of Valley (the "Executives"). The execution and delivery of the Employment Agreements are a condition to the obligations of JP and JPF Distributors to consummate the Acquisition. The Employment Agreement with Mr. Zobrist is intended to be comparable to his existing compensation arrangement with Industries and to other employees of JPF Distributors in a similar position. The six other Employment Agreements are intended to provide compensation arrangements similar to such Executives' current arrangements with Valley or Industries.


         Term and Compensation. Each of the Employment Agreements provides that during the term of the Agreement, the Executive will receive an annual salary and be permitted to participate in (i) the annual bonus program available to other officers of Valley and of JPF Distributors, based upon the actual performance of Valley, (ii) any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits (including the JP 1994 Stock Incentive Plan) that may be available to other executives of Valley and JP of comparable position and responsibility, to the extent the Executive is eligible under the terms of such plans or programs, and
(iii) an automobile allowance and reimbursement for automobile oil and gasoline expenses. Mr. Zobrist's annual salary will be $131,000, and his Employment Agreement is for a term of three years. The six other Employment Agreements provide for salaries comparable to each Executive's salary with Valley and are for three year terms.


         Termination. The Employment Agreements terminate on the date of the Executive's death or by Valley on not less than 30 days written notice to the Executive if the Executive is unable to perform substantially and continuously the duties assigned to him for a period in excess of six consecutive months or non-consecutive months out of any consecutive 12-month period. The Employment Agreements also may be terminated by Valley for "cause" at any time within 30 days of the occurrence of an event which constitutes "cause." "Cause" is defined in the Employment Agreements to mean (i) conviction of the Executive of a felony or any crime involving Valley (other than pursuant to actions taken at the direction or with the approval of Valley's board of directors) or (ii) a determination by the Valley board of directors that the Executive engaged in (A) willful and repeated failure to perform his duties under the Employment Agreement or gross neglect with respect thereto, in each case at least 30 days after notice to the Executive of the offending conduct and failure of the Executive to cure such conduct, if curable, (B) fraud, (C) misappropriation, (D) embezzlement in the performance of his duties under the Employment Agreement, or (E) acts evidencing moral turpitude of such level as substantially to interfere with the Executive's ability to perform his duties under the Employment Agreement. The Employment Agreements may be terminated by the Executive with or without cause on the part of Valley, which is defined in the Employment Agreement as a material breach by Valley of any material provision of the Employment Agreement, which, if curable remains uncured for 30 days following written notice of such breach to Valley from the Executive. If terminated by the Executive for cause, all compensation and benefits earned or accrued under the Employment Agreement up to the date of termination will continue for the balance of the term without deduction of compensation the Executive may receive from other sources.


         Covenants and Agreements. The Employment Agreements also contain covenants and agreements of the Executive, including that (i) during the term and for three years thereafter, the Executive will not compete, directly or indirectly, with Valley in any state where Valley or any of its affiliates is then conducting business, (ii) during the term and thereafter, the Executive shall keep secret and retain in strictest confidence confidential information relating to Valley, its business and its affiliates, and (iii) for three years following termination of the Employment Agreement, the Executive shall not, without the Valley's prior written consent, directly or indirectly (A) solicit or encourage any employee of Valley or its affiliates to leave such employment or hire any employee who has left the employment of Valley or its affiliates within one year of termination of such employee's employment with Valley or its affiliates, or (B) on behalf of the Executive or any entity, business or person other than Valley, contact, solicit or sell to any of the customers or prospective customers of Valley with which the Executive had contact while employed by Valley, with respect to any product or service which is competitive with any product or service sold by Valley or any of its affiliates or planned to be sold by Valley or any of its affiliates during the Executive's employment with Valley or during the one year period following his termination.

THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement/Prospectus as Exhibit A and is incorporated herein by reference.

         The Merger Agreement provides for the amount of JP Common Shares to be received by both Industries and "Z" Leasing in connection with the Merger and the "Z" Leasing Transaction, respectively. If, between May 17, 1996 and the Effective Time, the issued and outstanding JP Common Shares are changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) is declared with a record date within such period, the Merger Share Price and the number of JP Common Shares into which Industries Common Stock are to be converted in connection with the Merger will be correspondingly adjusted after negotiations conducted in good faith and promptly concluded among the parties to the Merger Agreement.


         The Stockholders are parties to the Merger Agreement for purposes of joining with Industries and Valley in making certain representations, warranties and covenants and assuming certain indemnification obligations as provided in the Merger Agreement.


         Acquisition Purchase Price. The Acquisition Purchase Price is approximately $42.5 million, subject to adjustment for actual acquisition fees as described below, and shall be payable in JP Common Shares valued at the Merger Share Price. The Acquisition Purchase Price was determined based in part upon the amount of indebtedness, including Projected Acquisition Fees of approximately $4.1 million of the Combined Valley Group, that JP expected, as of the date of the Merger Agreement, to assume upon consummation of the Acquisition. The Projected Acquisition Fees consist of projected real estate closing costs, investment banking fees, attorneys' fees, accounting fees and other transaction costs that will be incurred by the Combined Valley Group in connection with the Acquisition. At the closing of the Acquisition, Industries and Valley will certify to JP the Actual Acquisition Fees that were incurred by the Combined Valley Group in connection with the Acquisition. Because JP will assume indebtedness of the Combined Valley Group in connection with the Acquisition, and such indebtedness will include the Actual Acquisition Fees, to the extent that the Actual Acquisition Fees exceed the Projected Acquisition Fees, the amount of indebtedness to be assumed by JP will increase and the number of JP Common Shares issuable to the Stockholders and the Partners will decrease by an amount equal to the amount of such excess based on the Merger Share Price. To the extent that the Actual Acquisition Fees are less than the Projected Acquisition Fees, the amount of indebtedness to be assumed by JP will decrease and the number of JP Common Shares issuable to the Stockholders and the Partners will increase by an amount equal to the amount of such difference divided by the Merger Share Price. Accordingly, any adjustment to the Acquisition Purchase Price as a result of a difference between the Actual Acquisition Fees and the Projected Acquisition Fees therefore will change the form, but not the amount, of the overall consideration (including assumption of indebtedness by JP) to be received by the Combined Valley Group.

         Representations and Warranties. The Merger Agreement contains various representations and warranties relating to, among other things, the following:
(i) matters relating to the organization and corporate qualification of JP, JPF Distributors, Industries and Valley; (ii) the capital structure of JP, Industries and Valley; (iii) for each of JP, JPF Distributors, Industries and Valley, the authorization, execution, delivery and performance of the Merger Agreement and related matters; (iv) for each of JP, JPF Distributors, Industries and Valley, the absence of conflicts with such company's charter and by-laws and the absence of violations of any agreements or court or administrative orders which would have a material adverse effect on the business of such company, or as to which required consents or waivers have not been obtained prior to the closing date of the Acquisition (the "Closing Date"); (v) the accuracy of specified information to be provided by JP in the registration statement of which this Information Statement/Prospectus forms a part; (vi) the ownership of Industries Common Stock, Valley common stock and "Z" Leasing partnership interests; (vii) the title to assets of Industries, Valley and "Z" Leasing; (viii) the absence, since January 31, 1996, of certain events or changes relating to the business or financial condition of Industries or Valley; (ix) the absence of material undisclosed liabilities of Industries and Valley; (x) certain matters relating to property owned, leased or used by Industries, Valley and "Z" Leasing; (xi) certain matters relating to Industries', Valley's and "Z" Leasing's ownership of and right to use intellectual property; (xii) certain matters relating to material contracts of Industries, Valley and "Z" Leasing; (xiii) labor union membership of Industries or Valley employees and involvement of such employees in any union organizational activity; (xiv) compliance by Industries and Valley with the Employee Retirement Income Security Act of 1974 ("ERISA"); (xv) certain matters relating to litigation against Industries and Valley; (xvi) maintenance of insurance by Industries, Valley and "Z" Leasing; (xvii) compliance by Industries and Valley with applicable laws and the possession of necessary permits and licenses; (xviii) absence of any agreement not to compete to which Industries or Valley is subject or under which either company is a beneficiary; (xix) maintenance and disposition of assets by Industries and Valley; (xx) certain matters involving purchase orders, sales contracts and commitments of Industries and Valley relating to customers and suppliers of Industries and Valley; (xxi) compliance by Industries, Valley and "Z" Leasing with environmental laws and regulations; and (xxii) certain matters relating to the tax returns and tax liabilities of Industries and Valley.


         Certain Covenants. Pursuant to the Merger Agreement, Industries and Valley have agreed that, among other things, each such company will do the following during the period between May 17, 1996, the date of the Merger Agreement, and the Effective Time: (i) operate its business only in the normal course and consistent with past practice; (ii) use all reasonable efforts to preserve intact its business organization and goodwill; (iii) use all reasonable efforts to keep available the services of its key officers and employees; (iv) use all reasonable efforts to maintain its relationships with significant customers, suppliers and others having business dealings with it;
(v) not amend its articles of incorporation or by-laws; (vi) not issue, sell or redeem any of its securities; (vii) other than as specified, not declare any dividends with respect to Industries Common Stock or Valley common stock;
(viii) except for the acquisition of Baird's Bread Company, a Nevada corporation doing business as Nevada Baking Company ("NBC"), not make any acquisitions or dispositions; (ix) not incur any indebtedness other than in the ordinary course of business or guarantee any such indebtedness other than in connection with construction of a specified facility or the acquisition of NBC; (x) except for certain payments and bonuses, not grant compensation or bonuses other than as specified; (xi) not amend or enter into new benefit plans or employment agreements; and (xii) provide JP and JPF Distributors reasonable access to its properties, books, contracts and records.

         JP, JPF Distributors, Industries and Valley each have agreed (i) to cooperate in connection with filings, submissions and responses under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the "HSR Act"), and (ii) to refrain from taking any action that could result in the Acquisition not being accounted for as a pooling of interests for financial reporting purposes.


         JP has agreed that if the closing of the Acquisition occurs on or after August 31, 1996, it will cause to be filed with the Commission a Current Report on Form 8-K at the end of the first monthly accounting period which is at least 30 days after the Effective Time, and that the report will contain at least 30 days of combined post-Merger results of operations for JP, Industries, Valley and "Z" Leasing.



         Conditions to the Merger Agreement. The obligations of JP and JPF Distributors on the one hand and of Industries and Valley on the other hand to consummate the Merger are subject to a number of conditions, including among others, the following: (i) the truth and correctness of the other parties' representations and warranties; (ii) the performance by the other parties of all material agreements and covenants required by the Merger Agreement; (iii) the expiration or termination of all waiting periods under the HSR Act; (iv) the absence of an order enjoining or restraining the transactions contemplated by the Merger Agreement; (v) approval of the Merger Agreement and the Merger by the Stockholders; (vi) approval of the "Z" Leasing Contract and the "Z" Leasing Transaction by the Partners; (vii) the effectiveness of, and no stop order suspending the effectiveness of, the registration statement of which this Information Statement/Prospectus forms a part; (viii) approval of the JP Common Shares to be issued in connection with the Acquisition for listing on the Nasdaq National Market, subject to official notice of insuance; and (ix) satisfaction of certain conditions set forth in the "Z" Leasing Contract. JP, Industries and "Z" Leasing made the required filings under the HSR Act on June 25, 1996, and the Federal Trade Commission granted the parties' request for early termination of the 30-day waiting period under the HSR Act effective on July 8, 1996.



         In addition to the conditions set forth above, the obligations of JP and JPF Distributors to consummate the Merger are subject to certain other conditions, including the conditions that: (i) Industries and Valley deliver to JP and JPF Distributors any consents, waivers, approvals, permits, licenses or authorizations which if not obtained prior to the Effective Time would have a material adverse effect on the ability of JPF Distributors to conduct business as conducted by Industries and Valley at the Effective Time; (ii) the Executives execute the Employment Agreements; (iii) Valley use its best efforts to have members of the Valley sales force execute non-competition agreements; (iv) the Stockholders execute and deliver to JP certain representation letters; (v) KPMG Peat Marwick LLP, independent public accountants for Industries, Valley and "Z" Leasing, deliver to JP an opinion that it is not aware of any circumstance related to such entities that would prevent the Acquisition from being accounted for as a pooling of interests for financial reporting purposes and that Price Waterhouse LLP, independent public accountants for JP, deliver to JP an opinion that the Acquisition will be accounted for as a pooling of interests for financial reporting purposes; (vi) there not exist, as of the Closing Date, any event or circumstance that has or could have a material adverse effect on the financial condition, assets or prospects of Industries, Valley or "Z" Leasing; (vii) Industries shall have satisfied in full its obligations under its Incentive Compensation Plan and the Plan shall have been terminated as of the Closing Date; and (viii) Industries or Valley (or a subsidiary of either of them) shall have purchased the assets, properties and business of NBC. A subsidiary of Valley acquired NBC on June 1996.
See

"INFORMATION CONCERNING INDUSTRIES, VALLEY AND "Z" LEASING -- Recent Developments."

         In addition to the conditions set forth above, the obligation of Industries and Valley to consummate the Merger is subject to certain other conditions, including the execution and delivery of an agreement by JP granting to the Stockholders certain registration rights with respect to JP Common Shares. Under this agreement, the Stockholders would be entitled to require JP to register the sale of the Stockholders' JP Common Shares if JP proposes to register any JP Common Shares, subject to certain conditions.

         Termination. Subject to applicable Delaware and Nevada law, the Merger Agreement may be terminated and abandoned at any time prior to the date of the Effective Time, whether before or after approval by the Stockholders,
(i)  by mutual written consent of all of the parties to the Merger Agreement,
(ii) by Industries, Valley, JPF Distributors or JP if (A) any court of competent jurisdiction in the United States or any governmental body issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such ruling or other action is final and nonappealable, or (B) the Merger is not consummated by September 14, 1996, but such right to terminate will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Merger to occur on or before such date, (iii) by JPF Distributors or JP if (A) Industries, Valley or the Stockholders fail to perform in any material respects their respective obligations under the Merger Agreement, or "Z" Leasing or the Partners fail to perform in any material respect their obligations under the "Z" Leasing Contract or (B) any material representation or warranty of Industries, Valley, the Stockholders or "Z" Leasing contained in the Merger Agreement or the "Z" Leasing Contract is not true and correct on and as of the Effective Time, and any such failure shall not have been cured in a timely manner, or (iv) by Industries or Valley if (A) JP or JPF Distributors shall have failed to perform in any material respect its obligations under the Merger Agreement or the "Z" Leasing Contract or (B) any material representation or warranty of JP or JPF Distributors contained in the Merger Agreement or the "Z" Leasing Contract is not true and correct on and as of the Effective Time, and any such failure is not cured in a timely manner.

         The Merger Agreement provides that in the event the Merger Agreement is terminated and abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of the terminating party or its affiliates, directors, officers or stockholders, except that if a transaction is not consummated with JP because of Industries' or "Z" Leasing's receipt and acceptance of a third-party offer to acquire any of Industries, "Z" Leasing or NBC, Valley will pay JP a fee of $2 million. No provision in the Merger Agreement regarding termination relieves any party from liability for any breach of the Merger Agreement.

         Amendment and Waiver. JP, JPF Distributors, Industries, Valley and the Stockholders may waive any of their respective conditions to effecting the transactions contemplated by the Merger Agreement, but any such waiver will not constitute a waiver of any other conditions not so waived. Notice or knowledge of any matter will not constitute a waiver of any representation or warranty with respect to such matter.

         No modification, termination or waiver of any part of the Merger Agreement will be binding upon a party unless it is in writing and executed by the other parties to the Merger Agreement.

THE "Z" LEASING CONTRACT

         The following is a brief summary of certain provisions of the "Z" Leasing Contract. This summary does not purport to be complete and is qualified in its entirety by reference to the "Z" Leasing Contract, which is attached to this Information Statement/Prospectus as Exhibit B and is incorporated herein by reference.


         The "Z" Leasing Contract provides that at the Effective Time, JP will acquire all of the assets and assume all of the liabilities of "Z" Leasing in consideration of the "Z" Leasing Consideration, the determination of which is set forth in the Merger Agreement. The assets of "Z" Leasing include a site of approximately 20 acres in Las Vegas, Nevada (the "Land"), the office/warehouse building located on the Land containing approximately 200,000 square feet of area, the maintenance garage, parking lots and other improvements (the "Improvements" and collectively with the Land, the "Real Property"), and personal property owned by "Z" Leasing, including personal property that is a part of or is used in connection with the Improvements (all of such assets collectively, the "Property"). The liabilities of "Z" Leasing are principally indebtedness secured by the Real Property, indebtedness to Valley and notes payable to certain third parties.


         Representations and Warranties. The "Z" Leasing Contract contains various representations and warranties of "Z" Leasing to JP, with respect to, among other things, the following: (i) possession by "Z" Leasing of good and marketable title to the Property; (ii) the right of specified tenants and no others to occupy the Real Property; (iii) compliance of the Real Property with applicable laws; (iv) possession by "Z" Leasing of all necessary permits; (iv) existence of zoning permitting the current uses of the Real Property; (v) the absence of hazardous materials and compliance with environmental laws; (vi) the status of leases and subleases of the Real Property; (vii) the status of assessments for public improvements and utilities; (viii) the organization and capacity of "Z" Leasing; (ix) the absence of structural, mechanical, physical or other defects in the Improvements or personal property and compliance of heating, air conditioning, refrigerating, ventilating, plumbing, life safety and electrical systems with applicable laws; and (x) the location of the Real Property outside the 100-year flood plain for Clark County, Nevada.

         Certain Covenants. Pursuant to the "Z" Leasing Contract, "Z" Leasing has agreed that, among other things, it will do the following during the period between May 17, 1996, the date of the "Z" Leasing Contract, and the Effective
Time: (i) operate the Property according to its usual course of business consistent with past practices; (ii) maintain the Improvements and personal property in the condition as they existed as of May 17, 1996; (iii) without the prior written consent of JP, not enter into any service, supply, construction or other operating agreement; (iv) without the prior written consent of JP, not enter into any new lease for the Property or modify any tenant lease; (v) advise JP promptly of any litigation or arbitration proceeding or any administrative hearing before any governmental agency which concerns or affects the Property; (vi) without JP's prior written consent, not permit any further modifications or additions to the Improvements except as necessary to complete the current construction work; and (vii) not make ordinary or extraordinary distributions to the Partners (except for a distribution to Partners up to an aggregate amount of $100,000 as adjusted pursuant to the Merger Agreement), not amend the "Z" Leasing partnership agreement, or admit new partners or permit any Partner to withdraw or convey his partnership interest in "Z" Leasing.

         Certain Conditions. The obligation of JP to consummate the "Z" Leasing Transaction is subject to certain conditions, including the conditions that: (i) there not exist any law, ordinance, rule, regulation, standard or guideline of any political subdivision exercising jurisdiction over JP or the Real Property which could have a material adverse effect on the existence or operation of the Real Property as contemplated; (ii) "Z" Leasing's representations and warranties are true and correct and "Z" Leasing has performed all material covenants required to be performed by it; (iii) JP will have been issued, or will be reasonably satisfied that it will be issued or able to obtain immediately after the Closing Date, all material permits and licenses necessary to continue operating the Real Property in the present manner; (iv) the Merger Agreement has not been permissibly terminated by JP or JPF Distributors and all of the conditions to the obligations of JP and JPF Distributors under the Merger Agreement have been satisfied or waived; (v) there is not in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency directing that the "Z" Leasing Transaction not be consummated; and (vi) "Z" Leasing shall have delivered to JP written consents from all necessary and appropriate parties to the obligations to be assumed by JP.

         The obligation of "Z" Leasing to consummate the "Z" Leasing Transaction is subject to certain conditions, including the conditions that:
(i) JP's representations and warranties are true and correct and JP has performed all material covenants required to be performed by it; (ii) the Merger Agreement has not been permissibly terminated by Industries or Valley and all of the conditions to the obligations of Industries, Valley and/or the Stockholders the Merger Agreement have been satisfied or waived; (iii) there is not in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency directing that the "Z" Leasing Transaction not be consummated; and (iv) the "Z" Leasing Contract has been approved by the Partners.

         Termination. The rights and obligations of the parties with respect to any termination of the "Z" Leasing Contract are substantially similar to those pursuant to the Merger Agreement as described above.

CLOSING; EFFECTIVE TIME


         The closing of the Acquisition will take place on the day of approval of the Merger Agreement and the "Z" Leasing Contract at the Special Meeting or on the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, or at such other time as the parties agree.
JP and Industries anticipate that the closing of the Acquisition will take place on the day of the Special Meeting. The Merger Agreement provides that the Merger will become effective at the Effective Time, which is the later of the date and time of the filing of the Articles of Merger with the Secretary of State of Nevada as required by the Nevada Law or the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by Delaware law or at such time as is provided in the Articles of Merger or the Certificate of Merger. Such filings will be made as soon as practicable after the Special Meeting. The "Z" Leasing Contract provides that the "Z" Leasing Transaction will close on the closing date of the Merger.

EXCHANGE AND TRANSMITTAL OF STOCK CERTIFICATES

         Promptly after the Effective Time, The Bank of New York, which serves as transfer agent for the JP Common Shares and has been designated by JP as the exchange agent (the "Exchange Agent"), will mail a letter of transmittal (the "Letter of Transmittal") to each Stockholder. The Letter of Transmittal will contain instructions for use in surrendering the certificates which immediately prior to the Effective Time represented Industries Common Stock (the "Certificates") in exchange for certificates representing JP Common Shares. See "DESCRIPTION OF JP CAPITAL STOCK." Stockholders should not submit their certificates for exchange unless and until they have received the letter of transmittal from the Exchange agent.

         Upon surrender of a Certificate for exchange to the Exchange Agent, together with the duly executed Letter of Transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a certificate or certificates representing the number of JP Common Shares that such holder is entitled to receive pursuant to the Merger Agreement, plus cash in lieu of fractional JP Common Shares. All Certificates so surrendered will be cancelled.

         If any certificate representing JP Common Shares is to be issued in a name other than that in which the surrendered Certificate is registered, the Certificate so surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise must be in proper form for transfer, and the person requesting such exchange must pay the Exchange Agent any transfer or other taxes required by law, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is outstanding immediately prior to Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or Industries, they will be canceled and exchanged for certificates representing JP Common Shares pursuant to the terms of the Merger Agreement.

         The Exchange Agent will contact the Partners to arrange the transmittal to the Partners of certificates evidencing the JP Common Shares issued with respect to the "Z" Leasing Consideration.


         Each JP Common Share issued in Connection with the Acquisition will be deemed to have been issued on the Effective Time.


NO FRACTIONAL SHARES

         No certificates or scrip representing fractional JP Common Shares will be issued in the Acquisition. In lieu of fractional shares, the Exchange Agent will pay to any holder who would be entitled to a fractional JP Common Share, upon surrender of such holder's certificates together with a duly executed Letter of Transmittal, an amount of cash (without interest) equal to the product of such fractional interest multiplied by the Merger Share Price.

RESALES OF JP COMMON SHARES ISSUED IN THE ACQUISITION


         The JP Common Shares to be issued in the Acquisition will have been registered under the Securities Act. Because the Stockholders and the Partners are considered to be affiliates of Industries and "Z" Leasing, respectively, at the time of the Special Meeting (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate"), the Stockholders and the Partners may not sell their JP Common Shares acquired in connection with the Acquisition except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) paragraph (d) of Rule 145 or
(iii) any other applicable exemption under the Securities Act (such as Rule 144 under the Securities Act in the case of persons who are or become Affiliates of JP).



         SEC guidelines indicate further that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales of shares by Affiliates of the acquiring or acquired company if the Affiliates do not dispose of more than a minimal number of the shares of the acquiring or acquired company that the Affiliates own, or shares of a corporation they receive in connection with the merger, during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined enterprise have been published. It is a condition to consummation of the Acquisition that the Stockholders and the Partners have each entered into written agreements containing appropriate representations and covenants intended to ensure compliance with the Securities Act and to preserve the ability of JP to account for the Acquisition as a pooling of interests for financial reporting purposes.


NASDAQ LISTING OF JP COMMON SHARES


         The Merger Agreement provides that JP shall use its best efforts to obtain, prior to the Effective Time, approval for the listing on the Nasdaq National Market, subject to official notice of issuance, of the JP Common Shares to be issued in connection with the Acquisition. Such listing approval is a condition to the parties' obligations to consummate the Acquisition.


REGULATORY MATTERS


         Pursuant to the HSR Act, and the rules promulgated thereunder, JP, Industries and "Z" Leasing each provided the required notifications with respect to the Acquisition to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice on June 25, 1996. The Federal Trade Commission granted the parties' request for early termination of the 30-day waiting period under the HSR Act effective on July 8, 1996.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION

         The following is a general discussion of the principal federal income tax consequences of the Acquisition. This discussion is based on laws, regulations, rulings and decisions in effect as of the date of this Information Statement/Prospectus, all of which are subject to change, retroactively or prospectively, or possibly differing interpretations. Moreover, no rulings will be obtained from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences of the Acquisition or any other matters, and neither the opinion of counsel (referred to below) nor this discussion is binding upon either the IRS or the courts. Further, this discussion does not purport to deal with the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, or with state, local or foreign law. Thus, Stockholders and Partners receiving JP Common Shares in the Acquisition are urged to consult their own tax advisers as to the particular tax consequences to them of the Acquisition under federal, state, local, foreign or other applicable law.

         The Merger. Carlsmith Ball Wichman Case & Ichiki, counsel to Industries, Valley and "Z" Leasing, has rendered an opinion to the Stockholders to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming that the Merger constitutes such a reorganization:

           1. No gain or loss will be recognized by Industries, Valley, JP or JPF Distributors as a result of the Merger.

           2. No gain or loss will be recognized by any Stockholder solely on such Stockholder's receipt of JP Common Shares in the Merger (except to the extent of cash received in lieu of a fractional share thereof) in exchange for such Stockholder's shares of Industries Common Shares.

           3. Each Stockholder will take a basis for federal income tax purposes in the JP Common Shares he receives as a result of the Merger equal to such Stockholder's basis in his Industries Common Stock surrendered therefor (reduced by an amount allocable to a fractional share interest for which cash is received).

           4. Each Stockholder will have a holding period for federal income tax purposes with respect to the JP Common Shares he receives as a result of the Merger that includes such Stockholder's holding period with respect to the Industries Common Stock surrendered therefor, provided that such Stockholder held his shares of Industries Common Stock as capital assets immediately prior to the Effective Time.

           5. Each Stockholder receiving cash in lieu of a fractional share interest generally should be treated as if such Stockholder actually received such fractional share interest and such interest was subsequently redeemed by JP. This redemption generally should result in either (i) capital gain or loss measured by the difference between the amount of cash received and the portion of the Stockholder's basis in his Industries Common Stock allocable to the fractional JP Common Share deemed redeemed or (ii) a dividend in an amount equal to the amount of cash received, depending, among other things, on the Stockholder's percentage ownership of JP, including ownership by attribution.

         The foregoing, including the opinion of Carlsmith Ball Wichman Case & Ichiki, is conditioned upon the accuracy, as of the date hereof and as of the Effective Time, of certain assumptions, including, but not limited to the following: (i) the fair market value of the JP Common

Shares received by each Stockholder will be approximately equal to the fair market value of the Industries Common Stock exchanged therefor; (ii) JPF Distributors will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Industries immediately prior to the Merger (treating the assets of Industries used to pay its reorganization expenses or to redeem Industries Common Stock during the past 36 months as assets held by Industries immediately prior to the Merger); (iii) JP has no plan or intention to sell and JPF Distributors has no plan or intention to issue JPF Distributors capital stock if the effect of such sale or issuance would be to reduce JP's ownership of JPF Distributors capital stock to an amount that is less than the amount required for JP to be deemed to be in control of JPF Distributors for purposes of Section 368(a)(2)(D) of the Code; (iv) JP has no plan or intention to reacquire any of the JP Common Shares issued as a result of the Merger; (v) JP has no plan or intention to liquidate JPF Distributors, to merge JPF Distributors with and into another corporation, to sell or otherwise dispose of the capital stock of JPF Distributors, or to cause JPF Distributors to sell or otherwise dispose of any of the assets acquired in the Merger, except for sales or dispositions in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; (vi) the liabilities of Industries assumed by JPF Distributors or by JP and the liabilities to which the transferred assets of Industries are subject were incurred by Industries in the ordinary course of its business or in connection with investigating the possible acquisition of Industries by other potential acquiring parties or are liabilities incurred by Industries in connection with the Merger, except that JP or JPF Distributors will bear the expense of HSR Act filings; (vii) after the Merger, JPF Distributors will continue the historic business of Industries or use a significant portion of the assets of Industries in a business; (viii) there is no intercorporate indebtedness existing between JP and Industries or between JPF Distributors and Industries that was issued, acquired or will be settled at a discount; (ix) the fair market value of the assets of Industries transferred to JPF Distributors will equal or exceed the sum of liabilities assumed by JPF Distributors, plus the amount of liabilities, if any, to which the transferred assets are subject; (x) as of the Effective Time, the value of the JP Common Shares received by the Stockholders as a result of the Merger was greater than 50% of the value of all the Industries Common Stock outstanding immediately prior to the Effective Time (treating fractional share interests for which cash is received, and stock redeemed within the past 36 months, as outstanding Industries Common Stock); and (xi) the Stockholders have no plan or intention to sell, exchange or otherwise dispose of a number of JP Common Shares received in the Merger that would reduce the Stockholders' ownership of JP Common Shares to a number of shares having a value as of the Effective Time of less than 50% of the value of all the formerly outstanding Industries Common Stock immediately prior to the Effective Time (treating fractional share interests for which cash is received, and stock redeemed within the past 36 months, as outstanding Industries Common Stock).


         In the event that the IRS were successfully to assert that a liability or expense paid by JP or paid or assumed by JPF Distributors in the Merger (other than a liability or expense solely and directly related to the Merger) was a liability or expense that primarily benefited the Stockholders, then such assumption of liability or expense would give rise to tax liability for the Stockholders.


         The "Z" Leasing Transaction. The "Z" Leasing Transaction will be treated as a taxable sale of assets by "Z" Leasing. As a consequence, each Partner will recognize gain or loss equal to his distributive share of the difference between (a) the fair market value of the "Z" Leasing Consideration as of the Effective Time (increased by the amount of any "Z" Leasing liabilities assumed by JP) and (b) "Z" Leasing's adjusted tax basis in its assets. The Partners of "Z" Leasing will generally have Code Section 1231 gain with respect to the portion of the gain realized in the "Z" Leasing Transaction which is allocable to the sale of assets which are
(i) used in "Z" Leasing's trade or business and (ii) are real property held for more than one year or property of a character subject to the allowance for depreciation and held for more than one year. Each Partner's distributive share of "Z" Leasing's Code Section 1231 gain will be combined with such Partner's other Code Section 1231 gains and losses, and if such Code Section 1231 gains for the taxable year exceed the Partner's Code Section 1231 losses for the taxable year, such gains and losses will be treated as long-term capital gains and long term capital losses, as the case may be. However, if "Z" Leasing has assets as to which certain depreciation or amortization deductions are allowable or have been allowed, some of the gain realized on the sale of "Z" Leasing's assets may be taxed as ordinary income. Generally, there is no such ordinary income recapture for nonresidential real property placed in service after 1986 if the property has been held for more than one year. Each Partner's share of gains from the sale of "Z" Leasing's capital assets which have been held for more than one year would also be long term capital gains. A partner's share of gains (if any) from the sale of "Z" Leasing assets which do not give rise to Code Section 1231 gains, as described above, or which are not capital assets held for more than one year, would be taxed as ordinary income. In the case of any gain recognized on "Z" Leasing's disposition of any installment obligation held by the partnership, the gain will be considered as resulting from the sale or exchange by "Z" Leasing of the property for which it received the installment obligation.

         Each Partner will increase his basis for federal income tax purposes in his "Z" Leasing partnership interest by his distributive share of any gain recognized in the "Z" Leasing Transaction. "Z" Leasing will take a basis for federal income tax purposes in the JP Common Stock it receives in the "Z" Leasing Transaction equal to the amount by which the fair market value of the "Z" Leasing assets as of the Effective Time exceeds the "Z" Leasing liabilities assumed by JP.


         To the extent that JP assumes "Z" Leasing liabilities as part of the "Z" Leasing Transaction, and such liabilities have been included in the adjusted tax basis of the Partners in their "Z" Leasing partnership interests under Section 752 of the Code, each of the Partners will be deemed to have received a cash distribution equal to his share of the liabilities assumed by JP. This deemed distribution first will decrease each Partner's adjusted basis in his "Z" Leasing partnership interest, with any excess being treated as gain from the sale or exchange of such Partner's interest in "Z" Leasing, even though no cash distribution will actually be made to such Partner.


         No taxable gain or loss will be recognized by JP as a result of the "Z" Leasing Transaction. JP will take a basis for federal income tax purposes in the "Z" Leasing assets equal to its cost under Section 1012 of the Code.

ACCOUNTING TREATMENT


         JP and the Combined Valley Group believe that the Acquisition will qualify as a "pooling of interests" for financial reporting purposes as it relates to attributes of each member of the Combined Valley Group. The pooling of interests method is intended to present as a single interest two or more common shareholder interests which were previously independent. The pooling of interests method assumes that the combining companies have been merged from inception. Consequently, the historical financial statements for periods prior to the consummation of the combination are restated as though the companies had been combined. See "JP AND THE COMBINED VALLEY GROUP UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."


         It is a condition to the obligation of JP to consummate the Acquisition that it receive an opinion from KPMG Peat Marwick LLP, independent public accountants for Industries, Valley and "Z" Leasing, that it is not aware of any circumstance related to such entities that would prevent the Acquisition from being accounted for as a pooling of interests for financial reporting purposes, and an opinion from Price Waterhouse LLP, independent public accountants for JP, that the Acquisition will be accounted for as a pooling of interests for financial reporting purposes. See "-- The Merger Agreement -- Conditions to the Merger."


DISSENTERS' RIGHTS

         A Stockholder who complies with the provisions of Chapter 92A of the Nevada Revised Statutes ("NRS") has the right to receive payment for his Industries Common Stock instead of receiving JP Common Shares. The following summary of the provisions of Chapter 92A is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 92A, a copy of which is attached to this Information Statement/Prospectus as Exhibit C.

         Stockholders of a Nevada corporation have the right, in certain circumstances, to dissent from certain corporate actions, including the consummation of a plan of merger by a Nevada corporation which requires the approval of such corporation's stockholders. Stockholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares.


         Pursuant to Section 92A.410 of NRS, the notice of the Special Meeting must state that the Stockholders are or may be entitled to dissenters' rights under Sections 92A.300 to 92A.500 of NRS and be accompanied by a copy of those sections. A Stockholder who wishes to assert dissenters' rights must (i) deliver to Industries, before the vote is taken at the Special Meeting, written notice of his intent to demand payment for his Industries Common Stock if the Merger Agreement is effectuated, and (ii) not vote his shares in favor of the Merger Agreement. A Stockholder failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A. JPF Distributors (the "Subject Corporation") must send a written dissenter's notice (the "Dissenter's Notice") within ten days of effectuation of the Merger Agreement to all Stockholders who satisfied these requirements. The Dissenters' Notice must include (i) a statement of where the demand for payment is to be sent and where and when certificates for Industries Common Stock are to be deposited;
(ii) a statement informing the holders of Industries Common Stock not represented by certificates to what extent the transfer of such shares will be restricted after the demand for payment is received; (iii) a form for demanding payment that requires the Stockholder asserting the dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders (the "Announcement Date"); (iv) a date by which the Subject

Corporation must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the Dissenter's Notice was delivered; and
(v)  a copy of Sections 92A.300 to 92A.500 of NRS.



         A Stockholder who wishes to obtain payment for his Industries Common Stock must demand payment, certify whether he acquired beneficial ownership of his Industries Common Stock before the Announcement Date, and deposit his certificates, if any, in accordance with the terms of the Dissenter's Notice.
A Stockholder for whom dissenters' rights are asserted will retain all other rights of a Stockholder until those rights are canceled or modified by the Merger. The Subject Corporation may restrict the transfer of any shares not represented by a certificate from the date the demand for payment is received. Pursuant to Section 92A.440 of NRS, a Stockholder who fails to demand payment or deposit his certificates where required by the dates set forth in the Dissenters' Notice will not be entitled to payment for his shares as provided under Chapter 92A.



         Pursuant to Section 92A.460 of NRS, within 30 days of receipt of a demand for payment, the Subject Corporation will pay each dissenter who became beneficial owner of their Industries Common Stock prior to the Announcement Date and complied with Section 92A.440 of NRS the amount that the Subject
Corporation estimates to be the fair market value of his shares, plus accrued interest. The payment must be accompanied by (i) copies of the Subject Corporation's balance sheet, statement of income, and statement of changes in shareholder's equity; (ii) a statement of the Subject Corporation's estimate of the fair market value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter's rights to demand payment under Section 92A.480 of NRS; and (v) a copy of Sections 92A.300 to 92A.500 of NRS.


         Pursuant to Section 92A.470 of NRS, the Subject Corporation may elect to withhold payment from dissenters who became the beneficial owners of their shares on or after the Announcement Date. After consummation of the Merger, however, the Subject Corporation is required to estimate the fair value of such shares, plus accrued interest, and offer to pay this amount to each dissenter in full satisfaction of his demand. The Subject Corporation will send this offer with a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's rights to demand payment under Section 92A.480 of NRS.

         Pursuant to Section 92A.480 of NRS, a dissenter who believes that the amount paid pursuant to Section 92A.460 of NRS or offered pursuant to Section 92A.470 of NRS is less than the full value of his shares or that the interest due is incorrectly calculated, may, within 30 days after the Subject Corporation made or offered payment for his shares, either (i) notify the Subject Corporation in writing of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate less any payments made under Section 92A.460 of NRS, or (ii) reject the offer for payment made by the Subject Corporation under Section 92A.470 of NRS and demand payment of the fair value of his shares and interest due.


         If a demand for payment remains unsettled, the Subject Corporation must commence a court proceeding within 60 days after receiving a demand and petition the court to determine the fair value of the shares and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding. Each dissenter is entitled to a judgment for the fair value of his shares, plus accrued interest, less any amount paid pursuant to Section 92A.460 of NRS. The court would assess the costs of the proceedings against the Subject Corporation unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in the amount the court finds equitable, against the Subject Corporation or the dissenters. If the Subject Corporation does not commence a proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.


         Each Stockholder owns approximately 16.67% of the Industries Common Stock and of the partnership interests in "Z" Leasing. To qualify as a pooling of interests for financial reporting purposes, not more than a "de minimis" amount of the consideration paid in the combination may be in cash. "De minimis" is interpreted to be not more than 10% of the shares issued in the combination, and includes, but is not limited to, cash paid upon the exercise of dissenters' rights and cash paid for fractional shares. BECAUSE OF THE SIZE OF THE INTERESTS HELD BY EACH STOCKHOLDER IN INDUSTRIES AND EACH PARTNER IN "Z" LEASING, A PAYMENT TO A STOCKHOLDER PURSUANT TO THE DISSENTERS' RIGHTS PROVISIONS OF NRS WOULD CAUSE THE ACQUISITION TO BE DISQUALIFIED FROM BEING TREATED AS A POOLING OF INTERESTS FOR FINANCIAL REPORTING PURPOSES, WHICH, IN TURN, WOULD CAUSE ONE OF THE CONDITIONS TO JP'S OBLIGATION TO CONSUMMATE THE ACQUISITION TO BE UNSATISFIED. THEREFORE, UNLESS JP WERE TO WAIVE THIS CONDITION, THE EXERCISE OF DISSENTERS' RIGHTS BY ANY STOCKHOLDER WILL EFFECTIVELY CONSTITUTE DISAPPROVAL OF THE ACQUISITION. See "THE ACQUISITION -- The Merger Agreement -- Conditions to the Merger Agreement" and " -- Accounting Treatment."


OPERATIONS AFTER THE ACQUISITION

         At the Effective Time, Industries will be merged with and into JPF Distributors, and JPF Distributors, as the surviving corporation in the Merger, will continue as a wholly-owned subsidiary of JP. Following the Merger, Valley will be operated as a wholly-owned subsidiary of JPF Distributors, and will continue to use the distribution facility previously leased from "Z" Leasing in connection with its foodservice distribution business. The current officers and directors of Valley will continue to be officers and directors of Valley at the Effective Time.

                           INFORMATION CONCERNING JP


GENERAL



         JP is a broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. JP was incorporated under the name JPF Holdings, Inc. under the laws of the State of Delaware on June 22, 1989 and began operations in July 1989 following a management-led leveraged acquisition of certain operations of PYA/Monarch, Inc., a wholly-owned subsidiary of Sara Lee Corporation. JP completed its initial public offering of Common Stock in November 1994 as part of a recapitalization plan. JP conducts business through three wholly-owned operating subsidiaries, including JPF Distributors, and had approximately 2,600 employees at May 31, 1996. JP's principal executive offices are located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046 and its telephone number is
(410)  312-7100.



RECENT DEVELOPMENTS



         Arrow Acquisition. On July 17, 1996, JP entered into a definitive agreement to purchase Arrow Paper and Supply Co., Inc. (together with its affiliates, "Arrow"), a broadline distributer serving the New England, New York, New Jersey and Pennsylvania markets (the "Arrow Acquisition"). Arrow achieved net sales of $74.6 million in its most recent fiscal year, which ended December 29, 1995, and in November 1995 was awarded a contract from the State of Connecticut that is expected to generate $18 million in annual sales. Arrow serves a broad base of foodservice customers, distributing over 6,000 products from its Norwich, Connecticut facilities.




         As consideration for the Arrow Acquisition, JP has agreed to assume certain liabilities of Arrow and to pay $29.6 million (subject to adjustment). Of such consideration, approximately $1.7 million will be paid in the form of JP Common Shares and the remainder will be paid in cash. Consummation of the Arrow Acquisition, which is subject to satisfaction of certain conditions (including the obtaining of financing by JP), is currently expected to occur on or before August 31, 1996.





         Offering. On July 1, 1996, JP filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register on offering of up to 3,000,000 JP Common Shares (excluding 450,000 shares to cover over-allotment options, if any) (the "Offering"). The net proceeds of the Offering are primarily expected to be used to repay indebtedness to the assumed by JP in connection with the Acquisition and the Arrow Acquisition and to fund the cash portion of the Arrow Acquisition. The balance of the net proceeds will be used for working capital and other general corporate purposes.

         Additional information concerning JP is contained in JP's Annual Report on Form 10-K for the year ended July 1, 1995, its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995, December 30, 1995 and March 30, 1996, and its Current Reports on Form 8-K for reportable events dated November 2, 1995, November 30, 1995, December 21, 1995, January 22, 1996, February 19, 1996, May 17, 1996, June 28, 1996, July 1, 1996 and July
17, 1996. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


           INFORMATION CONCERNING INDUSTRIES, VALLEY AND "Z" LEASING

GENERAL


         Valley is a leading institutional food service distributor located in the Las Vegas, Nevada area. Industries is the parent company and sole stockholder of Valley. Valley leases from "Z" Leasing a distribution center located on a site of approximately 20 acres in downtown Las Vegas. At May 31, 1996, Valley had approximately 440 employees. Its principal executive offices are located at 300 W. Bonanza Road, Las Vegas, Nevada 89106 and its telephone number is (702) 380-5555.


BUSINESS

         Valley's business includes (i) broadline and limited menu grocery,
(ii) bread and baked goods and (iii) transportation and brokerage.

         Broadline and Limited Menu Grocery. Since entering the institutional foodservice distribution business in 1965, Valley has expanded its product line to include all major categories of broadline grocery products. Valley carries approximately 4,000 different stock keeping units ("SKUs") encompassing canned and dry food products, fresh meats, poultry and other "center-of-the-plate" entree selections, frozen foods, fresh produce, dairy and other refrigerated products. Valley also offers paper products, disposable eatingware (e.g., napkins, plates, cups, utensils), cleaning supplies and other nonfood items, as well as coffee and beverage equipment, supplies and service. Principal customers include hotel-casinos such as Mirage, Excalibur, Treasure Island, Luxor, Circus Circus, Rio and the Flamingo Hilton. Major chain accounts include Fat Burger, Kenny Rogers' Roasters, Outback Steakhouse, Subway and Wendy's.


         Bread and Baked Goods. Since its formation in 1955, Valley has served as a distributor of bakery products. Valley now carries over 700 bread and bakery items and is the exclusive Clark County, Nevada distributor for the leading brands in white bread (Wonder), specialty breads (Oroweat), snack cakes (Hostess) and gourmet cakes (Entemann's). Valley also distributes Sanborn sourdough breads, DiCarlo French breads and several other brand name breads and baked goods.




         Valley serves both the retail and institutional markets for bread and baked goods. In the fiscal year ended January 31, 1995, retail accounts, which include supermarkets, convenience stores, and discount "club" stores, constituted approximately 70% of Valley's bread sales. Among the Valley's customers are Las Vegas' four largest supermarket chains: Albertson's (17 stores); Lucky's (21 stores); Smith Food King (11 stores) and Von's (16 stores). Together, these four chains represent almost 45% of all retail bread and baked goods sold in Las Vegas. In addition, Valley sells to all of Las Vegas' large "club" stores as well as most of its over 300 convenience stores. Institutional accounts consist primarily of hotels, casinos and chain restaurants as well as independent restaurants. Approximately 350 institutions purchasing bread and bakery products from Valley also purchase groceries from Valley.

         Transportation and Brokerage. Valley vehicles pick up the majority of its grocery products (and substantially all of its bread) purchased outside Las Vegas. At May 31, 1996, Valley owned or operated under long-term capital or operating leases approximately 60 tractors and trailers and provided transportation and brokerage services to approximately 300 customers.

         By employing its own fleet of trucks rather than relying on common carriers, Valley incurs lower inbound freight costs while also ensuring timely and efficient delivery to its own customers. Valley estimates that its total inbound freight costs are approximately 6% lower than common carrier rates. In addition, Valley's drivers check orders for accuracy and completeness at the supplier's dock as goods are loaded onto the truck, enabling any incorrect or incomplete orders to be corrected in time to meet scheduled deliveries.

         Valley also generates revenues from "back-hauling" third-party freight from Las Vegas while en route to picking up bakery and grocery inventory purchased from out-of-town suppliers. Since 1992, Valley has also brokered loads for others to increase efficient use of its vehicle fleet.

CUSTOMERS

         Valley has developed a broad base of customers in all major market segments for institutional foodservice distribution, including casinos, hotels, traditional restaurants, multi-unit "chain" restaurants, schools, hotels, cafeterias, hospitals, supermarkets and convenience stores.

         Valley's low cost structure and local, full-service capabilities have enabled it to expand its grocery customer base from approximately 1,100 grocery customers in fiscal 1992 to approximately 2,200 in fiscal 1995. New customers in fiscal 1995 included four major hotels and casinos, Las Vegas' largest sports arena and six new locations opened by three of Valley's limited-menu chain accounts.

FACILITIES


         The Valley distribution center, completed in April 1991, is a warehouse containing dry, refrigerated and frozen storage areas, loading docks, and office space housing Valley's executive management, purchasing, sales, marketing and administrative functions. The facility is situated on a lot in downtown Las Vegas, which is in proximity to many of Valley's customers.

         The facility currently utilizes 41 loading docks for dry, canned groceries and/or refrigerated and frozen goods. Valley has 70 smaller loading docks on the opposite side of the building used by the bread division.

         The building was designed and sited to facilitate a buildout of either dry or cold storage capacity as needed and to provide flexibility to respond to changing market demands. The refrigerated and frozen storage areas are adjacent to one another and comprise separate, temperature-controlled compartments. These compartments can be reconfigured to achieve different combinations of refrigerated and frozen storage capacities. Loading docks can be added in either direction by extending the facility outward from its position at the center of the site.


         Bread operations and certain parking areas may be relocated to provide substantial additional space which can be converted into either dry or cold storage (or a combination thereof). Bread loading docks have been positioned to permit "cross docking" of inventories, so that as bread arrives at the facility it is unloaded and immediately loaded on to bread trucks for delivery to customers. This cross-docking results in a substantial saving in both warehouse space as well as time spent loading and unloading trucks.



         Valley leases its distribution facility, vehicle garage, fueling station and underlying site of approximately 20 acres from "Z" Leasing. Under the lease, Valley is responsible for payment of insurance, property taxes and maintenance costs. The base annual rent for the facility is subject to annual adjustments indexed to changes in the Consumer Price Index.


VEHICLE FLEET

         At May 31, 1996, Valley operated approximately 290 separately licensed pieces of transportation equipment. The average age of Valley's over-the-road tractors is five years and the average age of Valley's other vehicles is approximately ten years. Most vehicle fueling, maintenance and repair is performed at the on-site garage and fueling station by Valley maintenance personnel.

MARKETS AND MARKETING


         The Las Vegas Market. Valley generates the substantial majority of its sales (over 85% in fiscal 1995) from the Clark County area, which, in addition to Las Vegas, includes Laughlin, Henderson, Lake Mead and Mesquite. Clark County's population currently exceeds 1,000,000 residents. Its principal city, Las Vegas, is the fastest-growing metropolitan area in the United States, based on published statistics.


         Clark County's tourist population has experienced significant annual growth in recent periods and the tourist growth is expected to continue. Nine new major hotel-casinos, as well as numerous smaller gaming and hospitality venues, are scheduled to open in Las Vegas during the next four years.

         Due to the large number of tourists, Las Vegas is suited to benefit from the increasing number of meals being eaten away from home. Casinos historically have used meals as a means to attract customers. The trend toward eating meals away from home, combined with a wide array of inexpensive alternative eateries made available to local residents and tourists by the area's casinos, represent a growth prospect for foodservice distributors such as Valley.

         Marketing Strategy.   Valley's marketing strategy is to provide
superior service and a wide selection of "core," high-volume broadline products to large-volume institutional foodservice customers at competitive prices. Accordingly, Valley targets large-volume foodservice customers in its local markets who prefer or require same-day delivery, fresh produce, reliably cold refrigerated and frozen goods, and consistent service.

         Advertising and Promotion. Valley utilizes its direct sales force to communicate directly with existing and potential new customers regarding products and value-added service capabilities. Valley does not advertise through print or other media, but instead uses sales promotions to increase sales to existing customers. Customer-driven promotions are used to increase sell-through, while "product-driven" promotions are used to sell slow-moving inventory. These promotions are administered directly by Valley's sales force.

         Valley's bread and baked goods suppliers typically make available advertising allowances, slotting fees and other sales incentives directly to Valley's customers. Valley takes no part in these programs and makes no payments to customers.

EMPLOYEES

         Sales Force. At May 31, 1996, broadline marketing activities were conducted primarily by 37 sales representatives. Of these sales representatives, 27 "outside" salespersons focused primarily on generating new account sales, while ten "inside" salespeople managed ongoing customer relations and focused on achieving further penetration of existing accounts. All sales personnel service customers, accept and process orders, review account balances and disseminate new product information.

         Valley also employs a separate sales and marketing staff to solicit and manage relationships with multi-unit, limited menu accounts such as fast-food restaurant chains. In addition to soliciting orders, sales personnel are trained to advise customers on menu selection, merchandising techniques, unit cost controls and other operating procedures geared to these customers' high-volume, high-service and often exacting demands. Valley provides its limited menu customers with full-service ordering, delivering, stocking and inventorying of all items. Valley sales representatives are given keys to some clients' facilities and generally make deliveries at night during periods of slow customer traffic. Usage reports and invoices are generated, providing customers with data and assisting Valley in processing and collecting receivables. Valley's "door-to-door" service allows customers to focus their resources on core activities.

         Valley does business with certain large hotel and casino chains under a special corporate sales program, under which Valley services some or all of the customer's locations throughout the state of Nevada, providing a limited menu of items at a discounted price.

         Valley emphasizes educating its sales representatives about Valley's products and the tools necessary to provide added value to the basic delivery of foodservice products. An in-house training program is offered to all sales representatives which includes seminars, on-the-job training and direct one-on-one supervision by experienced sales personnel.

         Broadline grocery sales representatives are compensated through a combination of salary and commissions based on a combination of factors relating to sales, profitability and collections. Valley's commission program is designed specifically to reward account profitability as well as to promote sales growth. Valley systematically measures the profitability of each account and product segment and as necessary modifies its incentive program accordingly.

         Bread and bakery sales representatives receive a small salary and earn the bulk of their compensation through commissions based on sales. Each bread sales representative has his own route and customers and operates in a manner similar to an independent contractor. In order to attempt to ensure that customers receive high-quality products and service, Valley requires use of hand-held computers and other operating controls which are designed to prevent the sales representative from overcharging customers, or from selling day-old bread, by strictly limiting transactions to present price lists and fresh inventory available on the sales representative's truck.

         Other Employees. In addition to sales representatives, Valley employs other employees who fulfill a variety of different functions, including management, accounting, clerical, management information systems, human resources, inventory, warehouse and dock work, long-haul driving, purchasing, sanitation, maintenance, and freight brokerage.

COMPETITION

         Foodservice distribution companies generally are classified as "broadline," "specialty" or "system" distributors. Broadline distributors offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings
associated with large full-service deliveries.   Specialty distributors
generally are small, family-owned enterprises that supply only one or a few product categories. System distributors typically supply a narrow range of products to a limited number of multi-unit "chain" businesses operating in a geographically diverse area.

         Nationally, the foodservice distribution industry is extremely fragmented, with an estimated 3,000 companies in operation in 1994. The largest participant, Sysco Corporation, holds approximately a 9% share of the total market, more than the next six largest competitors combined. However, in recent years, the industry has experienced substantial consolidation, permitting large foodservice distributors to benefit from various economies of scale made possible by big, low-cost distribution facilities, increased purchasing power and the elimination of redundant management and other overhead expenses.

         In the Las Vegas market for broadline foodservice distribution, Valley has two significant, local-based competitors: HO Foods and Shetakis Wholesalers. Valley believes that it is larger than both of its local competitors. Valley also competes with small, mostly family-owned firms carrying a narrow range of low-volume, "specialty" products which Valley prefers not to carry. HO Foods is currently owned by SE Rycoff, a national foodservice distributor.

         Valley also competes with several large national and regional broadline foodservice distributors, including Sysco Corporation and Rykoff-Sexton, Inc., which primarily service Las Vegas customers from distribution centers in Los Angeles, California and Phoenix, Arizona. Valley believes that its local distribution center and efficient, low-cost operations allow it to provide faster, more responsive service than its out-of-town competitors. Moreover, Valley believes that it is the only broadline distributor with the capability to deliver a full range of refrigerated and frozen goods on a same day basis in Las Vegas.

         Valley's largest competitor in the distribution of bread and baked goods to the retail (supermarkets, club stores and convenience stores) market segment is Interstate Bakeries, Inc. ("Interstate"), distributors of Weber's white bread and Dolly Madison snack cakes. In August 1995, Interstate merged with Continental Baking Co. ("Continental"), Valley's largest bread and baked goods supplier. Interstate has indicated its commitment to retaining Valley as its exclusive Clark County distributor of Hostess, Wonder, DiCarlo and other former Continental brands.

RECENT DEVELOPMENTS


         On June 14, 1996, Valley, through a newly-formed, wholly-owned subsidiary, Nevada Baking Company, Inc., a Nevada corporation ("New NBC"), acquired substantially all of the operating assets and business of Baird's Bread Company, a Nevada corporation doing business as Nevada Baking Company ("NBC"), for a purchase price of approximately $5.1 million. The purchased assets included real property located in Las Vegas, Nevada and related improvements and equipment constituting a bread baking facility, together with vehicles and other assets utilized in the sale and distribution of bread products. In connection with this acquisition, New NBC obtained the rights to bake and distribute bread and rolls in the Las Vegas area under the Holsum, Roman Meal, Gail's, Familee and Taliano labels.



         JPF Distributors loaned Valley approximately $5.5 million to finance the acquisition of the NBC assets and business by New NBC and provide working capital. The loan is evidenced by a demand promissory note accruing interest at an annual rate of prime plus 1%. Principal and all interest under the note are payable on demand, or, if no demand has been made on or before August 14, 1996, on such date.


         Except as expressly noted, the information set forth in this Information Statement/Prospectus regarding Industries, Valley, and/or "Z" Leasing excludes data relating to NBC and New NBC.

LEGAL PROCEEDINGS, INSURANCE AND REGULATORY MATTERS

         Legal Proceedings and Insurance. Valley is not subject to any material litigation, nor to its knowledge is any material litigation threatened against it. Valley carries general liability insurance in the amount of $1,000,000 per specific claim and $2,000,000 in aggregate, and carries "umbrella" liability insurance in the amount of $9,000,000 in aggregate.

         Regulatory Matters. Valley's operations are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, each of which generally imposes standards for product quality and sanitation. The distribution facility is inspected at least annually by state and federal authorities.


         Valley is not aware of any material violations of environmental laws affecting its business operations. The distribution facility has three underground storage tanks for gasoline, diesel fuel and used oil, each of which is equipped with an alarm-based leakage monitoring system. Valley's tanks are subject to laws regulating such storage, and Valley believes that it is and has been in full compliance with all such laws. Valley subleases a portion of the land on which the distribution facility is located to Nevada Fast Fuels for use as a card-key fueling station (gasoline, diesel and natural gas). Valley believes that Nevada Fast Fuels is in compliance with applicable environmental laws. The underground storage tanks located on the premises subleased by Nevada Fast Fuels are equipped with alarm-based leakage monitoring systems.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


         Overview. In fiscal 1996, the Combined Valley Group achieved net sales growth of 15.3%. The Combined Valley Group's net sales have increased at a compounded annual rate of 19.9% since the end of fiscal 1994. Such increases in net sales were due primarily to increased sales volume and the addition of new products, rather than increases in sales prices. The Combined Valley Group moved into its current distribution facility in May of 1991, which gave it the capacity to handle significant sales growth.



                                                           (DOLLARS IN THOUSANDS)
                                  FISCAL YEAR ENDED JANUARY 31,                  QUARTER ENDED APRIL 30,
                                -------------------------------------------- ------------------------------
                                1994            1995            1996             1995            1996
                                -------------------------------------------- ------------------------------
                                                                                         Unaudited
 Net Sales....................   $ 84,496        $105,406        $121,504         $ 28,497         $ 33,067
 Annual growth................                      24.7%           15.3%                             16.0%


         Results of Operations. The following table sets forth, for the last three fiscal years and for the quarters ended April 30, 1995 and 1996, certain income and expense items expressed as a percentage of net sales.


                                                                                      QUARTER ENDED
                                                 FISCAL YEAR ENDED JANUARY 31,           APRIL 30,
                                            ------------------------------------  -------------------------
                                               1994         1995         1996         1995          1996
                                            ------------------------------------  -------------------------
                                                                                          Unaudited
 Statement of Operations Data:
 Net Sales....................................    100.0%     100.00%     100.00%       100.00%      100.00%
 Cost of sales................................    81.71%      82.35%      82.61%        83.08%       82.95%
 Gross profit.................................    18.29%      17.65%      17.39%        16.92%       17.05%
 Operating expenses...........................    15.33%      14.97%      14.37%        14.55%       14.27%

                                                                                      QUARTER ENDED
                                                 FISCAL YEAR ENDED JANUARY 31,           APRIL 30,
                                            ------------------------------------  -------------------------
                                                  1994         1995         1996         1995          1996
                                            ------------------------------------  -------------------------
                                                                                          Unaudited
 Income from operations.........................   2.96%       2.68%       3.02%         2.37%        2.78%
 Interest and other expenses....................   1.40%       0.80%       1.02%         1.09%        0.88%
                                                   -----       -----       -----         -----        -----
 Income before taxes............................   1.56%       1.88%       2.00%         1.28%        1.90%
 Income taxes (1)...............................   0.50%       0.43%       0.50%         0.42%        0.57%
                                                   -----       -----       -----         -----        -----
 Net income.....................................   1.06%       1.45%       1.50%         0.85%        1.33%
                                                   =====       =====       =====         =====        =====


- -------------------------
(1) Includes only income taxes payable by Industries and Valley. The partners of "Z" Leasing are responsible for the payment of taxes with respect to income earned by "Z" Leasing.

         The principal components of expenses include cost of sales, which represents amounts paid to manufacturers, packers and vendors for products sold, and operating expenses, which include selling (primarily labor-related) expenses, warehousing, transportation and other distribution costs, and administrative expenses.

         The Combined Valley Group sells a significant proportion of its products at prices based on product cost plus a percentage markup. Periods of inflation in food prices result in higher product costs, which are reflected in higher sales prices and higher gross profits.

QUARTER ENDED APRIL 30, 1996 TO QUARTER ENDED APRIL 30, 1995


         Net Sales. Net sales increased 15.8% to $33.0 million in the quarter ended April 30, 1996 from $28.5 million in the quarter ended April 30, 1995. Increased sales to all customer types contributed to the Combined Valley Group's sales growth in the quarter ended April 30, 1996; however, the most significant increases in net sales were to casino/resort and chain restaurant customers. (For the purposes of this discussion, casino/resort and chain restaurant customers include only such customers that are located in the Las Vegas metropolitan area. Casino/resort and chain restaurant customers located outside the Las Vegas metropolitan area are classified as out-of-town customers.)


         Gross Profits. Gross profit margin increased to 17.1% in the quarter ended April 30, 1996 from 16.9% in the quarter ended April 30, 1995. The increase was a result of changes in product mix toward higher margin items.


         Operating Expenses. Operating expenses increased 14.6% to $4.7 million in the quarter ended April 30, 1996 from $4.1 million in the quarter ended April 30, 1995, primarily as a result of increases in net sales. As a percentage of total net sales, operating expenses decreased to 14.3% in the quarter ended April 30, 1996 from 14.6% in the quarter ended April 30, 1995. The decrease resulted primarily from operating cost efficiencies made possible by the growth in total net sales.



         Income from Operations. As a result of the increases in net sales and gross profit, income from operations increased 28.6% to $0.9 million in the quarter ended April 30, 1996 from $0.7 million in the quarter ended April 30, 1995. Operating margin increased to 2.8% in the quarter ended April 30, 1996 from 2.4% in the quarter ended April 30, 1995.

         Interest Expense. Interest expense remained constant at $0.3 million for the quarter ended April 30, 1996 and in the quarter ended April 30, 1995.

         Income Taxes. Industries and Valley recorded an income tax provision of $0.2 million in the quarter ended April 30, 1996, compared to an income tax provision of $0.1 million in the quarter ended April 30, 1995. The increase was due to an increase in taxable income.

FISCAL 1996 COMPARED TO FISCAL 1995

         Net Sales. Net sales increased 15.3% to $121.5 million in fiscal 1996 from $105.4 million in fiscal 1995. Higher sales to all customer types contributed to the Combined Valley Group's sales growth in fiscal 1996; however, the most significant increases in net sales occurred from sales to casino/resort and chain restaurant customers. An increase of 35.7% in casino/resort sales and an increase of 35.3% in chain restaurant sales reflect the continued growth and development in the Combined Valley Group's larger customers. As a percentage of total net sales, sales to casinos/resorts increased to 29.6% of net sales in fiscal 1996 from 25.1% of net sales in fiscal 1995. Chain restaurant sales increased to 14.7% of net sales for fiscal 1996 from 12.6% of net sales for fiscal 1995.

         Gross Profits. Gross profit margin decreased to 17.4% in fiscal 1996 from 17.7% in fiscal l995. The decrease resulted primarily from the increase in sales to lower margin casino/resort and chain restaurant customers. The Combined Valley Group also experienced a shift in sales toward higher-priced, lower-margin product categories such as refrigerated and center-of-the-plate items.

         Operating Expenses. Operating expenses increased 10.8% to $17.5 million in fiscal 1996 from $15.8 million in fiscal 1995, primarily as a result of increases in net sales. As a percentage of total net sales, operating expenses decreased to 14.4% in fiscal 1996 from 15.0% in fiscal 1995. The decrease is primarily attributable to the increase in sales to casino/resort and chain restaurant customers, for which the Combined Valley Group typically incurs lower operating expenses as a percentage of sales.

         Income from Operations. As a result of the increases in net sales and gross profit, income from operations increased 32.1% to $3.7 million in fiscal 1996 from $2.8 million in fiscal 1995. Operating margin increased to 3.0% in fiscal 1996 from 2.7% in fiscal 1995.

         Interest Expense. Interest expense increased 8.3% to $1.3 million in fiscal 1996 from $1.2 million in fiscal 1995. The increase was primarily attributable to increases in the Combined Valley Group's indebtedness for capital expenditures and working capital borrowings.

         Income Taxes. Industries and Valley recorded an income tax provision of $0.6 million in fiscal 1996, compared to an income tax provision of $0.5 million in fiscal 1995. The increase was due to an increase in taxable income.

FISCAL 1995 COMPARED TO FISCAL 1994

         Net Sales. Net sales increased 24.7% to $105.4 million in fiscal 1995 from $84.5 million in fiscal 1994. Higher sales to all customer types contributed to the Combined Valley Group's sales growth in fiscal 1995. In particular, sales to chain restaurants and out-of-town customers grew at a faster rate, 27.6% and 45.2%, respectively. Sales to casino/resort customers increased by 20.l%. Net sales to chain restaurant, out-of-town and casino/resort customers represented 12.3%, 9.6% and 26.1%, respectively, of total net sales in fiscal 1995 versus 12.3%, 9.6% and 26.1%, respectively, of total net sales in fiscal 1994.

         Gross Profits. Gross profit margin decreased to 17.7% in fiscal 1995 from 18.3% in fiscal 1994. This decrease was primarily due to the increase in sales to lower margin casino/resort and chain restaurant customers. The Combined Valley Group has also experienced a shift in sales toward higher-priced, lower-margin product categories such as refrigerated and center-of-the-plate items.

         Operating Expenses. Operating expenses increased 21.5% to $15.8 million in fiscal 1995 from $13.0 million in fiscal 1994, primarily as a result of increases in net sales. As a percentage of total net sales, operating expenses decreased to 15.0% in fiscal 1995 from 15.3% in fiscal 1994.


         Income from Operations. As a result of the increases in net sales and gross profit, income from operations increased 12.0% to $2.8 million in fiscal 1995 from $2.5 million in fiscal 1994. Operating margin decreased to 2.7% in fiscal 1995 from 3.0% in fiscal 1994.


         Interest Expense. Interest expense remained constant at $1.2 million for both fiscal 1995 and fiscal 1994.

         Income Taxes. Industries and Valley recorded an income tax provision of $0.5 million in fiscal 1995, compared to an income tax provision of $0.4 million in fiscal 1994. The increase was due to an increase in taxable income.

         Liquidity and Capital Resources. The Combined Valley Group historically has financed its operations and growth primarily with cash flow from operations, borrowings under credit facilities, operating and capital leases and normal trade credit terms. The Combined Valley Group finances investments in inventory primarily with trade accounts payable.

         The Combined Valley Group began expanding its building facility in October 1995. The expansion will add approximately 31,500 square feet to the frozen warehouse, refrigerated dock/warehouse and office areas. The project is scheduled for completion in June 1996. The total estimated cost of expansion is approximately $3.2 million, of which $0.6 million was funded through January 31, 1996. The Combined Valley Group has arranged for construction financing in the amount of $2.1 million and will finance the balance of $1.0 million out of its line of credit facility. Upon completion of construction, permanent financing is expected to replace the construction financing and to repay a portion of the line of credit facility.



         In February 1996, the Combined Valley Group began another expansion of approximately 50,000 square feet to the dry warehouse. The estimated cost of the additional expansion is expected to be $1.7 million and will be funded out of the line of credit facility until construction and permanent financing is completed in June 1996. In the quarter ended April 30, 1996, capital expenditures for the frozen warehouse expansion were approximately $0.7 million and capital expenditures for the dry warehouse expansion were approximately $0.7 million.



         As of January 31, 1996, Valley had a $6.0 million revolving credit facility expiring June 30, 1996 and bearing interest at the rate of prime plus 1%. As of January 31, 1996, $4.7 million of borrowings were outstanding under this credit facility and an additional $1.3 million remained available to finance Valley's working capital requirements. In April of 1996, this credit facility was replaced by a $10.0 million revolving credit line which expires in May of 1998 and bears interest at the bank's "reference rate" plus .25% and/or the London Interbank Offered Rate plus 200 basis points.
Collateral for the line of credit consists of accounts receivable, inventories and equipment.



         On June 14, 1996, Valley, through a newly-formed, wholly-owned subsidiary, acquired substantially all of the operating assets and business of NBC for a purchase price of approximately $5.1 million. The acquisition was financed by a loan from JPF Distributors. See " -- Recent Developments."



         The Combined Valley Group's investment in working capital (exclusive of current maturities of debt) was $9.1 million at January 31, 1996 and $6.6 million at January 31, 1995, and $8.7 million at April 30, 1996 and $8.2 million at April 30, 1995. The increased investment in fiscal 1996 and the quarter ended April 30, 1996 was primarily attributable to increased sales volume.


         In addition to the capital expenditures for expansion of its building facility which are described above, the Combined Valley Group made capital expenditures of $1.2 million in fiscal 1996, $1.5 million in fiscal
1995, $0.6 million in fiscal 1994, $0.3 million in the quarter ended April 30, 1996 and $0.2 million in the quarter ended April 30, 1995, primarily for new trucks, trailers, materials handling equipment and computer equipment. These capital expenditures were funded from capital leases and loans. Charges to operations for all operating leases totaled $0.2 million in fiscal 1996, $0.1 million in fiscal 1995, $0.0 million in fiscal 1994, $0.1 million in the quarter ended April 30, 1996 and $0.0 million in the quarter ended April 30, 1995.


         The Combined Valley Group believes that the combination of cash flow generated by operations, additional capital leasing activity and borrowings under its credit facilities or from JPF Distributors will be sufficient to enable it to finance its growth and meet projected capital expenditures and other short-term and long-term liquidity requirements.

QUARTERLY RESULTS AND SEASONABILITY

         The following table sets forth certain summary information with respect to the Combined Valley Group's operations for the most recently completed fiscal years.

                                                                 (Dollars in thousands)

                                        Fiscal Year Ended 1/31/96                       Fiscal Year Ended 1/31/95
                             -------------------------------------------------------------------------------------------------
                             1st Qtr.       2nd Qtr.     3rd Qtr.    4th Qtr.    1st Qtr.    2nd Qtr    3rd Qtr.     4th Qtr.
                             --------      ---------    ---------   ---------   ---------   --------    --------    ---------
 Net sales...................$28,491       $29,536      $31,770     $31,707     $25,181     $25,097     $27,792     $27,336
 Income from
     operations..............$   675       $   774      $   925     $ 1,305     $   617     $   637     $   820     $   756
 Operating margin............   2.4%          2.6%         2.9%        4.1%        2.5%        2.5%        3.0%        2.8%

                 JP FOODSERVICE, INC. AND COMBINED VALLEY GROUP
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


         The following unaudited pro forma condensed combined financial statements assume a business combination between JP and the Combined Valley Group accounted for as a pooling of interests. The unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements and the notes thereto, certain of which are incorporated by reference or included elsewhere in this Information Statement/Prospectus. The unaudited pro forma condensed combined statements of income combine JP's historical condensed consolidated statements of operations for the three fiscal years ended July 3, 1993, July 2, 1994, and July 1,
1995, and the unaudited condensed consolidated statements of operations for the nine months ended April 1, 1995 and March 30, 1996 with the corresponding Combined Valley Group's historical condensed consolidated statements of income for the three years ended January 31, 1994, 1995 and 1996, and the unaudited condensed consolidated statements of income for the nine months ended March
31, 1995 and 1996, respectively. The unaudited pro forma condensed combined balance sheets combine JP's historical condensed consolidated balance sheets as of July 2, 1995, July 1, 1995 and March 30, 1996 with Combined Valley
Group's historical condensed consolidated balance sheets as of January 31, 1995, January 31, 1996 and March 31, 1996, respectively.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been consummated as presented in the accompanying unaudited pro forma condensed combined financial statements, nor is it necessarily indicative of future operating results.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of JP and the Combined Valley Group incorporated by reference or included elsewhere therein.

                JP FOODSERVICE, INC. AND COMBINED VALLEY GROUP
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    (In thousands, except per share data)



                                                    Fiscal Year Ended                         Nine Months Ended
                                     -----------------------------------------------     -----------------------------
                                     July 3, 1993      July 2, 1994     July 1, 1995     April 1, 1995  March 30, 1996
                                     ------------      ------------     -------------    -------------  --------------
 Net sales                           $1,110,350         $1,134,406       $1,229,757       $893,407        $1,003,552
 Cost of sales                          919,847            943,918        1,022,272        743,387           830,822
                                    -----------        -----------       ----------       --------        ----------

 Gross profit                           190,503            190,488          207,485        150,020           172,730
 Operating expenses                     159,155            155,856          167,883        123,429           142,352
 Amortization of intangible assets        2,266              2,265            2,263          1,697             1,741
 Stock compensation charge                    0                  0              709            709                 0
                                    -----------        -----------       ----------       --------        ----------

 Income from operations                  29,082             32,367           36,630         24,185            28,637
                                    -----------        -----------       ----------       --------        ----------
 Other (income) expenses
    Interest expense                     38,190             31,908           21,732         17,871            10,893
    Nonrecurring charges                      0                  0                0              0             1,517
    Other expenses                          (38)              (348)             (69)          (320)              (68)
                                    -----------        -----------       ----------       --------        ----------
 Total other expenses                    38,152             31,560           21,663         17,551            12,342
                                    -----------        -----------       ----------       --------        ----------
 Income (loss) before income taxes       (9,070)               807           14,967          6,634            16,295
 Recovery of (provision for) income
    taxes                                 2,308             (1,340)          (6,807)        (3,472)           (6,844)
                                    -----------        -----------       ----------       --------        ----------
 Net income (loss) before
    extraordinary charge                 (6,762)              (533)           8,160          3,162             9,451
 Extraordinary charge on early
    extinguishment of debt                    0                  0            4,590          4,590                 0
                                    -----------        -----------       ----------       --------        ----------
 Net income (loss)                       (6,762)              (533)           3,570         (1,428)            9,451
 Preference dividend                     (2,427)              (504)             (40)           (40)                0
                                    -----------        -----------       ----------       --------        ----------
 Net income (loss) applicable to
    common shareholders                 $(9,189)           $(1,037)          $3,530        $(1,468)           $9,451
                                    ===========        ===========       ==========       ========        ==========

 Net income (loss) per common
    share:
 Before extraordinary item               $(2.08)            $(0.23)           $0.65          $0.28             $0.53
 Extraordinary item                         --                 --             (0.37)         (0.42)               --
                                    -----------        -----------       ----------       --------        ----------
 Net income (loss)                       $(2.08)            $(0.23)           $0.28         $(0.14)            $0.53
                                    ===========        ===========       ==========       ========        ==========



      See Notes to Unaudited Pro Forma Condensed Financial Statements.

                 JP FOODSERVICE, INC. AND COMBINED VALLEY GROUP
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                 (In thousands)


                                                        July 2, 1994     July 1, 1995    March 30, 1996
                                                        ------------   --------------   ---------------
 ASSETS
 Current assets
   Cash and cash equivalents                              $   11,341       $   15,840       $     8,414
   Receivables, net of allowance                             111,179          134,838           153,575
   Inventories                                                70,873           73,551            86,791
   Current deferred tax asset                                  3,091              434               540
   Other current assets                                        6,926            8,708            11,153
                                                          ----------       ----------       -----------
     Total current assets                                    203,410          233,371           260,473
                                                          ----------       ----------       -----------
 Property and equipment, net                                  90,444           89,570           100,168
                                                          ----------       ----------       -----------
 Goodwill and other intangible assets, net                    75,898           75,062            77,424
 Loan acquisition costs, net                                   3,547            1,532                 0
 Other noncurrent assets                                         754              679               543
                                                          ----------       ----------       -----------
     Total noncurrent assets                                  80,199           77,273            77,967
                                                          ----------       ----------       -----------
     Total assets                                         $  374,053       $  400,214       $   438,608
                                                          ==========       ==========       ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current liabilities
   Current maturities of senior debt                      $    4,387       $   1,282        $       768
   Current obligations under capital leases                    4,955           4,092              5,759
   Accounts payable
     Trade                                                    83,505          99,815            117,761
     Related parties                                           5,816           5,060                  0
   Accrued expenses                                           12,034          11,744             12,545
   Revolver                                                    2,700           4,700              3,800
                                                          ----------       ----------       -----------
     Total current liabilities                               113,397         126,693            140,633
 Noncurrent liabilities
   Senior debt                                               137,715         137,692            146,438
   Subordinated debt with related parties                    123,756           5,891              6,189
   Obligations under capital leases                           13,030          12,557             17,449
   Noncurrent deferred tax liability                          12,364          11,669             11,925
                                                          ----------       ----------       -----------
     Total noncurrent liabilities                            286,865         167,809            182,001
                                                          ----------       ----------       -----------
     Total liabilities                                       400,262         294,502            322,634
                                                          ----------       ----------       -----------
 Mandatorily redeemable stock                                  2,388              --               --
                                                          ----------       ----------       -----------
 Stockholders' equity
   Common stock and paid-in-capital                           58,086         188,928            190,736
   Accumulated deficit                                       (41,740)        (38,273)           (29,819)
   Distribution in excess of book value                      (44,943)        (44,943)           (44,943)
                                                          ----------       ----------       -----------
            Total stockholders' equity                       (28,597)        105,712            115,974
                                                          ----------       ----------       -----------
 Total liabilities and stockholders' equity               $  374,053       $ 400,214        $   438,608
                                                          ==========       =========        ===========




   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


         NOTE A. The unaudited pro forma condensed combined financial statements of JP and the Combined Valley Group give retroactive effect to the Acquisition which is being accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheets and statements of income are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma condensed combined financial statements will become the historical financial statements of JP upon issuance of financial statements for a period that includes the date of the Acquisition. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of JP and the Combined Valley Group incorporated by reference or included elsewhere in this Information Statement/Prospectus.



         The pro forma combined net income per share is based on the combined weighted average number of JP Common Shares and the Combined Valley Group common stock for each period (assuming for the purposes hereof that the Combined Valley Group constituted a single corporate entity), based on JP's and Combined Valley Group's ownership percentages of the combined entity after the Acquisition. The pro forma condensed combined balance sheets reflect the issuance of 2,022,941 JP Common Shares in exchange for all shares of Combined Valley Group common stock outstanding at each balance sheet date (assuming for the purposes hereof that the Combined Valley Group constituted a single corporate entity), based on such exchange ratio.


         NOTE B. The Combined Valley Group has a January 31 year end and, accordingly, the Combined Valley Group statements of income for the years ended January 31, 1994, 1995 and 1996 have been combined with the JP statement of operations for the fiscal years ended July 3, 1993, July 2, 1994 and July 1, 1995, respectively. In order to conform the Combined Valley Group's year end to JP's fiscal year end, the unaudited pro forma condensed combined statement of income for the nine months ended March 30, 1996 includes seven months (February 1995 through January 1996) for Combined Valley Group which are also included in the unaudited pro forma condensed combined statement of income for the year ended January 31, 1996. Accordingly, an adjustment has been made in the nine months ended March 30, 1996 to retained earnings for the duplication of net income of $1.1 million for such seven month period. Other results of operations for such seven month period of Combined Valley Group include net sales of $73.1 million, income before taxes of $1.7 million, and income taxes of $0.6 million. The unaudited pro forma condensed combined financial data for the nine months ended March
30, 1996 combined JP's financial statements for the nine months ended March
30, 1996 with the Combined Valley Group' financial statements for the nine months ended March 30, 1996.

         NOTE C. The additional unaudited pro forma condensed combined financial data are based upon historical combined income before taxes, adjusted to reflect a provision for income taxes as if the Combined Valley Group and its combining companies had all been C corporations.

         NOTE D. Certain reclassifications, none of which are material, have been made to the Combined Valley Group financial statements in the unaudited pro forma condensed combined financial statements to conform to JP classifications. There are no other material adjustments required to the historical financial statements of JP and Combined Valley Group to arrive at the unaudited pro forma condensed combined balance sheets and statements of income.

         NOTE E. Total costs to be incurred by JP and Combined Valley Group in connection with the Acquisition are estimated to be approximately $5.5 million. These costs, relating to legal, printing, accounting, financial advisory services and other related expenses will be charged against income in the periods subsequent to the unaudited pro forma condensed combined financial statements. Accordingly, the effects of these costs have not been reflected in these unaudited pro forma condensed combined financial statements.

              JP FOODSERVICE INC., COMBINED VALLEY GROUP AND ARROW UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS




     The following unaudited pro forma condensed combined financial statements assume a business combination between JP and the Combined Valley Group accounted for as a pooling of interests, a business combination between JP and Arrow accounted for as a purchase and the Offering. For a further discussion of the Arrow Acquisition and the Offering, see "INFORMATION CONCERNING JP--Recent Developments." The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 1, 1995 combines the following historical condensed consolidated statements of operations: (i) JP for the fiscal year ended July 1, 1995; (ii) the Combined Valley Group for the fiscal year ended January 31, 1996; and (iii) Arrow for the fiscal year ended December 29, 1995. The unaudited pro forma condensed combined statement of operations for the nine months ended March 30, 1996 combines the following unaudited condensed consolidated statements of operations: (i) JP for the nine months ended March 30, 1996; (ii) the Combined Valley Group for the nine months ended March 31, 1996; and (iii) Arrow for the nine months ended March 29, 1996. The unaudited pro forma condensed combined statements of operations assume the Acquisition, the Arrow Acquisition and the Offering each occurred at the beginning of the respective periods presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of JP as of March 30, 1996 with the historical condensed consolidated balance sheets of the Combined Valley Group as of March 31, 1996 and Arrow as of March 29, 1996, respectively, and gives effect to the receipt and application of the estimated net proceeds of the Offering as of March 30, 1996.



     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition, the Arrow Acquisition and the Offering had been consummated as presented in the accompanying unaudited pro forma condensed combined financial statements, nor is it necessarily indicative of future operating results.




     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of JP, the Combined Valley Group and Arrow incorporated by reference and included elsewhere herein. For historical consolidated statements of income and consolidated balance sheets of the Combined Valley Group, see JP's Current Report on Form 8-K for the reportable event dated July 1, 1996 incorporated herein by reference. For historical consolidated statements of income and consolidated balance sheets of Arrow, see JP's Current Report on Form 8-K for the reportable event dated July 17, 1996 incorporated herein by reference.

              JP FOODSERVICE, INC., COMBINED VALLEY GROUP AND ARROW UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                           FISCAL YEAR ENDED JULY 1, 1995
                                       -----------------------------------------------------------------------
                                                                                            PRO FORMA
                                             JP         COMBINED VALLEY              --------------------------
                                      FOODSERVICE, INC.      GROUP         ARROW     ADJUSTMENTS    AS ADJUSTED
                                       --------------- ---------------   -------    -----------    -----------
Net sales...........................     $1,108,253        $121,504      $74,590      $    --      $1,304,347
Cost of sales.......................        921,902         100,370       60,257           --       1,082,529
                                       --------------    ------------    -------    -----------    -----------
Gross profit........................        186,351          21,134       14,333           --         221,818
Operating expenses..................        150,428          17,455       12,756       (1,931)(a)     178,708
Amortization of intangible assets...          2,263              --           --          764(b)        3,027
Stock compensation charge...........            709              --           --           --             709
                                       --------------    ------------    -------    -----------    -----------
Income from operations..............         32,951           3,679        1,577        1,167          39,374
                                       --------------    ------------    -------    -----------    -----------
Other (income) expenses
    Interest expense................         20,419           1,313        1,055       (2,450)(c)      20,337
    Other income....................             --             (69)        (140)          --            (209)
                                       --------------    ------------    -------    -----------    -----------
Total other expenses................         20,419           1,244          915       (2,450)         20,128
                                       --------------    ------------    -------    -----------    -----------
Income before income taxes and
  extraordinary charge..............         12,532           2,435          662        3,617          19,246
Provision for income taxes..........         (5,962)           (611)          (9)      (1,796)(d)      (8,378)
                                       --------------    ------------    -------    -----------    -----------
Income before extraordinary
  charge............................          6,570           1,824          653        1,821          10,868
Extraordinary charge on early
  extinguishment of debt............         (4,590)             --           --           --          (4,590)
                                       --------------    ------------    -------    -----------    -----------
Net income..........................          1,980           1,824          653        1,821           6,278
Preference dividend.................            (40)             --           --           --             (40)
                                       --------------    ------------    -------    -----------    -----------
Net income applicable to common
  stockholders......................     $    1,940        $  1,824      $   653      $ 1,821      $    6,238
                                       =============     ===========     ========   ===========    ===========
Net income per common share:
    Before extraordinary item.......     $     0.59(e)                                             $     0.69(e)
    Extraordinary item..............          (0.42)                                                    (0.29)
                                       --------------                                              -----------
Net income..........................     $     0.17(e)                                             $     0.40(e)
                                       =============                                               ===========
Weighted average number of common
  shares outstanding................     11,122,343                                                15,607,340
                                       =============                                               ===========


- ---------------


(a) Represents a reduction in officer compensation for the Combined Valley Group and Arrow of $400 and $1,531, respectively, based on employment agreements to be entered into upon consummation of the Acquisition and the Arrow Acquisition.



(b) Amortization of goodwill related to the Arrow Acquisition on a straight-line basis over 40 years.



(c) Represents a reduction of interest expense on debt to be repaid from proceeds of the Offering comprised of $1,313 for the Combined Valley Group, $1,055 for Arrow and $82 for JP ($1,276 reduction in JP's revolving credit facility at an average interest rate of 6.50%).



(d) Represents (i) an increase in tax expense to reflect the Combined Valley Group and Arrow as C corporations for federal income tax purposes of $370 and $541, respectively, and (ii) an increase in tax expense of $885 relating to adjustment (c).



(e) Reflects a reduction in net income of $709 resulting from the one-time non-cash stock compensation charge equal to $0.06 per common share, actual, and $0.05 per common share, pro forma, for the fiscal year ended July 1, 1995.



     See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              JP FOODSERVICE, INC., COMBINED VALLEY GROUP AND ARROW UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                       NINE MONTHS ENDED MARCH 30, 1996
                                    -----------------------------------------------------------------------
                                                                                         PRO FORMA
                                          JP         COMBINED VALLEY              --------------------------
                                   FOODSERVICE, INC.      GROUP         ARROW     ADJUSTMENTS    AS ADJUSTED
                                    --------------- ---------------   -------    -----------    -----------
Net sales........................     $  908,905        $ 94,647      $60,193      $    --      $1,063,745
Cost of sales....................        752,675          78,147       49,072           --         879,894
                                    --------------    ------------    -------    -----------    -----------
Gross profit.....................        156,230          16,500       11,121           --         183,851
Operating expenses...............        128,893          13,459       10,294       (1,204)(a)     151,442
Amortization of intangible
  assets.........................          1,741              --           --          573 (b)       2,314
                                    --------------    ------------    -------    -----------    -----------
Income from operations...........         25,596           3,041          827          631          30,095
                                    --------------    ------------    -------    -----------    -----------
Other (income) expenses
    Interest expense.............          9,913             980          775       (1,788)(c)       9,880
    Nonrecurring charge..........          1,517              --           --           --           1,517
    Other income.................             --             (68)        (144)          --            (212)
                                    --------------    ------------    -------    -----------    -----------
Total other expenses.............         11,430             912          631       (1,788)         11,185
                                    --------------    ------------    -------    -----------    -----------
Income before income taxes.......         14,166           2,129          196        2,419          18,910
Provision for income taxes.......         (6,097)           (551)          (8)      (1,138)(d)      (7,794)
                                    --------------    ------------    -------    -----------    -----------
Net income applicable to common
  stockholders...................     $    8,069        $  1,578      $   188      $ 1,281      $   11,116
                                    =============     ===========     ========   ===========    ===========
Net income per common share......     $     0.51(e)                                             $     0.53 (e)
                                    =============                                               ===========
Weighted average number of common
  shares outstanding.............     15,944,455                                                21,038,179
                                    =============                                               ===========


- ---------------

(a) Represents a reduction in officer compensation for the Combined Valley Group and Arrow of $280 and $924, respectively, based on employment agreements to be entered into upon consummation of the Acquisition and the Arrow Acquisition.



(b) Amortization of goodwill related to the Arrow Acquisition on a straight-line basis over 40 years.



(c) Represents a reduction of interest expense on debt to be repaid from proceeds of the Offering comprised of $980 for the Combined Valley Group, $775 for Arrow and $33 for JP ($654 reduction in JP's revolving credit facility at an average interest rate of 6.50%).



(d) Represents (i) an increase in tax expense to reflect the Combined Valley Group and Arrow as C corporations for federal income tax purposes of $291 and $203, respectively, and (ii) an increase in tax expense of $644 relating to adjustment (c).



(e) Reflects a reduction in net income of $933 resulting from the nonrecurring charge equal to $0.06 per common share for the actual nine months ended March 30, 1996, and $0.04 per common share for the pro forma nine months ended March 30, 1996.



   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

              JP FOODSERVICE, INC., COMBINED VALLEY GROUP AND ARROW
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)



                                                                         MARCH 30, 1996
                                             -----------------------------------------------------------------------
                                                                                                  PRO FORMA
                                                   JP         COMBINED VALLEY              --------------------------
                                            FOODSERVICE, INC.      GROUP         ARROW     ADJUSTMENTS    AS ADJUSTED
                                             --------------- ---------------   -------    -----------    -----------
                  ASSETS
Current assets
    Cash and cash equivalents.............      $  7,960         $    454      $     7     $      --      $   8,421
    Receivables, net of allowance.........       141,784           11,791        7,522            --        161,097
    Inventories...........................        81,071            5,720        7,433            --         94,224
    Current deferred tax asset............           540               --           74           (74)(a)        540
    Other current assets..................        10,637              516          498            --         11,651
                                             --------------    ------------    -------    -----------    -----------
         Total current assets.............       241,992           18,481       15,534           (74)       275,933
                                             --------------    ------------    -------    -----------    -----------
Property and equipment, net...............        91,625            8,543        7,794            --        107,962
Goodwill and other intangible assets,
  net.....................................        77,424               --           --        30,559 (b)    107,983
Other noncurrent assets...................            --              543          563          (226)(a)        880
                                             --------------    ------------    -------    -----------    -----------
         Total noncurrent assets..........       169,049            9,086        8,357        30,333        216,825
                                             --------------    ------------    -------    -----------    -----------
         Total assets.....................      $411,041         $ 27,567      $23,891     $  30,259      $ 492,758
                                             =============     ===========     ========   ===========    ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current maturities of senior debt.....      $     --         $    768      $   793     $  (1,561)(c)  $      --
    Revolving bank line of credit.........            --            3,800           --        (3,800)(c)         --
    Current obligations under capital
      leases..............................         5,513              246           --            --          5,759
    Accounts payable......................       108,769            8,992        6,027            --        123,788
    Accrued expenses......................        11,246            1,299        1,404           850 (d)     14,799
                                             --------------    ------------    -------    -----------    -----------
         Total current liabilities........       125,528           15,105        8,224        (4,511)       144,346
                                             --------------    ------------    -------    -----------    -----------
Noncurrent liabilities
    Senior debt...........................       139,500            6,938       13,518       (21,642)(c)    138,314
    Subordinated debt with related
      parties.............................         4,050            2,139        1,958        (4,097)(c)      4,050
    Obligations under capital leases......        16,917              532           --            --         17,449
    Noncurrent deferred tax liability.....        11,798              127           27           (27)(a)     11,925
                                             --------------    ------------    -------    -----------    -----------
         Total noncurrent liabilities.....       172,265            9,736       15,503       (25,766)       171,738
                                             --------------    ------------    -------    -----------    -----------
         Total liabilities................       297,793           24,841       23,727       (30,277)       316,084
                                             --------------    ------------    -------    -----------    -----------
Stockholders' equity
    Common stock and additional paid-in
      capital.............................       189,585            1,151           50        60,650 (e)    251,436
    Retained earnings (accumulated
      deficit)............................       (31,394)           1,575          114          (114)(f)    (29,819)
    Distribution in excess of book value
      of continuing stockholder's
      interest............................       (44,943)              --           --            --        (44,943)
                                             --------------    ------------    -------    -----------    -----------
         Total stockholders' equity.......       113,248            2,726          164        60,536        176,674
                                             --------------    ------------    -------    -----------    -----------
Total liabilities and stockholders'
  equity..................................      $411,041         $ 27,567      $23,891     $  30,259      $ 492,758
                                             =============     ===========     ========   ===========    ===========


- ---------------

(a) Represents assets or liabilities not acquired or not assumed by JP in the Arrow Acquisition.



(b) Represents goodwill associated with the Arrow Acquisition.



(c) Application of net proceeds from the Offering.



(d) Accrued Arrow Acquisition transaction costs.



(e) Represents the issuance of 3,000,000 JP Common Shares and related net proceeds of $59,000 received in the Offering, the issuance of 80,952 JP Common Shares valued at $1,700 in connection with the Arrow Acquisition and the elimination of Arrow's common stock and additional paid-in capital accounts.



(f) Elimination of Arrow's retained earnings account.



   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS



     NOTE A -- In order to conform the Combined Valley Group's year-end to
JP's fiscal year-end, the unaudited pro forma condensed combined statement of operations for the nine months ended March 30, 1996 includes seven months (July 1995 through January 1996) for the Combined Valley Group are also included in the unaudited pro forma condensed combined statement of operations for the year ended January 31, 1996. Accordingly, an adjustment has been made in the nine months ended March 30, 1996 to retained earnings for the duplication of net income of $1.1 million for such seven-month period. Other results of operations for such seven-month period of the Combined Valley Group include net sales of $73.1 million, income before taxes of $0.6 million and income tax benefits of $1.7 million.



     NOTE B -- Certain reclassifications, none of which is material, have been made to the financial statements of the Combined Valley Group and Arrow in the unaudited pro forma condensed combined financial statements to conform to classifications of JP. Other than as reflected in the foregoing statements and the notes thereto, there are no material adjustments required to the historical financial statements of JP, the Combined Valley Group and Arrow to arrive at the unaudited pro forma condensed combined balance sheet and statements of income.



     NOTE C -- Total costs to be incurred by JP and the Combined Valley
Group in connection with the Acquisition are estimated to be approximately $5.5 million. These costs, relating to legal, printing, accounting, financial advisory services and other related expenses, will be charged against income in the periods subsequent to the unaudited pro forma condensed combined financial statements. Accordingly, the effects of these costs have not been reflected in these unaudited pro forma condensed combined financial statements. Total costs to be incurred by JP in connection with the Arrow Acquisition are estimated to be approximately $0.85 million. Such amount has been added to the purchase price of Arrow in determining total costs to be allocated in purchase accounting.

                        COMPARATIVE MARKET PRICE DATA
MARKET PRICE DATA

         The JP Common Shares began trading on the Nasdaq National Market under the symbol "JPFS" in November 1994. The following table sets forth the range of high and low trading sales prices for the JP Common Shares as reported by the Nasdaq National Market for the periods indicated.


                                                                                                FISCAL YEAR (1)
                                                                                           -------------------------
                                                                                             HIGH            LOW
                                                                                           ---------      ----------
           Fiscal year ended July 1, 1995
                         Second quarter..............................................      $ 11 1/2        $  9 1/4
                         Third quarter...............................................        13 1/4           9 1/4
                         Fourth quarter..............................................        14 3/8          10 3/4

           Fiscal year ended June 29, 1996
                         First quarter...............................................      $ 18            $ 12 3/4
                         Second quarter..............................................        19 3/4          15 1/4
                         Third quarter...............................................        22 3/4          18
                         Fourth quarter..............................................        25              18

           Fiscal year ending June 28, 1997
                         First quarter (through July 29, 1996).......................      $ 26            $ 20 1/2


- ---------------------
(1) JP reports its annual financial results on a 52/53-week fiscal year ending the Saturday closest to June 30. Since its inception, JP has paid no dividends on the JP Common Shares.


         On May 16, 1996, the last trading day immediately prior to the public announcement of the Acquisition, the closing price of the JP Common Shares as reported on the Nasdaq National Market was $22.00 per share. Following the consummation of the Acquisition, the JP Common Shares will continue to be traded on the Nasdaq National Market under the symbol "JPFS."


         There is no established public trading market for Industries Common Stock or for "Z" Leasing partnership interests. At February 1, 1994, the stockholders of Industries were the current six Stockholders and "Z" Leasing. Effective February 1, 1995, in connection with a restructuring, "Z" Leasing distributed all of its shares of Industries Common Stock to the other Stockholders. Since February 1, 1995, there have been no transactions involving Industries Common Stock, and the identity of the Stockholders and the amounts of Industries Common Stock owned by them since February 1, 1995 are as set forth under "OWNERSHIP OF INDUSTRIES COMMON STOCK AND OF "Z" LEASING." Since its formation, there have been no transactions involving "Z" Leasing partnership interests.

                        DESCRIPTION OF JP CAPITAL STOCK

         The following is a description of the capital stock of JP as provided for in the JP Restated Certificate of Incorporation (the "JP Certificate"). This description does not purport to be complete and is qualified in its entirety by references to the full text of the JP Certificate, which is an exhibit to the Registration Statement of which this Information Statement/Prospectus is a part. The JP Certificate authorizes issuance of 45,000,000 JP Common Shares, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). At May 31, 1996, 16,025,014 JP Common Shares were outstanding and no shares of Preferred Stock were outstanding.

COMMON SHARES

         Holders of JP Common Shares are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Holders of JP Common Shares are entitled to receive ratably such dividends as may be declared by the Board on the Common Shares out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the affairs of JP, the holders of JP Common Shares are entitled to share ratably in the assets available for distribution after payments to creditors and to the holders of any Preferred Stock that may be outstanding at such time. The holders of JP Common Shares have no preemptive rights, cumulative voting right or rights to convert shares of JP Common Shares into any other securities and are not subject to future calls or assessments by JP. All outstanding JP Common Shares are, and the shares issued in the Acquisition, will be fully paid and nonassessable.


         The Common Stock is traded on the Nasdaq National Market under the symbol "JPFS." The Bank of New York is the registrar and transfer agent for the JP Common Shares.




PREFERRED STOCK

         The Board of Directors of JP (the "JP Board"), is authorized without further stockholder action to provide for the issuance from time to time of up to 5,000,000 shares of Preferred Stock, in one or more series with such powers, designations, preferences and relative, participating optional or other special rights, qualifications, limitations or restrictions as will be set forth in the resolutions providing for the issue of such series adopted by the Board. The holders of Preferred Stock will have no preemptive rights (unless otherwise provided in the applicable certificate of designation) and will not be subject to future assessments by JP. Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the JP Common Shares. In addition, the issuance of Preferred Stock, while providing JP with financial flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, make it more difficult for a third party to gain control of JP, discourage bids for the JP Common Shares at a premium, or otherwise adversely affect the market price of the JP Common Shares. See " --- Stockholder Rights Plan."


         In connection with the establishment of the Stockholders rights plan described below, the JP Board has authorized creation of a series of Preferred Stock designated as Series A Junior

Participating Preferred Stock. The number of shares initially constituting such series is 350,000. See "-- Stockholders Rights Plan."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS

         General. The JP Certificate and the Amended and Restated By-Laws of JP (the "JP By-Laws") contain certain provisions that could make more difficult the acquisition of JP by means of a tender offer, a proxy contest or otherwise.

         Classified Board. The JP Certificate and the JP By-Laws provide that the JP Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the JP Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the JP Board. The JP Certificate provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the JP By-Laws. The JP By-Laws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that JP would have if there were no vacancies on the JP Board. In addition, the JP Certificate provides that, subject to any rights of holders of Preferred Stock, and unless the JP Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

         Stockholder Action. The JP Certificate provides that, subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action may be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

         Stockholder Advance Notice Procedure. The JP Certificate establishes an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of JP. The stockholder notice procedure provides that only persons who are nominated by a majority of the JP Board, or a duly authorized committee thereof, or by a stockholder who has given timely written notice to the Secretary of JP prior to the meeting at which directors are to be elected, will be eligible for election as directors of JP. The stockholder notice procedure also provides that only such business may be conducted at an annual meeting as has been brought before the meeting by, or at the direction of, the JP Board or by a stockholder who has given timely written notice to the Secretary of JP of such stockholder's intention to bring such business before such meeting.

STOCKHOLDER RIGHTS PLAN

         On February 19, 1996, the JP Board adopted a stockholder rights plan for the purpose of ensuring that all of JP's stockholders receive fair and equal treatment in the event of any proposed takeover of JP. The rights plan would be triggered by the acquisition (or certain actions that would result in the acquisition) of 10% or more of JP Common Shares by any person or group and by the acquisition (or certain actions that would result in the acquisition) of any additional JP Common Shares by any person or group owning 10% or more of the JP Common Shares on February 19, 1996.

         Pursuant to this plan, the Board declared a dividend of one preferred share purchase right (a "Right") for each outstanding JP Common Share. The dividend was paid on March 1, 1996 to stockholders of record at the close of business on March 1, 1996. Each Right entitles the registered holder of JP Common Shares to purchase from JP, upon the occurrence of the specified triggering events, one one-hundredth of a share of a newly authorized issue of Series A Junior Participating Preferred Stock at a price of $95, subject to adjustment. Until the occurrence of a triggering event, each newly issued JP Common Share will be entitled to one Right. JP may redeem the Rights at a price of $.01 per Right prior to a triggering event. The Rights expire on February 19, 2006.

         The rights plan was amended as of May 17, 1996 to exempt from the operation of the plan the JP Common Shares to be issued to the Stockholders and "Z" Leasing in connection with the Acquisition. Upon issuance, such JP Common Shares will be entitled to receive Rights under the plan.

SECTION 203 OF THE DELAWARE LAW


         JP is subject to Section 203 of the Delaware Law, the "business combination" statute. In general such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the board of directors of the corporation prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder". On the basis of the foregoing exclusions, any business combination with Sara Lee or its affiliates are not subject to Section 203. A "business combination" includes (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an "interested stockholder," (ii) certain transactions resulting in the issuance or transfer to an "interested stockholder" of any stock of the corporation or its subsidiaries, (iii) certain transactions that would increase the proportionate share of the stock of a corporation or its subsidiaries owned by an "interested stockholder" and (iv) the receipt by an "interested stockholder" of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits. An

"interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's voting stock The JP Certificate does not exclude JP from the restrictions imposed under the statute, and the statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to JP and, accordingly, may discourage attempts to acquire JP.

DIRECTOR LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The JP Certificate provides for the elimination and limitation of the personal liability of directors of JP for monetary damages to the fullest extent permitted by the Delaware Law. In addition, the JP Certificate of Incorporation provides that if the Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. The effect of this provision is to eliminate the rights of JP and its stockholders (through stockholders' derivative suits on behalf of JP) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of JP or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the JP By-Laws provide that JP shall, to the full extent permitted by the Delaware Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

                            COMPARISON OF RIGHTS OF
               STOCKHOLDERS OF INDUSTRIES AND STOCKHOLDERS OF JP


         If the Merger is consummated, stockholders of Industries, a Nevada corporation, will become stockholders of JP, a Delaware corporation, and the rights of such stockholders will be governed by applicable Delaware law, including the Delaware Law, and by the JP Certificate and the JP By-laws. The following discussion summarizes certain important differences between the rights of stockholders of Industries under the Nevada General Corporation Law (the "Nevada Law"), the Articles of Incorporation of Industries, as amended (the "Industries Articles") and the Industries by-Laws, as amended (the "Industries By-Laws"), and the rights of stockholders of JP under the Delaware Law, the JP Certificate and the JP By-laws.


AUTHORIZED CAPITAL STOCK

         Under the JP Certificate, JP currently has authority to issue 50,000,000 shares of capital stock. Of that number, 5,000,000 shares are Preferred Stock, par value $.01 per share, and 45,000,000 shares are Common Shares, par value $.01 per share. For a further description of JP's capital stock, including certain restrictions with respect to the issuance, holding, transfer and voting thereof, see "DESCRIPTION OF JP CAPITAL STOCK."

         Under the Industries Articles, Industries currently has authority to issue 20,000,000 shares of common stock, par value $.001 per share.

PREFERRED STOCK



         Under the JP Certificate, the JP Board has the authority to issue preferred stock and to fix the relative rights and preferences of the shares of any series of Preferred Stock generally. See "DESCRIPTION OF JP CAPITAL STOCK
- -- Preferred Stock."



         Under the Industries Articles, the Industries Board is not authorized to issue preferred stock.

SHAREHOLDER ACTION BY WRITTEN CONSENT

         Under Section 228(a) of the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken in the absence of a meeting, without prior notice and without a vote. Such action may be taken by the written consent of stockholders in lieu of a meeting setting forth the action so taken and signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

         Under Section 78.320 of the Nevada Law, unless otherwise provided in a corporation's articles of incorporation or by-laws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

SPECIAL MEETINGS OF SHAREHOLDERS



         Under Section 211(d) of the Delaware Law, special meetings of stockholders may be called by the board of directors and by such other person or persons as may be authorized to do so by the corporation's certificate of
incorporation or by-laws.   The JP By-Laws provide that the Chairman of the JP
Board or a majority of the JP Board may call a special meeting of the stockholders of JP. Under Section 78.310 of the Nevada Law, special meetings may be held in the manner provided by the by-laws of the corporation. The Industries By-Laws provide that a special meeting of the Stockholders may be called by the President, the Board of Directors or at the written request of 51% of the Stockholders.



CUMULATIVE VOTING

         Both Section 214 of the Delaware Law and Section 78.360 of the Nevada Law allow a corporation to provide for cumulative voting in the certificate of incorporation or the articles of incorporation. Neither the JP Certificate nor the Industries Articles provide for cumulative voting.

RESTRICTIONS ON BUSINESS COMBINATIONS/CORPORATE CONTROL

         Both the Delaware Law and the Nevada Law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the Delaware Law, except under certain circumstances, a corporation is not permitted to engage in a business combination with any "interested stockholder." See "DESCRIPTION OF JP CAPITAL STOCK -- Section 203 of the Delaware Law."


         The Delaware Law and the Nevada Law do not permit business combinations with interested stockholders for a period of three years following the date such stockholder became an interested stockholder. The Nevada Law defines an interested stockholder, generally, as a person who owns 10% or more, rather than 15% or more under the Delaware Law, of the outstanding shares of the corporation's voting stock.


         In addition, the Nevada Law generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person", unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Acquiring person" means (subject to certain exceptions) any person who individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in the issuing corporation. "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded. The Delaware Law does not contain a similar control shares statute.


APPRAISAL RIGHTS; DISSENTERS' RIGHTS

         Both Section 262 of the Delaware Law and Sections 92A.380 and 92A.390 of the Nevada Law provide that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares. Unless a corporation's certificate of incorporation provides otherwise, dissenters do not have rights of appraisal with respect to (i) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders, if the stockholders receive cash (in the case of the Nevada Law), shares in the surviving corporation, shares of another corporation that are publicly listed or held by more than 2,000 stockholders, cash in lieu of fractional shares or any combination of the above or (ii) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

REDEEMABLE SHARES

         Section 151(b) of the Delaware Law provides that the certificate of incorporation or a resolution of the board of directors may make any class of stock subject to redemption at the option of the corporation or the shareholders or upon the happening of a specified event, as long as at the time of redemption one class of voting stock is not subject to redemption.

         Section 78.196 of the Nevada Law provides that the articles of incorporation or a resolution of the board of directors may authorize one or more classes of stock that are redeemable or convertible at the option of the corporation, the shareholders or another person or upon the occurrence of a designated event.

RIGHTS, WARRANTS OR OPTIONS

         Under Section 157 of the Delaware Law, rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors subject to the provisions of the certificate of incorporation. The terms of such rights or options must be fixed and stated in the certificate of incorporation or in a resolution or resolutions adopted by the board of directors. The JP Board has adopted a stockholder rights plan. See "DESCRIPTION OF JP CAPITAL STOCK --- Stockholder Rights Plan."

         Under Section 78.200 of the Nevada Law, a corporation may create and issue rights or options entitling the holders thereof to purchase from the corporation shares of its stock of any class or classes. The terms of such rights or options must be fixed and stated in the articles of incorporation or in a resolution or resolutions adopted by the board of directors. Industries has not created or issued any such rights or options.

PREEMPTIVE RIGHTS


         Under Section 102(b)(3) of the Delaware Law, absent an express provision in a corporation's certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to an additional issue of stock. Nevada corporations organized on or after October 1, 1991 do not have preemptive rights unless they include the same in their articles of incorporation, and stockholders in Nevada corporations organized prior to October 1, 1991 have preemptive rights unless their articles expressly exclude the same. Holders of JP Common Shares and the holders of Industries Common Stock have no preemptive rights.


AMENDMENT OF ARTICLES OF INCORPORATION AND BY-LAWS

         Section 242 of the Delaware Law and Sections 78.385 and 78.390 of the Nevada Law permit a corporation to amend its certificate or articles of incorporation in any respect provided the amendment contains only provisions that would be lawful in an original certificate or articles of incorporation filed at the time of amendment. To amend a certificate or articles of incorporation, the board must adopt a resolution presenting the proposed amendment. In addition, a majority of the shares entitled to vote, as well as a majority of shares by class of each class entitled to vote, must approve the amendment to make it effective. When the substantive rights of a class of shares will be affected by an amendment, the holders of those shares are entitled to vote as a class even if the shares are non-voting shares. When only one or more series in a class of shares, and not the entire class, will be adversely affected by an amendment, only the affected series may vote as a class. Under Section 242 (b)(2) of the Delaware Law, the right to vote as a class may be limited in certain circumstances. Any provision in the certificate or articles of incorporation which requires a greater vote than required by law cannot be amended or repealed except by such greater vote.
Section 242(c) of the Delaware Law provides that, in its resolution proposing an amendment, the board may insert a provision allowing the board to abandon the amendment, without concurrence by stockholders, after the amendment has received stockholder approval but before its filing with the Secretary of State.


         Section 109 of the Delaware Law provides that the power to amend the by-laws rests with the stockholders entitled to vote, although the certificate of incorporation may confer the power to amend the by-laws upon the board of directors. Section 109 further provides that the fact that the certificate of incorporation confers such power upon the board of directors neither limits nor divests the stockholders of the power to amend the by-laws. The JP Certificate authorizes the JP Board to adopt, amend or repeal the JP By-Laws. Section
78.120 of the Nevada Law, on the other hand, provides that, subject to the by-laws, if any, adopted by the stockholders, the directors may amend the by-laws of the corporation.


REMOVAL OF DIRECTORS

         JP has a classified board of directors. Under the Delaware Law, in the case of a corporation with a classified board of directors, directors may be removed only for cause, unless otherwise provided by the certificate of incorporation. Under the Nevada Law, any one or all of the directors of a corporation may be removed without cause by the holders of not less than two-thirds of the voting power of a corporation's stock. In the case of corporations that have provided in their articles of incorporation for the election of directors by cumulative voting, no directors may be removed from office without the vote of stockholders owning sufficient shares to have prevented his election to office in the first instance. The Nevada Law permits the articles of incorporation to require the concurrence of a greater percentage of the voting stock in order to remove a director. The Industries Articles do not provide for a greater percentage vote to remove directors.


INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES

         Delaware and Nevada have nearly identical provisions regarding indemnification by a corporation of its officers, directors, employees and agents for claims against such persons as a result of their position. Delaware and Nevada Law differ slightly in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. The Delaware Law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Thus, a corporation has the discretion to decide whether or not to advance expenses. The JP By-Laws, however, require that JP make advance payment of expenses so long as the party seeking indemnification undertakes to repay all such amounts if indemnification is not granted.

         The Nevada Law provides for similar advancement of expenses. In addition, however, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses as they are incurred in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. The Industries By-Laws, however, do not require payment of advancement, and Industries may make such advancements at its discretion.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

         Delaware corporations are permitted to adopt charter provisions limiting, or even eliminating, the liability of a director of a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The JP Articles provide for the elimination and limitation of the personal liability of directors of JP for monetary damages to the fullest extent permitted by the Delaware Law. See "DESCRIPTION OF JP CAPITAL STOCK--Director Liability and Indemnification of Directors and Officers."

         The Nevada Law provision permitting the adoption of provisions in the articles of incorporation limiting personal liability is similar to Delaware's, but differs in two respects. First, the Nevada provision applies to both directors and officers. Second, while the Delaware provision excepts from limitation on liability a breach of the duty of loyalty, the Nevada counterpart does not contain this exception. The Industries Articles provide for the elimination of personal liability for the directors and officers of Industries for damages for breach of fiduciary duty except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or for the payment of dividends in violation of Nevada Law.

         Under the laws of either state, the charter provision will not have any effect on the availability of equitable remedies such as an injunction or rescission based upon a breach of the duty of care, or on liabilities which arise under certain federal statutes such as the securities laws.

                                 LEGAL MATTERS


         The validity of the shares of JP Common Shares to be issued in the Acquisition is being passed upon by Shaw, Pittman, Potts & Trowbridge, a partnership including professional corporations, Washington, D.C., counsel to JP. Carlsmith Ball Wichman Case & Ichiki, Los Angeles, California, counsel to Industries, Valley and "Z" Leasing, will issue a legal opinion concerning certain federal income tax consequences of the Merger. Duane H. Zobrist, a Stockholder, a member of the Industries Board and a Partner, is a member of Carlsmith Ball Wichman Case & Ichiki.


                                    EXPERTS

         The consolidated financial statements of JP incorporated by reference in this Information Statement/Prospectus by reference to JP's Annual Report on Form 10-K for the year ended July 1, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



         The combined financial statements of Industries, Valley and "Z" Leasing as of January 31, 1994, 1995 and 1996 and for each of the three years in the period ended January 31, 1996 have been so included herein in reliance on the report of KPMG Peat Marwick LLP, independent public accountants, given on the authority of such firm as experts in auditing and accounting.





         The combined financial statements of Arrow Paper and Supply Co., Inc. and Affiliate as of December 29, 1995 incorporated by reference in this Information Statement/Prospectus by reference to JP's Current Report on Form 8-K for the reportable event dated July 17, 1996 have been so incorporated in reliance on the report of Blum, Shapiro & Company, P.C., independent accountants, given on authority of said firm as experts in auditing and accounting.

                            SOLICITATION OF PROXIES

         Industries and "Z" Leasing will share equally the expenses in connection with the copying and mailing of this Information
Statement/Prospectus. The costs of solicitation of proxies will be borne by Industries, and the costs of solicitation of consents will be borne by "Z" Leasing. Proxies may be solicited by directors, officers or regular employees of Industries in person, by letter or by telephone or telegram.


                                        BY ORDER OF THE BOARD OF DIRECTORS OF
                                        VALLEY INDUSTRIES, INC.

                                        /s/ Richard D. Zobrist
                                        --------------------------------
                                        Richard D. Zobrist
                                        Secretary


                                        "Z" LEASING CO.

                                        By: R. PHILIP ZOBRIST

                                            /s/ R. Philip Zobrist
                                            -----------------------------------
                                            R. Philip Zobrist
                                            General Partner

                         INDEX TO FINANCIAL STATEMENTS
          VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND "Z" LEASING CO.



                                                                    Page
                                                                    ----
Independent Auditor's Report                                        F-2

Combined Balance Sheets at January 31, 1994, 1995 and 1996          F-3

Combined Statements of Earnings for Fiscal Year Ended
     January 31, 1994, 1995 and 1996                                F-4

Combined Statements of Stockholders' and Partners' Equity for
     Fiscal Years ended January 31, 1994, 1995 and 1996             F-5

Combined Statements of Cash Flows for Years ended
     January 31, 1994, 1995 and 1996                                F-6

Notes to Combined Financial Statements                              F-7

Condensed Combined Balance Sheets at April 30, 1995 and 1996        F-17

Condensed Combined Statements of Earnings for Periods Ended
    April 30, 1995 and 1996                                         F-18

Condensed Combined Statements of Cash Flows for Periods Ended
    April 30, 1995 and 1996                                         F-19

Notes to Condensed Combined Financial Statements                    F-20

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors, Stockholders and Partners
Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General
  Partnership):

We have audited the accompanying combined balance sheets of Valley Industries, Inc. and subsidiaries and Z Leasing Company (A General Partnership) (collectively, the Company) as of January 31, 1994, 1995 and 1996, and the related combined statements of earnings, stockholders' and partners' equity, and cash flows for each of the years in the three-year period ended January 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of January 31, 1994, 1995 and 1996, and the combined results of their operations and their cash flows for each of the years in the three-year period ended January 31, 1996, in conformity with generally accepted accounting principles.

                           /s/ KPMG Peat Marwick LLP

June 17, 1996

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
(A GENERAL PARTNERSHIP)

Combined Balance Sheets
January 31, 1994, 1995 and 1996
- -------------------------------------------------------------------------------------------


                                                        1994         1995           1996
- -------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                      $    43,348        43,411       422,323
   Trade accounts receivable, net (Note 3 and 6)    7,914,638     9,734,596    11,346,721
   Inventories (Notes 6 and 15)                     4,203,034     5,062,972     5,922,436
   Prepaid expenses and other assets                  148,411       305,945       389,466
   Income taxes receivable                                 --        62,634            --
- -------------------------------------------------------------------------------------------
         Total current assets                      12,309,431    15,209,558    18,080,946
- -------------------------------------------------------------------------------------------
Property and equipment, net (Notes 4 and 6)         8,191,428     8,242,757     8,417,116
Due from related parties                              236,384       224,540       124,516
Other assets                                          116,502       529,590       554,268
- -------------------------------------------------------------------------------------------

         Total assets                             $20,853,745    24,206,445    27,176,846
===========================================================================================

LIABILITIES AND STOCKHOLDERS' AND PARTNERS'
   EQUITY
Current liabilities:
   Revolving bank line of credit (Notes 6 and
     13)                                          $ 2,399,000     2,700,000     4,700,000
   Bank overdraft                                   1,252,465     2,386,146     2,581,148
   Accounts payable                                 3,920,009     4,804,239     5,412,148
   Accrued payroll and related taxes                  527,767       954,630       422,126
   Other accrued liabilities                          245,732       402,850       465,837
   Income taxes payable                               155,478            --            --
   Current deferred tax liability, net (note 9)        74,869        13,824       117,314
   Current portion of notes payable to related
     parties (Note 11)                                385,596       493,873       416,019
   Short-term notes payable                           116,500       121,053       145,114
   Current portion of long-term debt and
     capital lease obligations (Note 7)               772,892       893,444       865,906
- -------------------------------------------------------------------------------------------
         Total current liabilities                  9,850,308    12,770,059    15,125,612
- -------------------------------------------------------------------------------------------
Noncurrent liabilities:
   Long-term debt and capital lease
     obligations, less current portion (Note 7)     8,171,756     8,093,658     7,692,104
   Notes payable to related parties (Note 11)       2,311,001     1,937,128     1,741,111
   Noncurrent deferred tax liability (Note 9)          92,370       138,939       127,434
   Minority interest (Note 2)                         520,641       209,541       149,941
- -------------------------------------------------------------------------------------------
         Total noncurrent liabilities              11,095,768    10,379,266     9,710,590
- -------------------------------------------------------------------------------------------
         Total liabilities                         20,946,076    23,149,325    24,836,202
- -------------------------------------------------------------------------------------------


Stockholders' and partners' equity (Notes 16
   and 17):
   Common stock,  $.001 par value, 20,000,000
     shares authorized, 8,474,576 shares issued     1,151,000     1,151,000     1,151,000
     and outstanding in 1994, 10,000,000 shares
     in 1995 and 1996
   Retained earnings                                 (107,331)      (93,880)    1,189,644
- -------------------------------------------------------------------------------------------
                                                    1,043,669     1,057,120     2,340,644

   Less treasury stock, common, at cost,
     1,525,424 in 1994.                            (1,136,000)           --            --
- -------------------------------------------------------------------------------------------
         Total stockholders' and partners'
           equity                                     (92,331)    1,057,120     2,340,644
- -------------------------------------------------------------------------------------------

Commitments and contingencies  (Notes 8 and 14)
- -------------------------------------------------------------------------------------------

         Total liabilities and stockholders'
           and partners' equity                   $20,853,745    24,206,445    27,176,846
===========================================================================================

   The accompanying notes are an integral part of these combined financial statements.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
(A GENERAL PARTNERSHIP)

Combined Statements of Earnings

Fiscal Year Ended January 31, 1994, 1995 and 1996
- ---------------------------------------------------------------------------------------------------


                                                         1994            1995             1996
- ---------------------------------------------------------------------------------------------------
Net sales                                            $84,495,826    $105,405,967     $121,503,567
Cost of sales                                         69,039,124      86,800,836      100,370,115
- ---------------------------------------------------------------------------------------------------
         Gross profit                                 15,456,702      18,605,131       21,133,452

Operating expenses:
   Delivery and sales expenses                         8,352,557       9,893,361       11,005,766
   General and administrative expenses                 4,600,832       5,881,996        6,449,053
- ---------------------------------------------------------------------------------------------------
                                                      12,953,389      15,775,357       17,454,819
- ---------------------------------------------------------------------------------------------------

         Earnings from operations                      2,503,313       2,829,774        3,678,633
- ---------------------------------------------------------------------------------------------------
Other income (expense):
   Interest income                                        14,782          25,894           41,676
   Interest expense                                   (1,233,881)     (1,222,714)      (1,312,640)
   Other income                                           72,566         386,401           39,187
   Minority interest in earnings of subsidiary           (34,699)        (38,383)         (12,260)
- ---------------------------------------------------------------------------------------------------
                                                      (1,181,232)       (848,802)      (1,244,037)
- ---------------------------------------------------------------------------------------------------

         Earnings before provision for income          1,322,081       1,980,972        2,434,596
           taxes

Provision for income taxes (note 9)                      422,068         456,521          611,072
- ---------------------------------------------------------------------------------------------------

         Net earnings                                $   900,013    $  1,524,451     $  1,823,524
===================================================================================================



The accompanying notes are an integral part of these combined financial statements.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
(A GENERAL PARTNERSHIP)

Combined Statements of Stockholders' and Partners' Equity

Years ended January 31, 1994, 1995 and 1996
- -------------------------------------------------------------------------------------


                                                             TREASURY
                                 COMMON        RETAINED       STOCK,
                                  STOCK        EARNINGS       COMMON        TOTAL
- -------------------------------------------------------------------------------------
Balance at February 1, 1993   $ 1,151,000    $  (902,344)  $(1,136,000)  $ (887,344)

Dividends and distributions                     (105,000)                  (105,000)
Net earnings                                     900,013                    900,013
- -------------------------------------------------------------------------------------
Balance at January 31, 1994     1,151,000       (107,331)   (1,136,000)     (92,331)
- -------------------------------------------------------------------------------------
Treasury stock issued                         (1,136,000)    1,136,000

Dividends and distributions                     (375,000)                  (375,000)
Net earnings                                   1,524,451                  1,524,451
- -------------------------------------------------------------------------------------
Balance at January 31, 1995     1,151,000        (93,880)           --    1,057,120
- -------------------------------------------------------------------------------------

Dividends and distributions                     (540,000)                  (540,000)
Net earnings                                   1,823,524                  1,823,524
- -------------------------------------------------------------------------------------
Balance at January 31, 1996   $ 1,151,000    $ 1,189,644   $        --   $2,340,644
=====================================================================================



The accompanying notes are an integral part of these combined financial statements.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
(A GENERAL PARTNERSHIP

Combined Statements of Cash Flows

Years ended January 31, 1994, 1995 and 1996
- -------------------------------------------------------------------------------------------------


                                                             1994          1995           1996
- -------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                           $   900,013   $ 1,524,451   $ 1,823,524
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
       Depreciation of property and equipment             1,071,076     1,048,645     1,022,071
       (Gain) loss on sale of property and equipment          6,729      (306,099)        3,938
       Minority interest in earnings of subsidiary           34,699        38,383        12,260
       Provision for bad debts                              111,239       109,714       251,824
       Increase (decrease) in deferred income taxes         111,175       (14,476)       91,985
       Changes in operating assets and liabilities:
        Increase in trade accounts receivable            (2,275,535)   (1,929,672)   (1,863,949)
        Increase in inventories                          (1,350,692)     (859,938)     (859,464)
        Increase in prepaid expenses and other assets      (101,781)     (220,622)     (108,199)
        Increase (decrease) in income tax
          payable/receivable                                292,949      (218,112)       62,634
        Increase in accounts payable                        381,934       845,847       595,649
        Increase (decrease) in accrued expenses             131,411       583,981      (469,517)
- -------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities        (686,783)      602,102       562,756
- -------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from sale of property and equipment               9,450       317,455         9,000
   Purchase of property and equipment                      (609,097)     (865,538)     (701,685)
- -------------------------------------------------------------------------------------------------
Net cash used in investing activities                      (599,647)     (548,083)     (692,685)
- -------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Increase in bank overdraft                               257,805     1,133,681       195,002
   (Increase) decrease in due from related parties         (236,384)       11,844       100,024
   Decrease in notes payable to related parties            (458,247)     (265,596)     (273,871)
   Increase (decrease) in short-term notes payable          (65,140)        4,553        24,061
   Net borrowings under line-of-credit agreement          1,899,000       301,000     2,000,000
   Proceeds from issuance of long-term debt               2,220,994       450,272            --
   Payments on long-term debt and capital lease
     obligations                                         (2,944,683)   (1,003,610)     (936,775)
   Dividends and Distributions                             (105,000)     (375,000)     (540,000)
   Issuance of minority interest preferred stock            116,000            --            --
   Purchase of minority interest preferred stock into
     treasury                                               (33,300)     (311,100)      (59,600)

- -------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities         651,045       (53,956)      508,841
- -------------------------------------------------------------------------------------------------
             Net increase (decrease) in cash and cash
               equivalents                                 (635,385)           63       378,912

Cash and cash equivalents:
   Beginning of year                                        678,733        43,348        43,411
- -------------------------------------------------------------------------------------------------
   End of year                                          $    43,348   $    43,411   $   422,323
=================================================================================================

   The accompanying notes are an integral part of these combined financial statements.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements

January 31, 1994, 1995 and 1996
- --------------------------------------------------------------------------------


(1)   ORGANIZATION AND BUSINESS

Valley Industries, Inc. ("Industries") was formed on January 27, 1988 through a stock exchange with the then existing shareholders of E & H Distributing Co., Inc. dba Valley Food Distributors of Nevada ("Foods"). Industries functions principally as a holding company. Foods was incorporated on February 1, 1955, is a wholly owned subsidiary of Industries, and is the principal operating subsidiary of Industries. Foods is a wholesaler of groceries, bakery and other related items to hotels, restaurants, and grocery stores primarily in Nevada. Z Leasing Company ("Z Leasing") is a general partnership that was formed January 1, 1983. It is owned by the same six individuals that own the outstanding common stock, directly or indirectly, of Industries. Z Leasing owns, and leases to Foods, the distribution and warehouse facility used by Foods in its operations.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  PRINCIPLES OF CONSOLIDATION AND COMBINATION

The combined financial statements include the combined accounts of Industries, Foods and Z Leasing (collectively, the Company). All entities included in the combination are under the common management and control of the stockholders of Industries. The combined financial statements have been presented on a combined basis because the owners of the combined entities have entered into an agreement the result of which will be a business combination with an unrelated public company. Significant intercompany transactions have been eliminated in the combination.

B.  CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

C.  REVENUE AND RECEIVABLES

Revenue is recognized when product is delivered to the customer. Allowances are provided for estimated uncollectible receivables based on historical experience and review of specific accounts.

Receivables from suppliers for promotional allowances or rebates are recorded when the Company has received product in sufficient quantity to be entitled to the allowance.

D.  INVENTORIES

Inventories, consisting principally of fresh, frozen and packaged foods, and are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


E.  PROPERTY AND EQUIPMENT

Property and equipment, including significant betterments to existing facilities, are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are expensed when incurred. Property and equipment under capital leases are stated at the present value of minimum lease payments.

Related costs and accumulated depreciation are eliminated from the accounts upon disposition of an asset and the resulting gain or loss is reflected in the statement of earnings.

Depreciation is computed by straight-line and accelerated methods at rates adequate to recover the cost of the applicable assets over their estimated useful lives as follows:

            Machinery, computers and other equipment             2-7 years
            Vehicles                                             3-5 years
            Furniture and fixtures                               2-7 years
            Building improvements                               5-31 years

Property and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

F. INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Since Z Leasing is a partnership, the partners separately account for the partnership's items of income, deductions, losses, and credits. Accordingly, no provision for federal or state income taxes is included in the accompanying combined financial statements for net income related to the operations of Z Leasing. However, pro forma income tax adjustments applicable to Z Leasing are as follows, for the years ended January 31, 1994, 1995 and 1996:

                                                 1994           1995       1996
- -----------------------------------------------------------------------------------
Combined net earnings                         $ 900,013      1,524,451  1,823,524
Pro forma income tax adjustments:
    Current                                      65,875        184,436    236,710
    Deferred                                         --         58,469     (3,146)
- -----------------------------------------------------------------------------------
                                                 68,875        242,905    233,564
Pro forma combined net earnings after pro
forma income tax adjustments related to Z
Leasing earnings                              $ 834,138      1,281,546  1,589,960
===================================================================================

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


G. USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

H. PER SHARE DATA

Per share data is not relevant since the Company is a presentation of the combined operations of corporations and a partnership.

I. MINORITY INTEREST

Minority interest represents 8% cumulative, non-voting preferred stock of Foods held by persons outside of the Company. 50,000 shares are authorized, 9,836 shares issued, and 4,599, 7,846 and 8,442 shares in treasury at January 31, 1994, 1995 and 1996, respectively.

(3)   ACCOUNTS RECEIVABLE

Receivables at January 31, 1994, 1995 and 1996 consist of the following:

                                                      1994           1995           1996
- ---------------------------------------------------------------------------------------------
Customer accounts and notes                       $7,469,888    $8,767,616      $10,115,563
Less allowance for doubtful accounts                (150,425)     (155,030)        (189,596)
- ---------------------------------------------------------------------------------------------
                                                   7,319,463     8,612,586        9,925,967
From suppliers                                       595,175     1,122,010        1,420,754
- ---------------------------------------------------------------------------------------------
                                                  $7,914,638    $9,734,596      $11,346,721
=============================================================================================

(4)   PROPERTY AND EQUIPMENT

The components of property and equipment at January 31, 1994, 1995 and 1996 are as follows:

                                                      1994           1995           1996
- --------------------------------------------------------------------------------------------
Land                                              $ 1,283,596    $ 1,238,596    $ 1,238,596
Buildings                                           5,772,099      5,482,021      6,081,194
Machinery and equipment                             1,314,912      1,659,945      2,010,545
Vehicles                                            4,054,379      4,670,752      4,924,841
Furniture and fixtures                                154,260        229,070        249,872
Leasehold improvements                                504,210        552,280        487,075
Computer equipment                                    355,256        405,556        414,014
- --------------------------------------------------------------------------------------------
                                                   13,438,712     14,238,220     15,406,137
Less accumulated depreciation                      (5,247,284)    (5,995,463)    (6,989,021)
- --------------------------------------------------------------------------------------------
                                                  $ 8,191,428    $ 8,242,757    $ 8,417,116
============================================================================================

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


(5)   NONCASH FINANCING AND INVESTING ACTIVITIES

Noncash investing and financing activities for the years ended January 31, 1994, 1995 and 1996 are as follows:

                                                     1994            1995           1996
- --------------------------------------------------------------------------------------------
Acquisition of equipment through financing
   arrangements                                 $         --        595,792         507,683
Note received in connection with sale of
   property and equipment                                           350,000

Disclosure of cash flow information:
   Cash paid for interest                          1,236,160      1,219,655       1,304,511
   Cash paid for income taxes                        261,846        762,000         495,000



(6)   REVOLVING BANK LINE OF CREDIT

The Company has a line of credit arrangement with a commercial bank, expiring June 30, 1996 permitting borrowings up to a maximum of $6,000,000. The interest rate is prime plus 1.0%. Prime rate at January 31, 1996 was 8.5%. Collateral on the line of credit consists of accounts receivable, inventories and equipment. Subsequent to January 31, 1996, this line of credit was replaced with a new line of credit with a different financial institution (see Note 13).

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


(7)   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations at January 31, 1994, 1995 and 1996 consists of the following:



                                                    1994           1995           1996
- -----------------------------------------------------------  -------------------------------
Notes payable to financing company, secured
   by fleet vehicles; maturing at various
   dates from 1997 to 2000, interest
   rates from 7% to 11%; aggregate
   monthly principal and interest
   payments of $44,005                          $1,402,123       $1,176,453     $  797,958

Notes payable to former employees, unsecured,
   interest rate of 8%; maturity at various
   dates from 1996 to 1997.                         54,139           33,314         16,166

Notes payable to financing company, secured
   by fleet vehicles; maturing in 1997;
   interest at 6.9%; aggregate monthly
   principal and interest payments of $734.         17,293            9,862          1,454

Notes payable to bank, secured by real estate;
   maturing at various dates from 2003 to
   2009; interest from 9% to 10%; aggregate
   monthly principal and interest payments of
   $60,969.                                      7,179,271        7,045,562      6,900,182

Notes payable to unrelated party, unsecured;
   maturing in August 1996; interest
   at 11%; monthly principal and interest
   payments of $11,247.                            291,822          183,941         64,468

Capital lease obligations (note 8)                      --          537,970        777,782
- --------------------------------------------------------------------------------------------
                                                 8,944,648        8,987,102      8,558,010
Less current portion                              (772,892)        (893,444)      (865,906)
- --------------------------------------------------------------------------------------------
Long-term debt and capital lease obligations,
   less current portion                         $8,171,756       $8,093,658     $7,692,104
============================================================================================

The aggregate maturities of long-term debt and capital lease obligations for each of the five years subsequent to January 31, 1996 are as follows:

            Years ended January 31:
                 1997                                            $  865,906
                 1998                                               598,391
                 1999                                               509,209
                 2000                                               394,247
                 2001                                               221,632
                 Thereafter                                       5,968,625
            -------------------------------------------------------------------
                 Total                                           $8,558,010
            ===================================================================

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


(8)   LEASES

The Company entered into a noncancelable operating lease for vehicles and machinery in February 1996 providing for rental payments that include minimum monthly rentals of $9,571 plus contingent rentals based on mileage. This lease expires November 2001.

The Company entered into a master operating lease agreement for computer equipment which consists of three components ("schedules"): two for hardware and one for software. Regular lease payments of $8,468 commenced for the first lease schedule in August of 1995 for a period of 48 months.

Subsequent to January 31, 1996, the Company finalized the second and third lease schedules. Regular lease payments of $3,635 and $6,103, respectively, commenced for the second and third lease schedules for periods of 48 months and 36 months, respectively.

Included in property and equipment at January 31, 1996 and 1995 are vehicles held under capital leases totaling $980,372 and $595,793, respectively. For the years ended January 31, 1996 and 1995, amortization of $168,267 and $55,491, respectively, is included in vehicle and equipment depreciation expense.

Set forth below are the future minimum lease payments as of January 31, 1996 under capital leases and operating leases with noncancelable terms beyond one year.

                                                      OPERATING          CAPITAL
                                                       LEASES             LEASES
- -------------------------------------------------------------------------------------
Years ended January 31:
     1997                                         $   336,573         $ 246,319
     1998                                             329,673           246,319
     1999                                             308,973           246,319
     2000                                             183,997           166,819
     2001                                             114,852             4,800
- -------------------------------------------------------------------------------------
                                                  $ 1,274,068         $ 910,576
Less interest portion                                      --          (132,794)
- -------------------------------------------------------------------------------------

Total                                             $ 1,274,068         $ 777,782
=====================================================================================

(9)   INCOME TAXES

The provision for federal income taxes is comprised of the following for the years ended January 31, 1994, 1995 and 1996:

                                                 1994          1995         1996
- --------------------------------------------------------------------------------------
Current                                       $ 310,893     $ 470,997    $ 519,087
Deferred                                        111,175       (14,476)      91,985
- --------------------------------------------------------------------------------------
Total                                         $ 422,068     $ 456,521    $ 611,072
======================================================================================

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


Total income taxes for the years ended January 31, 1994, 1995 and 1996 differ from the "expected" income taxes (computed by applying the U.S. Federal corporate tax rate of 34%) as follows:

                                                   1994         1995        1996
- ------------------------------------------------------------------------------------
Computed "expected" income taxes                $461,305     $ 688,470   $ 831,931
Nondeductible expenses                            26,638        10,956      12,705
Nontaxable income, principally Partnership
   earnings                                      (65,875)     (242,905)   (233,564)
- ------------------------------------------------------------------------------------
                                                $422,068     $ 456,521   $ 611,072
====================================================================================

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 31, 1994, 1995 and 1996 are presented below:

                                                 1994         1995        1996
- ----------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts            $ 51,145     $ 52,710     $ 64,463
   Deferred costs due to accrual for
     self insured workers compensation
     claims                                         --       57,800           --
   Compensated absences, accrued for
     financial reporting purposes, not
     currently deductible                           --           --        9,520
   Other                                            --          735           --
- ----------------------------------------------------------------------------------
           Gross deferred tax assets            51,145      111,245       73,983
Less valuation allowance                            --           --           --
- ----------------------------------------------------------------------------------
           Net deferred tax assets              51,145      111,245       73,983
- ----------------------------------------------------------------------------------
Deferred tax liabilities:
   Property and equipment principally
     due to difference in depreciation          92,370       80,470       72,111
   Inventory(change in inventory
     valuation (Note 15)                       126,014      125,069      191,297
   Deferred gain                                    --       58,469       55,323
- ----------------------------------------------------------------------------------
           Gross deferred tax
             liabilities                       218,384      264,008      318,731
- ----------------------------------------------------------------------------------
Net deferred tax liabilities                  $167,239     $152,763     $244,748
==================================================================================

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


(10)  PROFIT SHARING AND SALARY REDUCTION PLAN

The Company has a profit sharing and salary reduction plan that covers substantially all full-time non-union employees. The Company matches the lesser of 50% of the employee's salary reduction or 8.33% of the employee's salary, reduced by the employee's salary reduction. Additional amounts may be contributed at the discretion of the Company's Board of Directors. For the years ended January 31, 1994, 1995 and 1996, matching contributions charged to expense totaled $173,633, $190,047 and $243,019, respectively.

(11)    RELATED PARTY TRANSACTIONS

The following is a summary of related party transactions and outstanding related party balances at January 31, 1994, 1995 and 1996:

                                                     1994        1995        1996
- --------------------------------------------------------------------------------------
Notes from related parties, interest at rates
   between 9% and 10%; unsecured, with maturity
   dates to September 1998                             87,959     103,623         --
Notes due from shareholders, interest rates
   between 9% and 10%; unsecured, with maturity
   dates to September 1998                            148,425     120,917    124,516
- --------------------------------------------------------------------------------------
Due from related parties                              236,384     224,540    124,516
- --------------------------------------------------------------------------------------
Notes to related parties, interest at rates
   between 6% and 11.5%; unsecured, with
   maturity dates to May 2002                       1,866,681   1,601,085  1,379,496
Notes to shareholders, interest at 10%;
   unsecured, maturing on January 1, 2005. These
   notes were interest bearing only until April
   1995, at which time the Company began
   making monthly principal and interest
   payments of $10,885.                               829,916     829,916    777,634
- --------------------------------------------------------------------------------------
Notes payable to related parties                    2,696,597   2,431,001  2,157,130
Less current portion                                  385,596     493,873    416,019
- --------------------------------------------------------------------------------------
Notes payable to related parties, less current
   portion                                          2,311,001   1,937,128  1,741,111
======================================================================================

The Company sells groceries to a related company. For the years ended January 31, 1994, 1995 and 1996 sales totaled $521,524, $1,399,384 and $1,501,122, respectively.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

CASH AND CASH EQUIVALENTS, TRADE RECEIVABLES, DUE FROM RELATED PARTIES, PREPAID EXPENSES, ACCOUNTS PAYABLE, BANK OVERDRAFT, ACCRUED LIABILITIES AND SHORT-TERM NOTES PAYABLE

The carrying amount approximates fair value because of the short maturity of these instruments.

NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS AND NOTES PAYABLE TO RELATED
PARTIES

The fair values of the Company's notes payable and capital lease obligations and notes payable to related parties are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair market values of the notes payable and capital lease obligations and notes payable to related parties, respectively, at January 31, 1996 are approximately $8,400,000 and $2,060,000 using a market rate of 9.5%.

(13)  SUBSEQUENT EVENTS

In April 1996, the Company entered into a revolving line of credit with a commercial bank expiring May 31, 1998 permitting borrowings up to a maximum of $10,000,000. The interest rate is based on the banks "reference rate" plus .25% and/or the LIBOR rate plus 2%. In June 1996, the Company formed a wholly owned subsidiary of Foods, Nevada Baking Company, Inc., and through this subsidiary purchased an unrelated company operating in the bakery business for $5,100,000.

(14)  CONTINGENCIES

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING
COMPANY (A GENERAL PARTNERSHIP)

Notes to Combined Financial Statements, Continued
- --------------------------------------------------------------------------------


(15)  OTHER MATTERS

For purposes of these combined financial statements, Foods changed its method of determining the cost of inventories from the LIFO method to the FIFO method. This change was made so that the Company's accounting policies would conform to those of an acquiring company for purposes of a business combination. This change has been applied by retroactively restating the financial statements of Foods which are included in the combined accounts comprising these combined financial statements. This change results in increasing (decreasing) net income for Foods by approximately ($83,000), $3,000 and ($195,000) for the years ended January 31, 1994, 1995 and 1996, respectively, from net income previously reported in stand alone financial statements of Foods. The balance of retained earnings of Foods for the year ended January 31, 1993 has been adjusted by $287,982 (net of related income taxes of $97,914) for the effect of applying retroactively the new method of valuing inventories.

(16)  INCENTIVE COMPENSATION PLAN

Effective February 1, 1995, Industries implemented an incentive compensation plan (the Plan) governed by a Compensation Committee comprised of certain members of the Board of Directors. The Committee determines in its sole discretion subject to the provisions of the Plan, the persons who shall participate in the Plan, and the number of Units to be awarded each participant. Units are essentially "phantom" options whose value is tied to the share value of Industries' common stock as determined annually by the Shareholders pursuant to their buy/sell agreement. Up to 1,000,000 units may be awarded, in the aggregate, as of any particular time. Units vest 20% multiplied by the number of anniversaries that have occurred since the Award Date for that Unit. The only units awarded by the Board of Directors were 80,000 in April 1995. The per unit value at the date of award was $1.42. Compensation expense related to this plan is not material to the Company's results of operations for the year ended January 31, 1996. No units were vested as of January 31, 1996. In connection with the proposed business combination, the Board of Directors of the Company intend to terminate this plan.

(17)  STOCK SPLIT AND PARTNERSHIP EQUITY

On February 1, 1995, the Company's Board of Directors declared a
14,124.2937-for-1 stock split distributable to shareholders on that date. All references in these financial statements to number of shares have been restated to reflect the stock split.

For purposes of these combined financial statements., partnership equity of Z Leasing is classified as a component of paid-in capital (or retained earnings if paid-in capital is zero or less) in the accompanying combined balance sheets. Since this partnership equity was previously taxed to the partners of Z Leasing, it has been treated as a distribution to the partners and a capital contribution from the partners in the same amount.

         VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
                       Condensed Combined Balance Sheets
                            April 30, 1995 and 1996
                                  (UNAUDITED)


                                                                         1995                    1996
                                                                         ----                    ----
Assets
Current Assets
    Cash & Equivalents                                               $    397,704           $    587,029
    Accounts Receivable                                                11,440,208             11,479,231
    Inventories                                                         5,523,013              6,593,573
    Due From Related Parties                                              201,268                123,280
    Income Taxes Receivable                                                62,634                      0
    Prepaid Expenses and Other Current Assets                             333,290                705,574
                                                                     ------------           ------------
                               Total Current Assets                  $ 17,958,117           $ 19,488,687

Property and Equipment
    Land                                                             $  1,238,596           $  1,238,596
    Building                                                            5,482,021              7,028,634
    Machinery and Equipment                                             1,666,373              2,007,012
    Vehicles                                                            4,687,286              5,168,284
    Other Property and Equipment                                        1,119,331              1,203,640
    Less:  Account Depreciation and Amortization                       (6,251,799)            (7,238,548)
                                                                      -----------            -----------
                               Net Property and Equipment            $  7,941,808           $  9,407,618

Other Assets
    Note Receivable                                                  $    343,439           $    336,831
    Net Deferred Tax Asset                                                      0                      0
    Other Assets, Net                                                     150,781                205,721
                                                                     ------------           ------------
                               Total Other Assets                         494,220                542,552
                                                                     ------------           ------------
Total Assets                                                         $ 26,394,145           $ 29,438,857
                                                                     ============           ============

Liabilities
Current Liabilities
    Bank Line of Credit                                              $  3,900,000           $  5,000,000
    Bank Overdraft                                                      3,207,906              3,300,341
    Accounts Payable                                                    5,397,634              5,958,746
    Accrued Liabilities                                                 1,153,716              1,453,425
    Short Term Notes Payable                                              121,053                133,500
    Due to Related Parties                                                120,000                120,000
    Current deferred tax liability, net                                    13,824                117,314
    Current Portion of Long-term Debt                                   1,047,343              1,076,081
                                                                     ------------           ------------
                               Total Current Liabilities             $ 14,961,476           $ 17,159,407

Long-Term Liabilities
    Long Term Debt, less current portion                             $  7,675,505           $  7,392,176
    Notes Payable to Related Parties                                    2,242,813              1,965,311
    Deferred Tax Liability                                                133,939                127,434
    Minority Interest                                                     209,541                149,941
                                                                     ------------            -----------
                               Total Long-Term Liabilities           $ 10,266,798           $  9,834,862

Stockholders' Equity
    Common Stock                                                     $  1,151,000           $  1,151,000
    Additional Paid-in Capital                                                  0                      0
    Retained Earnings                                                      14,871              1,493,588
                                                                     ------------           ------------
                               Total Stockholders Equity                1,165,871              2,644,588
                                                                     ------------           ------------
Total Liabilities and Equity                                         $ 26,394,145           $ 29,438,857
                                                                     ============           ============

         VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
                   Condensed Combined Statements of Earnings
                    For period ended April 30, 1995 and 1996
                                  (UNAUDITED)


                                                                          1995                    1996
                                                                          ----                    ----
Revenue
    Sales                                                              28,496,516             33,067,046
    Cost of Sales                                                      23,676,320             27,429,934
                                                                       ----------             ----------
                               Gross Profit                             4,820,196              5,637,112

Operating Expenses
    Sales and Delivery                                                  2,695,103              3,044,928
    General and Administrative                                          1,450,566              1,673,083
                                                                        ---------              ---------
                               Total Operating Expenses                 4,145,669              4,718,011

                               Income from Operations                     674,527                919,101

Other Income (Expenses)
    Interest Income                                                        10,392                 10,290
    Interest Expense                                                     (326,137)              (314,128)
    Misc. Income (Expenses)                                                 4,918                 11,831
    Gain/(Loss) on Sale of Assets                                               0                      0
                                                                       ----------             ----------
                               Total Other Income (Expense)              (310,827)              (292,007)

Net Income Before Taxes                                                   363,700                627,094

    Federal Income Tax Accrued                                            119,949                188,150
                                                                        ---------               --------

Net Income                                                                243,751                438,944
                                                                        =========               ========

         VALLEY INDUSTRIES, INC. AND SUBSIDIARIES AND Z LEASING COMPANY
                  Condensed Combined Statements of Cash Flows
                   For periods ended April 30, 1995 and 1996
                                  (Unaudited)

                                                                                                1995              1996
                                                                                                ----              ----
Cash Flow from Operating Activities:
    Net Income                                                                                243,751          438,944
        Adjustments to reconcile net income to
        net cash provided by operating activities:
            Depreciation and Amortization                                                     300,949          261,678
            (Gains) Losses on sale of fixed assets                                                ---             (500)
            Bad debt expense                                                                   39,825           57,000
            Deferred tax provision                                                                ---              ---
            Contributed capital                                                                   ---              ---
            Changes in operating assets and liabilities:
                Decrease (increase) in inventory                                             (460,041)        (671,137)
                Decrease (increase) in accounts receivable                                 (1,745,437)        (189,510)
                Decrease (increase) in trade notes receivable                                     ---              ---
                Decrease (increase) in deferred tax asset                                         ---              ---
                Decrease (increase) in prepaid expenses                                       (27,345)        (316,108)
                Decrease (increase) in other assets                                               ---           (8,914)
                Increase (decrease) in accounts payable and accrued liabilities               308,065          936,170
                Increase (decrease) in income tax payable                                     119,949          188,150

        Total Adjustments:                                                                 (1,464,035)         256,829
    Net Cash Provided by (Used in) Operating Activities:                                   (1,220,284)         695,773

Cash Flow from Investing Activities:
        Proceeds from sale of property and equipment                                              ---              500
        Purchase of property and equipment                                                        ---       (1,252,180)
        Decrease (increase) in notes receivable                                                35,370           20,630
        Sale of marketable securities                                                             ---              ---

    Net Cash Provided by (Used in) Investing Activities:                                       35,370        1,231,050

Cash Flow from Financing Activities:
        Net increase (decrease) in bank overdraft                                             821,760          719,193
        Decrease (increase) in due from related parties                                        23,272            1,236
        Increase (decrease) in due to related parties                                             ---              ---
        Net borrowing under line-of-credit agreements                                       1,200,000          300,000
        Proceeds from long-term debt                                                              ---           67,650
        Payments on long-term debt and capital lease obligations                             (332,442)        (240,836)
        Dividends paid                                                                       (173,383)        (147,260)
        Purchase of treasury stock                                                                ---              ---
        Issuance of preferred stock                                                               ---              ---
        Capital Distribution                                                                      ---              ---

    Net Cash Provided by (Used in) Financing Activities:                                    1,539,207          699,983

Net Increase (Decrease) in Cash                                                               354,293          164,706

Cash at Beginning of Period                                                                    43,411          422,323

Cash at End of Period                                                                         397,704          887,029

                          NOTES TO CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                  (Unaudited)
NOTE 1 - BASIS OF PRESENTATION

         The Condensed Combined Financial Statements of Valley Industries, Inc. and Subsidiaries and "Z" Leasing Co. (collectively, the "Combined Valley Group") at April 30, 1996 and for the three months ended April 30, 1995 and 1996, respectively, included herein are unaudited, but include all adjustments (consisting only of normal recurring entries) which the Combined Valley Group's management believes to be necessary for fair presentation of the financial position, results of operations and cash flows of the Combined Valley Group at and for the periods presented. The January 31, 1996 Condensed Combined Balance Sheet was derived from the Combined Valley Group's annual audited financial statements. Interim results are not necessarily indicative of results that may be expected for the full year. Each member of the Combined Valley Group is under the common management control of the stockholders of Industries. The condensed combined financial statements have been presented on a combined basis because the owners of each member of the Combined Valley Group have entered into an agreement the result of which will be a business combination with an unrelated public company. Significant intercompany transactions have been eliminated in the combination of the Combined Valley Group.

NOTE 2 - PER SHARE DATA

         Per share data is not relevant since the Combined Valley Group is a presentation of the combined operations of corporations and a partnership.

NOTE 3 - SUBSEQUENT EVENTS

         In June 1996, Industries formed a wholly owned subsidiary of Valley, Nevada Baking Company, Inc., and through this subsidiary purchased an unrelated company operating in the bakery business for $5,100,000.

NOTE 4 - CONTINGENCIES

         The Combined Valley Group is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Combined Group's combined financial position, results of operations or liquidity.

                                                                      EXHIBIT A




                          AGREEMENT AND PLAN OF MERGER



                                     AMONG


                             JP FOODSERVICE, INC.,

                       JP FOODSERVICE DISTRIBUTORS, INC.


                                      AND


                            VALLEY INDUSTRIES, INC.,

                          E & H DISTRIBUTING CO., INC.


                                    AND THE


                                  STOCKHOLDERS
                                       OF
                            VALLEY INDUSTRIES, INC.


                            DATED AS OF MAY 17, 1996

                               TABLE OF CONTENTS


                                                                                                   Page
                                                                                                   ----

I.     THE MERGER; EFFECTIVE TIME; CLOSING   . . . . . . . . . . . . . . . . . . . . . . . .          2

       1.1  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2

       1.2  Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2

       1.3  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3

II.    CERTIFICATE OF INCORPORATION; BY-LAWS AND DIRECTORS AND OFFICERS OF SURVIVING
       CORPORATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3

       2.1  Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . .          3

       2.2  By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

       2.3  Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

III.   MERGER SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER;
       DETERMINATION OF ACQUISITION PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . .          4

       3.1  Merger Share Consideration; Conversion or Cancellation of Shares in the
            Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4

       3.2  Determination of Acquisition Purchase Price  . . . . . . . . . . . . . . . . . .          6

IV.    REPRESENTATIONS AND WARRANTIES OF INDUSTRIES, VALLEY AND THE STOCKHOLDERS   . . . . .          8


       4.1  Organization, Qualification and Corporate Power  . . . . . . . . . . . . . . . .          8

       4.2  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8

       4.3  Equity Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9

       4.4  Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . .          9

       4.5  Consents and Approvals; No Violation   . . . . . . . . . . . . . . . . . . . . .         10

       4.6  Ownership of Industries Shares   . . . . . . . . . . . . . . . . . . . . . . . .         11

       4.7  Ownership of Valley Shares   . . . . . . . . . . . . . . . . . . . . . . . . . .         11

       4.8  Partnership Interests in "Z" Leasing   . . . . . . . . . . . . . . . . . . . . .         11

       4.9  Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

       4.10  Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

       4.11  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12

       4.12  Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13

       4.13  Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13

                                                                                                   Page
                                                                                                   ----
       4.14  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13

       4.15  Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14

       4.16  Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14

       4.17  Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         14

       4.18  Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . .         15

       4.19  Disposition of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15

       4.20  Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16

       4.21  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         16

       4.22  Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . .         19

       4.23  Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19

       4.24  Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

       4.25  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

       4.26  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20

       4.27  Judgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

       4.28  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

       4.29  Officers, Directors and Employees   . . . . . . . . . . . . . . . . . . . . . .         22

       4.30  Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

       4.31  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

       4.32  Purchase Orders, Sales Contracts or Commitments   . . . . . . . . . . . . . . .         22

       4.33  Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

       4.34  Other Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

       4.35  Relationships with Customers and Suppliers  . . . . . . . . . . . . . . . . . .         23

       4.36  Employee and Stockholder Indebtedness   . . . . . . . . . . . . . . . . . . . .         24

       4.37  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24

       4.38  Product Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         25

       4.39  Bonuses and Profit-Sharing Distributions  . . . . . . . . . . . . . . . . . . .         26

       4.40  Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

       4.41  Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

       4.42  Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26

       4.43  Change in Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27

       4.44  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         27

                                                                                                   Page
                                                                                                   ----
V.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND JP  . . . . . . . . . . . . . . .         28

       5.1  Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28

       5.2  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         28

       5.3  Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . .         28

       5.4  Consents and Approvals; No Violation   . . . . . . . . . . . . . . . . . . . . .         29

       5.5  Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30

       5.6  Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         30

VI.    ADDITIONAL COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . .         31

       6.1 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         31

       6.2  Acquisition of NBC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         33

       6.3  Approval by the Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . .         34

       6.4  JP Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

       6.5  HSR Act Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

       6.6  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         35

       6.7  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36

       6.8  Nasdaq Stock Market Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .         36

       6.9  Pooling of Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36

VII.   CONDITIONS TO OBLIGATIONS OF INDUSTRIES, VALLEY AND THE STOCKHOLDERS  . . . . . . . .         36

       7.1  Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . .         37

       7.2  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

       7.3  No Injunction or Decree  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

       7.4  Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         37

       7.5  Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.6  JP Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.7  Nasdaq Stock Market Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.8  Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.9   Registration Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.10 "Z" Leasing Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         38

       7.11 Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

                                                                                                   Page
                                                                                                   ----
       7.12 Acquisition Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

       7.13 Other Documents    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         39

VIII. CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND JP  . . . . . . . . . . . . . . . . . .         39

       8.1  Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . .         39

       8.2  Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.3  No Injunction or Decree  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.4  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.5  Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.6  Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         40

       8.7  JP Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.8  Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.9  Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.10  Non-Competition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .         41

       8.11  Stockholder Representation Letters  . . . . . . . . . . . . . . . . . . . . . .         42

       8.12  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         42

       8.13  Opinion of Certified Public Accountants   . . . . . . . . . . . . . . . . . . .         42

       8.14  No Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .         42

       8.15  Nevada Baking Company Purchase  . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.16  "Z" Leasing Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.17  Nasdaq Stock Market Listing   . . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.18  Incentive Compensation Plan   . . . . . . . . . . . . . . . . . . . . . . . . .         43

       8.19  Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         43

IX.    POST-CLOSING COVENANT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44

X.     TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         44

       10.1  Termination by Mutual Consent   . . . . . . . . . . . . . . . . . . . . . . . .         44

       10.2  Termination by any of Industries, Valley, the Purchaser or JP   . . . . . . . .         44

       10.3  Termination by the Purchaser or JP  . . . . . . . . . . . . . . . . . . . . . .         45

       10.4  Termination by Industries or Valley   . . . . . . . . . . . . . . . . . . . . .         46

       10.5  Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46

XI.    INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . .         47


                                                                                                   Page
                                                                                                   ----

       11.1  Indemnity Obligations of the Stockholders   . . . . . . . . . . . . . . . . . .         47

       11.2  Indemnity Obligations of the Purchaser and JP   . . . . . . . . . . . . . . . .         48

       11.3  Appointment of Representative   . . . . . . . . . . . . . . . . . . . . . . . .         49

       11.4  Notification of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         50

       11.5  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         51

       11.6  Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         52

XII.  EXPENSES OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55

XIII. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55

       13.1  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         55

       13.2  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         56

       13.3  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57

       13.4  Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57

       13.5  Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         57

       13.6  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58

       13.7  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58

       13.8  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         58


                                   SCHEDULES

     3.2(b)-1  . . . . . . . . . . .    Projected May Balance Sheet

     3.2(b)-2  . . . . . . . . . . .    Adjustments to Initial Acquisition Purchase Price - Acquisition
                                        Fees

     7.8   . . . . . . . . . . . . .    Form of Escrow Agreement

     7.9   . . . . . . . . . . . . .    Form of Registration Rights Agreement

     7.10  . . . . . . . . . . . . .    Form of Purchase and Sale Contract

     8.9   . . . . . . . . . . . . .    Form of Employment Agreement

     8.10  . . . . . . . . . . . . .    Form of Non-Competition Agreement

     8.11  . . . . . . . . . . . . .    Form of Stockholder Representation Letter

     8.14  . . . . . . . . . . . . .    Financial Projections for Station Casinos, Inc. and Stratosphere
                                        Gaming Corp.

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the 17th day of May 1996 by and among JP FOODSERVICE, INC., a Delaware corporation ("JP"), JP FOODSERVICE DISTRIBUTORS, INC., a Delaware corporation (the "Purchaser") and a direct wholly owned subsidiary of JP, VALLEY INDUSTRIES, INC., a Nevada corporation ("Industries"), E & H DISTRIBUTING CO., INC., a Nevada corporation d/b/a VALLEY FOOD DISTRIBUTORS OF NEVADA ("Valley") and a direct wholly owned subsidiary of Industries, and LLOYD K. BENSON, DUANE H. ZOBRIST, E. MARK ZOBRIST, GERRY R. ZOBRIST, R. PHILLIP ZOBRIST AND RICHARD D. ZOBRIST, the sole stockholders of Industries (collectively, the "Stockholders").

                                    RECITALS

         WHEREAS, in consideration of the mutual agreements of the parties as set forth herein, the boards of directors of Industries, Valley, the Purchaser and JP deem it in the best interests of their respective stockholders that Industries be merged with and into the Purchaser upon the terms and subject to the conditions of this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization under
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which the common stock of Industries shall be converted into the right to receive common stock of JP;

         WHEREAS, the Merger is part of an overall transaction (the "Acquisition") which includes JP's acquisition of all of the assets and assumption of all of the liabilities of "Z" Leasing

Co. (the " 'Z' Leasing Transaction"), a Nevada general partnership (" 'Z' Leasing") whose sole general partners are the Stockholders;

         NOW THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

                     1.1 The Merger. Subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and the applicable law of the State of Nevada (the "Nevada GCL"), at the Effective Time (as defined in Section 1.2), the Purchaser and Industries shall consummate a merger (the "Merger") in which (i) Industries shall be merged with and into the Purchaser and the separate corporate existence of Industries shall thereupon cease, (ii) the Purchaser shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of the Purchaser with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL and the Nevada GCL.

                     1.2 Effective Time. On the date of the Closing (as defined in Section 1.3), subject to the terms and conditions of this Agreement, Industries, the Purchaser and JP shall (i) cause to be executed (A) a Certificate of Merger in the form required by the DGCL (the

"Delaware Certificate of Merger") and (B) Articles of Merger in the form required by the Nevada GCL (the "Nevada Articles of Merger"), and (ii) cause the Delaware Certificate of Merger to be filed with the Delaware Secretary of State as provided in the DGCL and the Nevada Articles of Merger to be filed with the Nevada Secretary of State as provided in the Nevada GCL. The Merger shall become effective at (i) such time as the Delaware Certificate of Merger has been duly filed with the Delaware Secretary of State and the Nevada Articles of Merger have been duly filed with the Nevada Secretary of State or
(ii) such other time as is agreed upon by Industries and JP and specified in the Delaware Certificate of Merger and the Nevada Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

                     1.3 Closing. The closing of the Merger (the "Closing") shall take place either (i) at the offices of Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, Nevada 89101 at 10:00 a.m. on the first business day on which the last of the conditions set forth in Article VII and Article VIII shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place, time and date as Industries and JP may mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION; BY-LAWS
              AND DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

                 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

                 2.2 By-Laws. The By-Laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

                 2.3 Directors and Officers. The directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE III

                   MERGER SHARE CONSIDERATION; CONVERSION OR
                     CANCELLATION OF SHARES IN THE MERGER;
                  DETERMINATION OF ACQUISITION PURCHASE PRICE

                 3.1 Merger Share Consideration; Conversion or Cancellation of Shares in the Merger.

                 (a) At the Effective Time, by virtue of the Merger and without any action by the parties, (i) each outstanding share of common stock, $.001 par value, of Industries (the "Industries Common Shares") shall be converted into the right to receive the number of shares of common stock, $.01 par value, of JP (the "JP Common Shares") determined as specified in Section 3.2(c) (the "Per Share Consideration") and (ii) each Industries Common Share to be converted into the right to receive JP Common Shares pursuant to this Section 3.1(a) shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and the Stockholder, as the holder of the certificate (the "Industries Common Share Certificate") representing such Industries Common Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration therefor upon the surrender of such certificate in accordance with Section 3.1(c).

            (b) If, between the date hereof and the Effective Time, the issued and outstanding JP Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) thereon shall be declared with a record date within such period, the Merger Share Price and the number of JP Common Shares into which Industries Common Shares are to be converted shall be correspondingly adjusted after negotiations conducted in good faith and promptly concluded between the parties, and the Delaware Certificate of Merger and the Nevada Articles of Merger shall be amended to reflect such adjustment.

            (c) At the Closing, upon surrender of the Industries Common Share Certificates to JP for cancellation, the Stockholders shall be entitled to receive certificates representing the Share Consideration (as defined in Section 3.2(c)), registered in the names requested by the Stockholders prior to the Closing (subject to applicable pooling restrictions), and the Industries Common Share Certificates so surrendered shall forthwith be canceled.

           (d) Notwithstanding any other provision of this Agreement, no certificates representing fractional JP Common Shares shall be issued upon surrender of any Industries Common Share Certificates. In lieu of any fractional JP Common Shares, there shall be paid to each holder of Industries Common Shares who otherwise would be entitled to receive a fractional JP Common Share an amount of cash (without interest) determined by multiplying such fraction by the Merger Share Price (as defined in Section 3.2(c)).

                 3.2 Determination of Acquisition Purchase Price. (a) The purchase price for the Acquisition payable by the Purchaser and JP shall be $42,228,000 (the "Initial Acquisition Purchase Price"), as adjusted pursuant to
Section 3.2(b) (as so adjusted, the "Acquisition Purchase Price"). The two components of the Acquisition Purchase Price shall be (i) the Share Consideration as determined pursuant to Section 3.2(c) and (ii) the consideration in the form of JP Common Shares payable in connection with the "Z" Leasing Transaction (the " 'Z' Leasing Consideration") as determined pursuant to Section 3.2(d).

                 (b) The Initial Acquisition Purchase Price was determined on the basis of the projected pro forma combined balance sheet of Industries, Valley and "Z" Leasing (collectively, the "Combined Group") at May 31, 1996 which is attached as Schedule 3.2(b)-1 hereto (the "Projected May Balance Sheet") and the projected real estate closing costs, investment banking fees, attorneys' fees, accounting fees and all other transaction costs that will be incurred by the Combined Group in connection with the Acquisition which are set forth in Schedule 3.2(b)-2 hereto (the "Projected Acquisition Fees"). As soon as practicable after May 31, 1996, but in no event later than June 30,1996, Industries and Valley shall prepare, and cause to be audited by KPMG Peat Marwick LLP, independent accountants to the Combined Group, a combined balance sheet of the Combined Group at May 31, 1996 (the "Audited May Balance Sheet"). In preparing the Audited May Balance Sheet, KPMG Peat Marwick shall follow the accounting notes set forth in Schedule 3.2(b)-2 hereto. Industries shall (i) deliver to JP a copy of the Audited May Balance Sheet promptly after KPMG Peat Marwick LLP has furnished its report with respect thereto and (ii) provide JP and its authorized representatives (or cause JP and its authorized representatives to be provided) with reasonable access during normal business hours to all workpapers and other relevant books and records and employees required for JP and its authorized representatives to complete their review of the Audited May Balance Sheet. At the Closing, Industries and Valley shall deliver to JP a certificate setting forth the actual real estate closing costs, investment banking fees, attorneys' fees, accounting fees and other transaction costs that were incurred by the Combined Group in connection with the Acquisition (the "Actual Acquisition Fees") and allocating the Actual Acquisition Fees between Industries and Valley, on the one hand, and "Z" Leasing, on the other hand. The Acquisition Purchase Price shall then be computed in accordance with Schedule 3.2(b)-2.

                 (c) The Share Consideration shall equal that number of JP Common Shares obtained by dividing (x) the excess (A) of the Acquisition Purchase Price over (B) the "Z" Leasing Consideration by (y) the Merger Share Price. The Per Share Consideration shall equal that number of JP Common Shares obtained by dividing (x) the Share Consideration by (y) the number of Industries Common Shares outstanding at the Effective Time. The Merger Share Price shall mean the price for a JP Common Share, rounded to the nearest cent, which is the average of the closing bid and ask prices for the JP Common Shares, as reported on the NASDAQ Stock Market, over the 20 trading days immediately preceding the date of the public announcement of this Agreement.

                 (d) The "Z" Leasing Consideration to be paid at the Closing shall be equal to $18,000,000 minus the total indebtedness of "Z" Leasing included in the Audited May Balance

Sheet and the portion of the Actual Acquisition Fees which is allocated to "Z" Leasing and shall be payable in JP Common Shares at the Merger Share Price.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                    INDUSTRIES, VALLEY AND THE STOCKHOLDERS

         Industries, Valley and the Stockholders jointly and severally represent and warrant to the Purchaser and JP that, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"):

                     4.1 Organization, Qualification and Corporate Power. Each of Industries and Valley (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required and (iii) has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                     4.2 Capitalization. The entire authorized capital stock of Industries consists of 20,000,000 Industries Common Shares, of which 9,999,996 Industries Common Shares are issued and outstanding and no Industries Common Shares are held in treasury. The entire authorized capital stock of Valley consists of (i) 25,000 shares of a single class of common stock, $1.00 par value, 15,000 shares of which are issued and outstanding and none are held in treasury and (ii) 50,000 shares of preferred stock, $100 par value (the "Valley Preferred Stock"), 1,394 shares of which are issued and outstanding and 8,497 shares are held in treasury (collectively, the

"Valley Shares"). All of the issued and outstanding Industries Common Shares and Valley Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Industries or Valley is a party, or by which Industries or Valley may be bound, requiring Industries or Valley to issue, transfer, sell, purchase or redeem any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock. There are no stockholder agreements, voting trusts or other agreements or understandings to which Industries or Valley is a party or by which it is bound relating to the voting of any shares of its capital stock.

                     4.3 Equity Interests. Industries, Valley and "Z" Leasing do not own capital stock in any corporation or any equity or other ownership interest in any partnership or other form of business enterprise.

                     4.4 Authority Relative to this Agreement. Each of Industries and Valley has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Industries and Valley of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Industries and Valley and no other corporate proceedings on the part of Industries and Valley are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the stockholders of Industries in accordance with the Nevada GCL). This Agreement has been duly





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



and validly executed and delivered by Industries, Valley and the Stockholders and, assuming this Agreement constitutes the valid and binding agreement of the Purchaser and JP, constitutes the valid and binding agreement of Industries, Valley and the Stockholders, enforceable against each such party in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                     4.5 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Industries, Valley and the Stockholders of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of Industries or Valley; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing of the Delaware Certificate of Merger pursuant to the DGCL and the Nevada Articles of Merger pursuant to the Nevada GCL and (C) the filing by JP with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "JP Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the JP Common Shares to be issued in connection with the Acquisition and any related state "Blue Sky" or securities laws; (iii) require any consent, waiver or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default

(or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which Industries or Valley may be bound or to which any of the assets or property of Industries or Valley may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to Industries or Valley.

                     4.6 Ownership of Industries Shares. Each of the Stockholders (i) owns the number of outstanding Industries Common Shares set forth opposite the name of such Stockholder in the Disclosure Schedule and (ii) owns such outstanding Industries Common Shares free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever (collectively, "Liens"). The Stockholders constitute all of the record and beneficial holders of the outstanding Industries Common Shares. Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 4.6 are made by the Stockholders severally and not Jointly.

                     4.7  Ownership of Valley Shares.   Industries (i)  owns of
record and beneficially, and has good and marketable title to, all outstanding Valley Shares and (ii) owns such outstanding Valley Shares free and clear of all Liens.

                     4.8 Partnership Interests in "Z" Leasing. The Stockholders constitute all of the partners in "Z" Leasing. The percentage interest of each Stockholder in the partnership interests of "Z" Leasing is identical to the percentage interest of each such Stockholder in the outstanding Industries Common Shares.

                     4.9 Title to Assets. Industries, Valley and "Z" Leasing have good and marketable title to all of their respective assets, free and clear of all Liens or other restrictions, except for (i) Liens for taxes not yet due and payable and (ii) Liens reflected on the audited balance sheet of Valley at January 31, 1996 and the unaudited balance sheet of Industries at January 31, 1996 (collectively, the "Balance Sheet") or disclosed in the notes thereto.

                     4.10 Undisclosed Liabilities. Industries and Valley have no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities reflected on the Balance Sheet or disclosed in the notes thereto, (ii) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and (iii) liabilities that are not required under generally accepted accounting principles ("GAAP") to be disclosed in the Balance Sheet or the notes thereto.

                     4.11 Financial Statements. The audited balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows, including the related notes thereto, of Valley at January 31, 1994, January 31, 1995 and January 31, 1996 and for the years then ended have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly in all material respects the financial position of Valley as of their respective dates and the results of operations and cash flows for the periods presented therein. The foregoing balance sheets and the Projected May Balance Sheet have been, and the Audited May

Balance Sheet shall be, measured under the accounting principles and practices described in the Disclosure Schedule. The books and records of Industries and Valley adequately disclose all of the respective assets and liabilities of Industries and Valley and all information necessary to reflect properly the financial condition of Industries or Valley, as applicable.

                     4.12 Brokers' Fees. The Disclosure Schedule sets forth all liabilities or obligations of Industries, Valley or "Z" Leasing to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                     4.13 Real Property. The Disclosure Schedule lists all real property owned by Industries, Valley and "Z" Leasing. The ownership of such real property and the uses being made thereof by Industries, Valley and "Z" Leasing comply with all applicable laws.

                     4.14 Leases. All leases pursuant to which Industries, Valley and "Z" Leasing lease to or from others any real or personal property which have aggregate remaining lease payments due of $50,000 or more are listed in the Disclosure Schedule. All such leases are valid, effective and enforceable. There is not under any of such leases any existing default or any event of default or event which, with notice or lapse of time or both, would constitute such a default by Industries, Valley or "Z" Leasing or, to the knowledge of Industries, Valley or the Stockholders, by any other party thereto. The Disclosure Schedule sets forth, with respect to each such lease, the parties thereto, the term, any renewal or purchase options and the payment terms. All leased real or personal property and the uses being made thereof by Industries, Valley or "Z" Leasing comply with all applicable laws.

                     4.15 Inventory. The inventory of Industries and Valley is in good and marketable condition and is capable of being sold in the ordinary course of business without discounts to the LIFO purchase cost at which such inventory is recorded on the books and records of Industries or Valley, as applicable.

                     4.16 Licenses. Industries, Valley and "Z" Leasing have all licenses which are necessary for the conduct of their respective businesses, including, without limitation, all licenses that may be required by the Nevada Gaming Commission or other state or local authorities to transact business with hotels and casinos. All license taxes have been paid if due or, if not yet due, accrued in accordance with GAAP. All material licenses, contracts or commitments relating to patents, trademarks, trade names, copyrights, trade secrets or other proprietary know-how used by Industries, Valley and "Z" Leasing in the conduct of their respective businesses are listed in the Disclosure Schedule. None of Industries, Valley or "Z" Leasing has received any notice of conflict with the asserted rights of others in connection with such licenses, contracts or commitments, and Industries, Valley and "Z" Leasing are not infringing such rights of others. None of Industries, Valley or "Z" Leasing is aware of any such conflict or claim of such infringement or any basis therefor.

                     4.17 Intellectual Property. The Disclosure Schedule sets forth a complete and accurate list of all material patents, patent applications, unpatented inventions set forth or described in writing, registered trademarks and service marks, trademark and service mark applications, trade names and copyrights (the "Intellectual Property") owned by, registered in the name of or used in the businesses of Industries, Valley or "Z" Leasing. All of the rights of

Industries, Valley or "Z" Leasing in the Intellectual Property are valid and subsisting. Industries, Valley and "Z" Leasing are the sole and exclusive owners of, and have good and marketable title to, all of the Intellectual Property, free and clear of all Liens. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning the Intellectual Property. None of Industries, Valley or "Z" Leasing has received any notice or claim that any of its Intellectual Property infringes upon or conflicts with the rights of any other person, nor is Industries, Valley or "Z" Leasing aware of any basis for any such claim.

                     4.18 Material Adverse Effect. Since January 31, 1996 (the "Balance Sheet Date"), no event has occurred and no circumstance exists that has or could have a material adverse effect on the financial condition, business, assets or prospects of Industries or Valley. Since the Balance Sheet Date, there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting any of the properties or the business of Industries or Valley, any material increase in the compensation payable by Industries or Valley to any officer, director, employee or stockholder, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, director, employee or stockholder.

                     4.19 Disposition of Assets. Since the Balance Sheet Date, (i) neither Industries nor Valley has sold or otherwise disposed of, or committed to dispose of, any assets other than in the ordinary course of business and (ii) Industries and Valley have maintained their inventories at customary levels. Since the Balance Sheet Date or except as otherwise provided herein, neither

Industries nor Valley has paid or declared any dividends, made or committed to make any distribution of assets, or made or committed to make any loan.

                     4.20 Tax Returns. All federal, state, local and foreign tax returns of Industries and Valley, including, without limitation, returns of income, sales, social security, withholding and unemployment taxes that are required to have been filed by Industries and Valley, have been duly prepared, timely filed and are complete and correct, and all taxes, interest and penalties shown thereon or due in connection therewith have been paid, if due, or accrued according to GAAP, if not yet due. The returns of Industries and Valley with respect to federal and state income tax, sales tax, unemployment tax and use tax are not currently being audited and neither Industries nor Valley has been contacted by any federal or state official regarding any future audit. The Disclosure Schedule sets forth, for each of the foregoing categories of tax, the latest taxable year for which the returns of Industries or Valley have been audited. Neither Industries nor Valley has waived the statutes of limitations for federal or state tax purposes. No deficiency has been proposed and not paid with respect to any tax return filed by Industries or Valley prior to the date hereof. All payroll taxes that Industries or Valley is required by law to withhold have been withheld and properly deposited.

                     4.21 Employee Benefit Plans. Neither Industries nor Valley has any bonus, deferred compensation, profit-sharing, pension, 401(k), retirement or stock option plan or agreement, or any other type of employee benefit plan (an "Employee Benefit Plan"), or any accrued obligation thereunder, or any current or prospective obligation for the payment of severance pay to any current or former employee. If any such agreement, plan or obligation is disclosed in the Disclosure Schedule, Industries and Valley have delivered to the Purchaser and JP complete and correct copies of all documents evidencing any such agreement, plan or obligation, together with copies of all reports applicable thereto. The Disclosure Schedule also discloses the terms of any unwritten Employee Benefit Plan. No employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), listed in the Disclosure Schedule has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived, and full payment has been or will be made or accrued of all required contributions under any such plan for all periods prior to the Closing Date. No such pension plan is a "defined benefit plan," as defined in Section 3(35) of ERISA, or a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither Industries nor any person required to be aggregated with Industries under Section 414(b), (c), (m) or (o) of the Code has maintained or contributed to a defined benefit plan or multiemployer plan within six years prior to the Closing Date. With respect to each Employee Benefit Plan: (i) Industries and Valley are and always have been in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations thereunder, including the benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no violation of ERISA's fiduciary obligations nor any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code); (iii) no plan has any liability for any federal, state, local or foreign taxes; (iv) the fair market value of the assets of each such employee pension benefit plan is not less than the present value of the benefits accrued thereunder; and (v) all reports required to be filed (if any) with the Department of Labor, state and local governments, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have been filed with respect to each such plan and with respect to the transactions contemplated by this Agreement. To the extent any Employee Benefit Plan is insured, Industries and Valley have paid or accrued or will pay or accrue when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Employee Benefit Plan is funded other than with insurance, Industries and Valley have made or accrued or will have made or accrued all contributions required to be paid for all periods through and including the Closing Date. Neither Industries nor Valley has any obligation to provide retiree health or other welfare benefits. Each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code (i) has been timely amended to comply with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, (ii) has been administered in compliance with the applicable provisions of the Tax Reform Act of 1986 and (iii) has been amended as required by the Tax Reform Act of 1986, the Technical and Miscellaneous Revenue Act of 1988, the Unemployment Compensation Amendments of 1992 and the Revenue Reconciliation Act of 1993. Any required requests for favorable determination letters regarding the compliance of such plans with those requirements were filed with the Internal Revenue Service. Neither Industries nor Valley has incurred any liability on account of a termination of an Employee Benefit Plan which has not been satisfied. Neither Industries nor Valley has incurred any liability on account of a complete or partial withdrawal from any multiemployer pension plan. Each Employee Benefit Plan may be amended or terminated by Industries or

Valley subject to the regulations promulgated under the Code and the regulations of the Pension Benefit Guaranty Corporation. All benefits earned by employees of Industries and Valley pursuant to any Employee Benefit Plan have been accrued or paid or will be accrued or paid prior to the Closing Date. All aggregate accrued vacation pay and sick pay that is estimated to be due to the employees of Industries and Valley is set forth in the Disclosure Schedule. The officers and directors of Industries and Valley have not made any representation to their employees with respect to the continuation of their employment after the Closing Date.

                     4.22 Collective Bargaining Agreements. Neither Industries nor Valley is a party to any collective bargaining or other labor union agreement. There is no employee dispute pending or threatened against Industries or Valley, and neither Industries nor Valley has knowledge of any existing basis for any such dispute.

                     4.23 Premises. Except for ordinary wear and tear attributable to the routine and ordinary day-to-day conduct of the businesses of Industries and Valley, all of the offices and other equipment of Industries and Valley which are necessary for their respective business operations are in good operating condition and repair, and all software utilized by Industries and Valley is properly licensed and all fees in connection therewith have been paid or accrued. There are no structural defects or infestations by wood damaging pests in any of the premises in which Industries or Valley conducts its business, including, without limitation, the real property located at 300 West Bonanza Road, Las Vegas, Nevada (the "Premises"). Industries and Valley have properly maintained and repaired all heating, air conditioning, refrigeration, plumbing and electrical systems in all of the Premises, and all such systems and related equipment, whether owned or leased, are operating satisfactorily.

                     4.24 Certain Agreements. Neither Industries nor Valley is subject to, bound by or the beneficiary of any agreement not to compete or other obligation in the nature of an agreement not to compete. Neither Industries nor Valley is a party to any guaranty or endorsement or has any contingent obligations under any such agreement.

                     4.25 Compliance with Laws. The conduct by Industries, Valley or "Z" Leasing of any of their respective businesses does not violate or infringe in any material respect any domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, including, without limitation, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act of 1970 and the regulations and guidelines imposed by the United States Department of Agriculture, and none of Industries, Valley or "Z" Leasing has received a notice of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured. To the knowledge of Industries, Valley and the Stockholders, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which would adversely affect any of such businesses or the value of the properties or assets of Industries, Valley or "Z" Leasing.

                     4.26 Litigation. None of Industries, Valley or "Z" Leasing is involved in any pending or, to the knowledge of Industries, Valley or the Stockholders, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding, including, without limitation, any workers' compensation proceeding, or is subject to any judgment, award, order or decree. Industries, Valley and the Stockholders do not know of, and have no reason to know of, any material action, claim, suit, proceeding or investigation threatened against or affecting Industries, Valley or "Z" Leasing or any of their respective properties or assets. None of Industries, Valley or any Stockholder has been investigated by, or is currently being investigated by, the Nevada Gaming Commission or any other state or local gaming regulatory authority.

                     4.27 Judgments. None of Industries, Valley or "Z" Leasing is subject to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration panel which might adversely affect in any way (i) the financial condition, assets, business prospects or results of operations of Industries, Valley or "Z" Leasing or (ii) the Acquisition.

                     4.28 Insurance. The Disclosure Schedule contains a complete and correct list and summary description (including name of insurer, amount of coverage, type of policy and policy number) of all policies of insurance or binders of insurance which are owned by Industries, Valley or "Z" Leasing, including, without limitation, all general liability, workers' compensation, automobile, property, and directors and officers liability insurance policies. All such policies, including, without limitation, all product liability policies, are in full force and effect, and no notice of disallowance of any claim under any such policy or binder has been received by Industries, Valley or "Z" Leasing. There has been no default in the payment of premiums on any such policy, and to the knowledge of Industries, Valley and the Stockholders, there is no ground for cancellation or avoidance of any such policy, for reduction of the coverage provided thereby or for an increase in the premiums paid therefor.

                     4.29 Officers, Directors and Employees. All officers, directors and employees of Industries and Valley are listed by title or position in the Disclosure Schedule. No officer, director, employee or stockholder of Industries or Valley is entitled to any indemnification from Industries or Valley, has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of Industries or Valley (other than "Z" Leasing), is indebted to Industries or Valley on account of loans or advances of any kind, or has in his possession or under his control any property or assets belonging to Industries or Valley. All transactions, commitments, contracts and agreements between Industries or Valley and any supplier, customer or any other business entity in which any officer, director, employee or stockholder of Industries or Valley has a financial interest (other than "Z" Leasing) are on arms-length terms and at reasonable market prices.

                     4.30 Employment Agreements. Neither Industries nor Valley has any employment, service or consulting agreement with any person or entity which may not be terminated within 30 days' notice without liability to Industries or Valley.

                     4.31 Indebtedness. All mortgages and deeds of trust affecting the Premises are listed in the Disclosure Schedule.

                     4.32  Purchase Orders, Sales Contracts or Commitments.
The Disclosure Schedule sets forth all of the open purchase orders, sales contracts and commitments of Industries and Valley which either (i) were not entered into in the ordinary course of business by Industries or Valley or (ii) as of the date hereof are in excess of $100,000.

                     4.33 Customers. The names and addresses of the customers of Industries and Valley with orders as of the date hereof in excess of $50,000 are listed in the Disclosure Schedule. To the knowledge of Industries, Valley and the Stockholders, (i) all contracts and agreements with such customers are valid, effective and enforceable and (ii) no such customer is experiencing financial difficulties which reasonably could be expected to affect adversely full and timely payment by such customer under any such contract or agreement.

                     4.34 Other Material Contracts. None of Industries, Valley or "Z" Leasing has any material contract, commitment or agreement that has not been otherwise disclosed in the Disclosure Schedule. To the knowledge of Industries, Valley and the Stockholders, (i) each such contract, commitment or agreement is valid, effective and enforceable and (ii) no party to any such contract, commitment or agreement is experiencing financial difficulties which reasonably could be expected to affect adversely the full and timely payment of any amount owed or to be owed to Industries, Valley or "Z" Leasing by any such party under any such contract, commitment or agreement.

                     4.35 Relationships with Customers and Suppliers. Neither Industries nor Valley knows of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with Industries or Valley:

                             (i) any current customer of Industries or Valley which accounted for over 1% of total consolidated net sales of Industries or Valley for its most recently completed fiscal year; or

                             (ii) any current supplier to Industries or Valley
                 of items essential to the conduct of the businesses of Industries or Valley, which items cannot be replaced at comparable cost and the loss of which would have an adverse effect on Industries and Valley, taken as a whole.

         Since the Balance Sheet Date, (A) Industries and Valley have retained all sales personnel employed in connection with the operation of their respective businesses and (B) no customer (or group of customers) purchasing in the aggregate of $500,000 in products and services on a yearly basis has terminated its relationship with Industries or Valley.

                     4.36 Employee and Stockholder Indebtedness. The Disclosure Schedule sets forth all indebtedness to Industries or Valley of the Stockholders or the officers, directors or employees of each such company. All of such indebtedness has been or will be repaid on or before the Closing Date. All credit cards issued for the account of Industries or Valley shall be canceled on or before the Closing Date and, upon cancellation, paid in full.

                     4.37 Environmental Matters. Each of Industries, Valley and "Z" Leasing is currently in compliance, and has fully complied with, all laws, ordinances, regulations and orders, including, without limitation, all zoning, safety and environmental laws, ordinances, regulations and orders, applicable to its business or properties, and the present uses by each of Industries, Valley or "Z" Leasing of its properties, whether leased or owned, do not violate any such laws, ordinances, regulations or orders. There is not currently and in the past there has not been (i) any use, treatment, storage or disposal of any hazardous substance or material (as defined in 42 U.S.C.
Section 9601(14) (1982) and 40 C.F.R. Section 302.4 (1986)) or pollutant on any of the properties of Industries, Valley or "Z" Leasing, whether leased or owned, (ii) any spill, leakage, discharge or release of any hazardous substance or material or pollutant thereon or therefrom, (iii) any off-site disposal by Industries, Valley or "Z" Leasing of any hazardous substance or material or pollutant in any location or (iv) any hazardous condition in existence on any of the properties of Industries, Valley or "Z" Leasing, whether leased or owned, including, without limitation, the real property leased by Valley and Industries located at 300 West Bonanza Road, Las Vegas, Nevada. Industries, Valley and the Stockholders have furnished, or have caused "Z" Leasing to furnish, to the Purchaser the test results for all tests conducted on the underground storage tanks located on the Premises. None of Industries, Valley or "Z" Leasing has purchased or sold asbestos, or any other hazardous substance or material or pollutant. None of Industries, Valley or "Z" Leasing is subject, nor shall they be subject, to any liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Closing Date. Notwithstanding the foregoing, no environmental representations are made hereunder with respect to the real property currently owned by NBC to be acquired by Industries or Valley after the date hereof.

                     4.38 Product Liability. Except to the extent covered by insurance, neither Industries nor Valley has liability (and, to the knowledge of Industries, Valley and the Stockholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Industries or Valley giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Industries or Valley.

                     4.39 Bonuses and Profit-Sharing Distributions. The total amount paid and accrued by Industries for the fiscal year 1996 management bonuses and fiscal year 1996 profit-sharing distributions was $0 and the total amount paid and accrued by Industries for management bonuses through May 31, 1996 was $0. The total amount paid and accrued by Valley for the fiscal year 1996 management bonuses and fiscal year 1996 profit-sharing distributions (exclusive of contributions to the 401(k) plan) was $385,669 and the total amount paid and accrued by Valley for management bonuses through May 31, 1996 will be 17% of Valley's net income before any taxes and bonuses. All bonuses and profit-sharing distributions earned by employees of Industries and Valley through May 31, 1996 have been or will be accrued by Industries and Valley.

                     4.40 Bank Accounts. The Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of Industries, Valley and "Z" Leasing.

                     4.41 Related Party Agreements. The Disclosure Schedule sets forth all agreements between (i) Industries and its employees, (ii) Industries and the Stockholders, (iii) Valley and its employees, (iv) Valley and the Stockholders, (v) Industries and Valley, (vi) "Z" Leasing and its general partners, (vii) "Z" Leasing and the Stockholders, (viii) "Z" Leasing and Industries and (ix) "Z" Leasing and Valley. Furthermore, Industries, Valley and the Stockholders have disclosed to the Purchaser and JP all compensation payments made to, or for the benefit of, the Stockholders.

                     4.42 Margin Stock. None of the JP Common Shares issued in connection with the Merger shall be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221, 224 and 207, respectively, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction as a "purpose credit" within the meaning of any of such Regulations.

                     4.43 Change in Control. None of Industries, Valley or "Z" Leasing is a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Acquisition shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Industries, Valley or "Z" Leasing to any person or give any person the right to terminate or alter the provisions of any agreement to which Industries, Valley or "Z" Leasing is a party.

                     4.44 Disclosure. The information with respect to Industries, Valley or the Stockholders included in the JP Registration Statement in conformity with information furnished in writing to JP by Industries, Valley or the Stockholders for use in the JP Registration Statement shall not, as of the effective date of the JP Registration Statement, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. Neither this Agreement, including, without limitation, the Disclosure Schedule, the Schedules and the attachments hereto, furnished by Industries to JP, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. For purposes of





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this Agreement, disclosure in one section of the Disclosure Schedule shall constitute disclosure for the purposes of the other sections of the Disclosure Schedule.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF THE PURCHASER AND JP

         The Purchaser and JP jointly and severally represent and warrant to Industries, Valley and the Stockholders that, except as set forth in the Disclosure Schedule:

                     5.1 Organization. The Purchaser and JP are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                     5.2 Capitalization. The authorized common stock of JP consists of 45,000,000 shares, of which 16,025,014 JP Common Shares are issued and outstanding and no JP Common Shares are held in treasury. All of the issued and outstanding JP Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. All of the JP Common Shares issued pursuant to this Agreement have been duly authorized and, upon consummation of the Acquisition, shall be validly issued, fully paid and nonassessable.

                     5.3 Authority Relative to this Agreement. Each of the Purchaser and JP has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Purchaser and JP of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of the Purchaser and JP and no other corporate proceedings on the part of the Purchaser and JP are necessary to authorize this Agreement or to consummate





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



the transactions contemplated hereby (other than the approval of this Agreement by the stockholder of the Purchaser in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Purchaser and JP and, assuming this Agreement constitutes the valid and binding agreement of Industries, Valley and the Stockholders, constitutes the valid and binding agreement of the Purchaser and JP, enforceable against each such party in accordance with its terms, except that the enforcement hereof may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                     5.4 Consents and Approvals; No Violation. Neither the execution and the delivery of this Agreement nor the consummation by the Purchaser and JP of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Purchaser or JP; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with (A) the applicable requirements of the HSR Act, (B) the filing of the Delaware Certificate of Merger pursuant to the DGCL and the Nevada Articles of Merger pursuant to the Nevada GCL and (C) the filing by JP of the JP Registration Statement with the SEC and any related filings under state "Blue Sky" or securities laws; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which the Purchaser or JP may be bound or to which any of the





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assets or property of the Purchaser or JP may be subject, provided the
Purchaser obtains such consents or waivers, if any, as may be required pursuant to the terms of (A) the Note Purchase Agreements dated as of November 10, 1994 between the Purchaser and the purchasers identified therein, (B) the Credit Agreement dated as of November 10, 1994 among the Purchaser and the lenders party thereto or (C) any agreements to which the Purchaser is a party relating to the Enterprise Trade Receivable Purchase Facility; or (iv) violate any order, injunction, statute, rule or regulation applicable to the Purchaser or JP.

                     5.5 Brokers' Fees. The Disclosure Schedule sets forth all liabilities or obligations of the Purchaser or JP to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                     5.6 Disclosure. No report or document filed by JP pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date hereof or the JP Registration Statement (excluding information furnished for use therein by Industries, Valley or the Stockholders) as of the effective date of the JP Registration Statement filed with the SEC pursuant to this Agreement contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

                     6.1 Conduct of Business. (a) During the period from the date of this Agreement to the Effective Time (the "Standstill Period"), each of Industries and Valley shall conduct its operations according to its ordinary and usual course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement, shall seek to preserve intact its current business organization and shall use all reasonable efforts to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

                     (b) Without limiting the generality of Section 6.1(a), during the Standstill Period, except as otherwise provided in this Agreement or authorized in writing in advance by JP, neither Industries nor Valley shall:

                             (i) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (A) any Industries Common Shares or Valley Shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of Industries or Valley of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Industries or Valley of any class, or (B) any other securities of any other class in respect of, in lieu of, or in substitution for, Industries Common Shares or Valley Shares outstanding on the date hereof;

                            (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Industries Common Shares or Valley Shares;

                           (iii)  except for the $100,000 payment described in
                 Section 6.1(b)(vii), and except for dividends paid by Valley to Industries for purposes of Industries debt service, split, combine, subdivide or reclassify any Industries Common Shares or Valley Shares, or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Stockholders in their capacity as such;

                            (iv) adopt any amendments to its Articles of Incorporation or By-Laws or alter its corporate structure through merger, liquidation, reorganization, restructuring or in any other fashion;

                             (v)  make any acquisition (other than the
                 acquisition of NBC referred to in Section 6.2), by means of merger, consolidation or otherwise, or disposition, of assets or securities;

                            (vi) incur any indebtedness for borrowed money, other than in the ordinary course of business, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, except that members of the Combined Group may make loans or advances to each other and may borrow money to finance the ongoing construction at the facility located at 300 West Bonanza Road, Las Vegas, Nevada (the "Bonanza Premises") or the acquisition of NBC;

                           (vii)  except for the $100,000 payment made
                 collectively by Valley and "Z" Leasing to the Stockholders (individually, and in their capacity as general partners of "Z" Leasing) on or prior to June 30, 1996, grant compensation to any of its directors, officers, key employees or stockholders that is not in accord with the compensation as adjusted and set forth in Exhibit VIII (page 2 of 2) to the letter dated March 6, 1996 from Greif & Co. to JP;

                          (viii) except for bonuses to be paid that have properly been earned and accrued by Industries and Valley in the ordinary course of business and payable in June of 1996, pay any bonuses to directors, officers, key employees or stockholders;

                            (ix) maintain inventory levels in a manner that would not otherwise be maintained in the ordinary course of business, except for increases in inventory levels associated with the Station Casinos, Inc. and Stratosphere Gaming Corp. prime vendor agreements;

                             (x)  fail to maintain any or all insurance
                 policies, including, without limitation, general liability, workers' compensation, product liability, automobile and property insurance policies;

                             (xi) after May 31, 1996, pay any rental payments
                 on the Bonanza Premises to "Z" Leasing that are not in accordance with the rental payments as adjusted and set forth in Exhibit VIII (page 2 of 2) to the letter dated March 6, 1996 from Greif & Co. to JP;

                             (xii) pay or agree to pay any pension, retirement
                 allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension, welfare or employment plans, agreements or arrangements as in effect on the date hereof to any director, officer, key employee or stockholder whether past or present;

                            (xiii) except for the employment agreements
                 described in Section 8.9 herein, enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer, key employee or stockholder;

                             (xiv) become obligated under any new pension
                 plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

                              (xv) except for the payment of normal debt
                 service payments and the payment of any Actual Acquisition Fees which Valley and Industries shall elect to pay prior to the Closing, make any payment to any person or entity that is not in the ordinary course of business or that is not for a valid business purpose;

                             (xvi) offer, negotiate, consummate or solicit (by
                 furnishing any information concerning the business, properties or assets of Industries or Valley or otherwise) any offer or proposal for a merger or other business combination involving the assets or securities of Industries or Valley; or

                            (xvii) authorize, recommend, propose or announce
                 an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                 (c) Each of Industries and Valley and each Stockholder shall notify the Purchaser and JP promptly in the event it has knowledge prior to the Closing Date that any representation or warranty made by it hereunder is not true and correct.

                 6.2 Acquisition of NBC. The parties acknowledge that Industries has entered into an agreement to purchase the assets, properties and business of Baird's Bread Company, a Nevada corporation d/b/a Nevada Baking Company ("NBC"), under the terms of a purchase agreement dated April 12, 1996. Industries shall allow the JP Representatives (as defined in Section 6.6) to have reasonable access during normal business hours throughout the Standstill Period, to any properties, books and records of NBC and, during such period, shall furnish promptly to the JP Representatives all information concerning the business, properties and personnel of NBC as the JP Representatives may reasonably request. Such due diligence shall be deemed to supersede any express or implied representations or warranties by Industries, Valley and the Stockholders with respect to the assets, properties and business and any related obligations of NBC acquired pursuant to the NBC purchase agreement. Industries, Valley and the Stockholders hereby acknowledge that JP shall have the right to approve in advance any amendments or modifications to the NBC purchase agreement, including any such amendment or modification to the final purchase price. JP shall loan, or cause to be loaned, sufficient funds to enable Industries or Valley to close the acquisition of NBC subject to the negotiation of a customary loan agreement and any other necessary collateral documents. In the event that JP loans money to Industries or Valley for the purchase of NBC, the term of such loan shall be for no more than one year and in the event that there is a change of control of Industries or Valley prior to the maturity of such loan (other than pursuant to this Agreement), the outstanding balance plus all accrued and unpaid interest under the loan shall become immediately due and payable.

                     6.3 Approval by the Stockholders. As soon as practicable after the definitive Prospectus forming a part of the JP Registration Statement is filed with the SEC and the satisfaction of related requirements under SEC rules and regulations, Industries shall take all action necessary to convene a meeting of the Stockholders for the purpose of voting upon this Agreement and the transactions contemplated hereby. Industries shall, through its board of directors, recommend approval of this Agreement and the transactions contemplated hereby.

Notwithstanding the foregoing, the board of directors of Industries may withdraw, modify or change such recommendation if, in the reasonable, good-faith Judgment of such board of directors upon the advice of its external counsel, the failure to do so would breach its fiduciary duties to the Stockholders under applicable law.

                     6.4 JP Registration Statement. As promptly as practicable after the date hereof, JP shall prepare and file the JP Registration Statement with the SEC. Industries, Valley and the Stockholders shall cooperate with JP in the preparation of the JP Registration Statement.
JP shall use all reasonable efforts to have the JP Registration Statement declared effective by the SEC at the earliest practicable date and to maintain the effectiveness of the JP Registration Statement through the Effective Time. JP shall take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of JP Common Shares pursuant to this Agreement.

                     6.5 HSR Act Filings. As promptly as practicable after the date hereof, JP and Industries shall make their respective filings required under the HSR Act, and shall thereafter promptly make any required submissions or responses to second requests for information under the HSR Act, with respect to the Acquisition and shall cooperate with each other with respect to the foregoing.

                     6.6 Access to Information. Upon reasonable notice, each of Industries and Valley shall afford to officers, employees, counsel, accountants and other authorized representatives of the Purchaser and JP (the "JP Representatives") reasonable access during normal business hours throughout the Standstill Period to any properties, books and records of

Industries and Valley, respectively, and, during such period, shall furnish promptly to the JP Representatives all information concerning the business, properties and personnel of Industries and Valley, respectively, as may reasonably be requested (except to the extent such party shall be prohibited from furnishing any such information by any written agreement with a third party).

                     6.7 Publicity. Industries and JP shall mutually agree upon any public announcements relating to the Acquisition and shall not issue any such public announcement prior to such agreement, except as may be required by applicable law or pursuant to any listing agreement or designation criteria with the Nasdaq Stock Market, in which case the party proposing to issue such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such public announcement.

                     6.8 Nasdaq Stock Market Listing. JP shall use all reasonable efforts to cause the JP Common Shares to be issued in connection with the Acquisition to be authorized for listing on the Nasdaq Stock Market, subject to notice of official issuance thereof.

                     6.9 Pooling of Interests. None of Industries, Valley, the Purchaser or JP shall take any action which would prevent the Acquisition from being accounted for as a pooling of interests for financial reporting purposes.

                                  ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF
                    INDUSTRIES, VALLEY AND THE STOCKHOLDERS

            The obligations of Industries, Valley and the Stockholders to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                     7.1 Representations, Warranties and Covenants. All representations and warranties of the Purchaser and JP contained in Article V shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and the Purchaser and JP shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Effective Time. At the Closing, there shall be delivered to Industries a certificate signed by an authorized officer of each of the Purchaser and JP to the foregoing effect.

                     7.2 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR Act filings referred to in Section 6.5 shall have expired or been earlier terminated.

                     7.3 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                     7.4 Approval. This Agreement and the Acquisition shall have been approved by the stockholders of Industries and the general partners of "Z" Leasing in accordance with applicable law.

                     7.5 Certificates. The Purchaser and JP shall have furnished Industries with such certificates of the respective officers of the Purchaser and JP and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Industries.

                     7.6 JP Registration Statement. The JP Registration Statement shall have become effective and shall have been effective at all times thereafter to and including the Effective Time, no stop order suspending the effectiveness thereof shall have been issued during such period and not withdrawn, and no stop order shall be pending at the Effective Time.

                     7.7 Nasdaq Stock Market Listing. The JP Common Shares to be issued in connection with the Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                     7.8 Escrow Agreement. The Purchaser and JP shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Schedule 7.8, together with any counterparts signed by the Escrow Agent.

                     7.9 Registration Rights Agreement. JP shall have executed and delivered counterparts of the Registration Rights Agreement in the form attached hereto as Schedule 7.9.

                     7.10 "Z" Leasing Transaction. The Purchase and Sale Contract in the form attached hereto as Schedule 7.10 (the " 'Z' Leasing Agreement") has not been terminated pursuant to Section 6.5 thereof and all conditions set forth in Section 7.6 of the "Z" Leasing Agreement shall have been satisfied or waived.

                     7.11 Opinion of Counsel. Industries, Valley and the Stockholders shall have received an opinion, dated as of the Closing Date, from counsel to Purchaser and JP, addressed and in form satisfactory to Industries, Valley and the Stockholders.

                     7.12 Acquisition Fees. As of the Closing Date, the Purchaser and JP shall cause to be paid the Actual Acquisition Fees not otherwise paid by the Combined Group.

                     7.13 Other Documents. The Purchaser and JP shall have executed and delivered to Industries such other certificates, documents and instruments as Industries may reasonably request.

                                  ARTICLE VIII

                           CONDITIONS TO OBLIGATIONS
                            OF THE PURCHASER AND JP

            The obligations of the Purchaser and JP to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                     8.1 Representations, Warranties and Covenants. All representations and warranties of Industries, Valley and the Stockholders contained in Article IV shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of the Effective Time, and Industries, Valley and the Stockholders shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Effective Time. At the Closing, there shall be delivered to the Purchaser and JP a certificate signed by an authorized officer of each of Industries and Valley and by each Stockholder to the foregoing effect.

                     8.2 Consents and Approvals. Except for consents or approvals from First Interstate Bank of Nevada, N.A./Wells Fargo, Bank of America Nevada and ComSource, Industries and Valley shall have delivered or caused to be delivered to the Purchaser and JP any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Surviving Corporation's ability to conduct business as conducted by Industries and Valley at the Closing Date.

                     8.3 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                     8.4 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR Act filings referred to in Section 6.5 shall have expired or been earlier terminated.

                     8.5 Approval. This Agreement and the Acquisition shall have been approved by the stockholders of Industries and the general partners of "Z" Leasing in accordance with applicable law.

                     8.6 Certificates. Industries and Valley shall have furnished to the Purchaser and JP such certificates of the respective officers of Industries and Valley and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Purchaser and JP.

                     8.7 JP Registration Statement. The JP Registration Statement shall have become effective and shall have been effective at all times thereafter to and including the Effective Time, no stop order suspending the effectiveness thereof shall have been issued during such period and not withdrawn, and no stop order shall be pending at the Effective Time.

                     8.8 Escrow Agreement. Industries, Valley and the Stockholders shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Schedule 7.8, together with any counterparts signed by the Escrow Agent and blank stock powers executed by each of the Stockholders with respect to the JP Common Shares to be held in the Escrow Deposit (as defined in Section 11.6(b)).

                     8.9 Employment Agreements. Employment Agreements for R. Phillip Zobrist, Lloyd D. Neher, Brad Shultis, Douglas Wood, Charles R. Jackson, Jr., Michael LaFond and Gregory Clow in the form attached hereto as
Schedule 8.9 shall have been executed and delivered to the Purchaser.

                     8.10 Non-Competition Agreements. Within 30 days after the execution of this Agreement, management of Valley shall use its best efforts to have members of the Valley sales force execute Non-Competition Agreements in the form attached hereto as Schedule 8.10.

                     8.11 Stockholder Representation Letters. Stockholder Representation Letters in the form attached hereto as Schedule 8.11 shall have been executed by all of the Stockholders and delivered to JP.

                     8.12 Opinion of Counsel. The Purchaser and JP shall have received an opinion, dated as of the Closing Date, from counsel to Industries and Valley addressed and in form satisfactory to the Purchaser and JP.

                     8.13 Opinion of Certified Public Accountants. JP shall have received an opinion from KPMG Peat Marwick LLP, certified public accountants and independent accountants to Industries, Valley and "Z" Leasing, addressed to JP, and dated as of the Closing Date, that KPMG Peat Marwick LLP is not aware of any circumstance related to such entities that would prohibit the Acquisition from being accounted for as a pooling of interests for financial reporting purposes. JP shall have received an opinion from Price Waterhouse LLP, certified public accountants and independent accountants to JP, addressed to JP, and dated as of the Closing Date, that the Acquisition shall be accounted for as a pooling of interests for financial reporting purposes; provided, however, prior to invoking this condition, JP shall use all reasonable efforts to obtain such opinion from Price Waterhouse LLP.

                     8.14 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, businesses, assets or prospects of Industries, Valley or "Z" Leasing. For the purposes of this Agreement, and without limiting the generality of the foregoing, a material adverse effect shall be deemed to have occurred in the event that Valley and Industries fail to meet during the Standstill Period at least 80% of the projected gross margin dollars set forth on Schedule 8.14 for each of the Station Casinos, Inc. or Stratosphere Gaming Corp. prime vendor agreements.

                     8.15 Nevada Baking Company Purchase. Subject to the receipt of acquisition financing, Industries or Valley (or a direct wholly owned subsidiary of either of them) shall have purchased the assets, properties and business of NBC under the terms of the NBC purchase agreement referred to in Section 6.2.

                     8.16 "Z" Leasing Transaction. The "Z" Leasing Agreement has not been terminated pursuant to Section 6.5 thereof and all conditions set forth in Section 7.5 of the "Z" Leasing Agreement shall have been satisfied or waived.

                     8.17 Nasdaq Stock Market Listing. The JP Common Shares to be issued in connection with the Acquisition shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                     8.18 Incentive Compensation Plan. The obligation of Industries pursuant to the Industries Incentive Compensation Plan shall have been satisfied in full and the Industries Incentive Compensation Plan shall have been terminated.

                     8.19 Other Documents. Industries, Valley and the Stockholders shall have executed and delivered to the Purchaser and JP such other certificates, documents and instruments as the Purchaser and JP may reasonably request.

                                   ARTICLE IX

                             POST-CLOSING COVENANT

         In the event that the Closing Date is on or after August 30, 1996, JP will cause to be filed with the SEC a report on Form 8-K. Such report shall be filed at the end of the first monthly accounting period which is at least 30 days after the Effective Time and shall contain at least 30 days of combined post-Merger results of operations for JP, Industries, Valley and "Z" Leasing.

                                   ARTICLE X

                                  TERMINATION

                     10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Industries, Valley, the Stockholders, the Purchaser and JP.

                     10.2 Termination by any of Industries, Valley, the Purchaser or JP. This Agreement may be terminated and the Merger may be abandoned by any of Industries, Valley, the Purchaser or JP if (i) any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or
(ii) the Merger shall not have been consummated within 120 days following the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date. Upon any termination of this Agreement pursuant to

Section 10.1 or this Section 10.2, this Agreement and the "Z" Leasing Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or thereto to any other party.

                     10.3 Termination by the Purchaser or JP. This Agreement may be terminated by the Purchaser or JP and the Merger may be abandoned prior to the Effective Time if (i) Industries, Valley or the Stockholders shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by Industries, Valley or the Stockholders, or "Z" Leasing or the general partners of "Z" Leasing shall have failed to perform in any material respect their obligations under the "Z" Leasing Agreement theretofore to be performed by "Z" Leasing or the general partners of "Z" Leasing, which failure to perform has not been cured within ten days following receipt by Industries, Valley, the Stockholders, "Z" Leasing or the general partners of "Z" Leasing of notice of such failure to perform from the Purchaser or JP, or (ii) any material representation or warranty of Industries, Valley or the Stockholders or "Z" Leasing contained in this Agreement or the "Z" Leasing Agreement shall not be true and correct when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within ten days following receipt by Industries, Valley or the Stockholders of notice of such failure to be true and correct from the Purchaser or JP. Notwithstanding anything to the contrary contained in this Section 10.3, the termination rights of the parties arising as a result of any "Objectionable

Matters," as defined in the "Z" Leasing Agreement," shall be exclusively governed pursuant to Section 6.5 of the "Z" Leasing Agreement.

                     10.4 Termination by Industries or Valley. This Agreement may be terminated by Industries or Valley and the Merger may be abandoned prior to the Effective Time if (i) the Purchaser or JP shall have failed to perform in any material respect its obligations under this Agreement or the "Z" Leasing Agreement theretofore to be performed by the Purchaser or JP, which failure to perform has not been cured within ten days following receipt by the Purchaser or JP of notice of such failure to perform from Industries or Valley, or (ii) any material representation or warranty of the Purchaser or JP contained in this Agreement or in the "Z" Leasing Agreement shall not be true and correct when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within ten days following receipt by the Purchaser or JP of notice of such failure to be true and correct from Industries or Valley.

                     10.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.3 or 10.4, this Agreement and the "Z" Leasing Agreement shall forthwith become void and have no effect, without any liability on the part of the terminating party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 10.5 and the provisions of Articles XI and XII, and Sections 13.3 and 13.6. Nothing contained in this Section 10.5 shall relieve any party from liability for any breach of this Agreement or the "Z" Leasing Agreement, including the non-breaching party's right to seek damages from the breaching party as well as such other relief that may be available at law or in equity.

                                   ARTICLE XI

                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

                     11.1 Indemnity Obligations of the Stockholders. Each of the Stockholders (which for the purposes of this Article XI also includes each Stockholder in his capacity as a general partner of "Z" Leasing) hereby jointly and severally agrees to indemnify and hold the Purchaser and JP harmless from, and to reimburse the Purchaser and JP for, any Purchaser Indemnity Claims arising under the terms and conditions of this Agreement and in the "Z" Leasing Agreement (collectively, the "Acquisition Agreements"). For purposes of the Acquisition Agreements, the term "Purchaser Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of Industries, Valley, "Z" Leasing or the Stockholders which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Industries, Valley, "Z" Leasing or the Stockholders which are contained in or made pursuant to the Acquisition Agreements; (iii) the excess, if any, of the amounts paid by the Purchaser or JP in excess of $45,000 in connection with the settlement of the Turner Judgment (as defined in Section 11.6) and (iv) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 11.1. Notwithstanding the foregoing, the indemnification obligations of the Stockholders shall not be applicable to any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense that is covered by insurance or that would have otherwise been covered by insurance had the Purchaser, JP or Valley (or its successor) maintained insurance comparable to that insurance carried by Industries, Valley or "Z" Leasing prior to the Closing Date.

                     11.2 Indemnity Obligations of the Purchaser and JP. The Purchaser and JP jointly and severally agree to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of the Acquisition Agreements. For purposes of the Acquisition Agreements, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders (including, without limitation, in their capacities as general partners of "Z" Leasing) resulting from (i) any breach of any representation and warranty of the Purchaser or JP which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of the Purchaser or JP which are contained in or made pursuant to the terms and conditions of the Acquisition Agreements; (iii) the excess, if any, of $45,000 over the amount paid in connection with the settlement of the Turner Judgment (as defined in Section 11.6) and (iv) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 11.2. Notwithstanding the foregoing, the Purchaser and JP shall indemnify the Stockholders in connection with any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of indebtedness or other obligations assumed by the Purchaser or JP as a result of the Acquisition and any indebtedness of Valley which is guaranteed by the Stockholders.

                     11.3 Appointment of Representative. Each of the Stockholders hereby appoints R. Phillip Zobrist as his exclusive agent to act on his behalf with respect to any and all Stockholder Indemnity Claims and any and all Purchaser Indemnity Claims arising under the Acquisition Agreements or such other representative as may be hereafter appointed by a majority in interest of the Stockholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Stockholders agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under the Acquisition Agreements for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against the Purchaser and JP, defending all Purchaser Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and Purchaser Indemnity Claims, conducting negotiations with JP and the Purchaser and its representatives regarding such claims, dealing with the Purchaser, JP and the Escrow Agent under the Escrow Agreement referred to in Section 11.6(b) with respect to all matters arising under such Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Purchaser and JP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to the Acquisition Agreements and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each of the Stockholders.

                     11.4 Notification of Claims. Subject to the provisions of Section 11.5, in the event of the occurrence of an event which any party asserts constitutes a Purchaser Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under the Acquisition Agreements (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

                     11.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to the Acquisition Agreements, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the earlier of (i) the date of issuance of the report of JP's independent accountants with respect to the audited consolidated financial statements of JP for the fiscal year ending June 30, 1997 or (ii) the first anniversary of the Closing Date.

                     11.6 Limitations. (a) Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under the Acquisition Agreements shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under the Acquisition Agreements shall exceed the amount of $500,000 in the aggregate (the "Indemnification Threshold"); provided, however, the Indemnification Threshold shall not be applicable to Purchaser Indemnity Claims and Third-Party Indemnity Claims resulting from breaches by Industries, Valley, "Z" Leasing or the Stockholders of the representations and warranties contained in Sections 4.26 and 4.37 (solely insofar as such representations and warranties in Section 4.37 relate to environmental matters) of this Agreement or Section 7.1.12 of the "Z" Leasing Agreement (solely insofar as such representations and warranties in Section 7.1.12 relate to environmental matters), which upon resolution of such Claims or judgment, shall be paid on a dollar-for-dollar basis. In no event shall the aggregate liability of the Stockholders under the Acquisition Agreements exceed the aggregate fair market value of the Share Consideration received by such Stockholders in the Merger and the "Z" Leasing Consideration received by "Z" Leasing or such Stockholders in their capacity as general partners of "Z" Leasing in the "Z" Leasing Transaction (whether or not the JP Common Shares constituting the "Z" Leasing Consideration are held individually or by "Z" Leasing), with such fair market value to be determined on the basis of the Merger Share Price; provided, however, that any Purchaser Indemnity Claims for breach of the representations and warranties of Industries, Valley and the Stockholders set forth in Section 4.2 of this Agreement or any Stockholder Indemnity Claims for breach of the representation and warranty of the Purchaser and JP set forth in
Section 5.2 of this Agreement shall not be subject to the Indemnification Threshold, but shall be payable on a dollar-for-dollar basis without any exclusion therefor.

         Notwithstanding the foregoing, in the event that the judgment in favor of Wilbert Turner (the "Turner Judgment") is not satisfied prior to the termination of the Escrow, the parties hereto shall negotiate in good faith the deemed liability with respect to the Turner Judgment and shall be indemnified based on such determination pursuant, as applicable, to Sections 11.1 or 11.2. Further, the parties acknowledge and agree that the indemnification obligations in respect of the Turner Judgment (whether under Section 11.1 or Section 11.2) shall not be subject to the Indemnification Threshold, but shall be payable on a dollar-for-dollar basis in the manner provided herein without any exclusion therefor.

                 (b) The Stockholders shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, a total of 10% of the JP Common Shares (such deposit being referred to as the "Escrow Deposit") issued in connection with the Acquisition. Until such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser or JP shall equal or exceed the amount of the Deemed Escrow Value (as hereinafter defined), all Purchaser Indemnity Claims shall be satisfied first out of the JP Common Shares held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all JP Common Shares returned to JP in settlement of any Purchaser Indemnity Claims under the Escrow Agreement shall be valued at the Merger Share Price.
At such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser or JP shall exceed the Deemed Escrow Value, each of the Stockholders shall thereafter be jointly and severally liable to the Purchaser and JP for such claims. The liability of the Stockholders for payable Purchaser Indemnity Claims in excess of the Deemed Escrow Value may be satisfied, at the election of each Stockholder, through (i) the delivery of JP Common Shares to the Purchaser or JP, such shares to be valued at the Merger Share Price, (ii) the payment of cash or (iii) any combination of such JP Common Shares and cash.

         For purposes of this Agreement, the term "Deemed Escrow Value" shall mean the value of the JP Common Shares to be transferred by the Stockholders into the Escrow Deposit, determined by multiplying such number of JP Common Shares times the Merger Share Price. With respect to any JP Common Shares to be returned to the Purchaser or JP by the Stockholders in settlement of Purchaser Indemnity Claims pursuant to this Section 11.6(b), any dividends previously paid in respect of such returned JP Common Shares (whether paid in cash, JP Common Shares or other property) shall also be returned to the Purchaser or JP, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned JP Common Shares, as contemplated under paragraph 47g of Accounting Principles Board Opinion No. 16 (Interpretation No. 121).

                 (c) Notwithstanding anything to the contrary herein, any liability of the Purchaser or JP under the Acquisition Agreements for Stockholder Indemnity Claims (other than pursuant to item (iv) of Section 11.2) shall be satisfied solely through the issuance of additional JP Common Shares, such additional JP Common Shares to valued at the Merger Share Price

(subject to equitable adjustment to account for any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or a stock dividend or other extraordinary distribution (other than a nonliquidating cash dividend) in respect of or affecting the JP Common Shares which is effected after the Effective Date and prior to the issuance of such additional JP Common Shares) and to be issued on a pro rata basis to the Stockholders based on their relative equity interests in Industries as of the Closing Date.

                                  ARTICLE XII

                            EXPENSES OF THE PARTIES

         Except as specifically provided herein, all expenses incurred by or on behalf of the parties hereto, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be borne solely by the party or parties who shall have incurred such expenses, and the other party or parties shall have no liability in respect thereof. Notwithstanding the foregoing, the Purchaser and JP shall bear the expense of any HSR Act filings made pursuant to Section 6.5 by any of the parties hereto.

                                  ARTICLE XIII

                                 MISCELLANEOUS

                     13.1 Notices. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if delivered personally or by courier service, given by prepaid telegram, facsimile transmission or similar means, or mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:

        If to Industries, Valley and the Stockholders:

        c/o Valley Food Distributors of Nevada
        300 W. Bonanza Road
        Las Vegas, Nevada  89106
        Attention:  Mr. R. Phillip Zobrist
        Telecopy:  (702) 598-0508

        With a copy to:

        Randolph G. Muhlestein, Esq.
        Carlsmith Ball Wichman Case & Ichiki
        555 South Flower Street
        25th Floor
        Los Angeles, California  90071
        Telecopy:  (213) 623-0032

        If to the Purchaser:

        JP Foodservice Distributors, Inc.
        c/o JP Foodservice, Inc.
        9830 Patuxent Woods Drive
        Columbia, Maryland  21046
        Attention:  Lewis Hay, III
        Telecopy:  (410) 312-7149

        With a copy to:

        Richard J. Parrino, Esq.
        Shaw, Pittman, Potts & Trowbridge
        2300 N Street, N.W.
        Washington, D.C.  20037
        Telecopy:  (202) 663-8007

                     13.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF DELAWARE, EXCLUDING THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                     13.3 Confidentiality. None of the parties hereto shall reveal the contents of this Agreement or any of the documents, materials or information provided to such party pursuant to this Agreement to any person or other entity unless agreed in writing by the parties, except that the parties may disclose such information to their professional advisors (provided that such parties require their advisors to keep such information confidential) and to governmental and regulatory agencies in accordance with the applicable legal requirements and except that the parties may disclose information which has been disclosed to the public either through filings with governmental agencies which are open to the public or through public announcements which have been approved by the parties to this Agreement.

                     13.4 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                     13.5 Amendments. This Agreement, including, without limitation, the Disclosure Schedule, the Schedules, the attachments or any other document or certificate delivered pursuant hereto, may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by all of the parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary.

                     13.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, the letter dated April 16, 1996 (except for paragraph 14 thereto). This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable by any party.

                     13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                     13.8 Severability. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                  PURCHASER:

                                  JP FOODSERVICE DISTRIBUTORS, INC.



                                  /s/ LEWIS HAY III
                                  -----------------------------------
                                  By: Lewis Hay III
                                     --------------------------------
                                  Title:  SVP & CFO
                                        -----------------------------


                                  JP:

                                  JP FOODSERVICE, INC.





                                  /s/ LEWIS HAY III
                                  -----------------------------------
                                  By: Lewis Hay III
                                     --------------------------------
                                  Title:  SVP & CFO
                                        -----------------------------

                                  INDUSTRIES:

                                  VALLEY INDUSTRIES, INC.




                                  -----------------------------
                                  By: /s/ R. PHILLIP ZOBRIST
                                     --------------------------
                                  Title: President
                                        -----------------------


                                  VALLEY:

                                  E & H DISTRIBUTING CO., INC. d/b/a
                                  VALLEY FOOD DISTRIBUTORS OF NEVADA


                                  -----------------------------
                                  By: /s/ R. PHILLIP ZOBRIST
                                     --------------------------
                                  Title: President/CEO
                                        -----------------------

                                  STOCKHOLDERS:




                                     /s/ LLOYD K. BENSON
                                  ----------------------------
                                         Lloyd K. Benson


                                     /s/ DUANE H. ZOBRIST
                                  ----------------------------
                                         Duane H. Zobrist


                                     /s/ E. MARK ZOBRIST
                                  ----------------------------
                                         E. Mark Zobrist


                                     /s/  GERRY R. ZOBRIST
                                  ----------------------------
                                          Gerry R. Zobrist


                                     /s/ R. PHILLIP ZOBRIST
                                  ----------------------------
                                         R. Phillip Zobrist


                                     /s/ RICHARD D. ZOBRIST
                                  ----------------------------
                                         Richard D. Zobrist

                               SCHEDULE 3.2(b)-2

The following accounting notes apply to the Projected May Balance Sheet, and shall also apply to the Audited May Balance Sheet:

     1.   The NBC transaction is not taken into account.

     2.   No liability is reflected in respect of Acquisition Fees.

     3. Except as otherwise described in these accounting notes, the same accounting policies and practices are consistently used as have been consistently used in the past by KPMG Peat Marwick LLP in preparing audited financial statements for Valley and have been applied in a consistent fashion with past practices.

     4.   The liability with respect to the Wilbert Turner litigation
and judgment shall be valued at zero.   Upon the settlement or other
final disposition of the case, the final liability of Valley thereunder shall be determined. If the case is not resolved at the time of the termination of the Escrow, such final liability shall be estimated in good faith by the parties. If such final liability (as determined or estimated) shall exceed $45,000, the Stockholders shall be assessed an amount equal to the excess. If such final liability (as so determined or estimated) shall be less than $45,000, the Stockholders shall be compensated by an amount equal to the difference. All adjustments shall be effected through the Escrow or through the indemnification provisions of the Agreement, and in each case through JP Common Shares valued at the Merger Share Price.

     5. The liability with respect to the consulting agreements entered into on ______________, between Industries and Richard Zobrist and Lloyd Benson shall be valued at zero.

     6. Subject to the foregoing, the Balance Sheets are prepared per GAAP and the accounting policies and practices shown in Exhibit "C*" to the Disclosure Statements.

The Projected Acquisition Fees are as follows:

     Real Estate Transaction and Closing Costs       $40,000
     Investment Banking Fees                       3,921,000
     Accounting Fees                                  75,000
     Attorney's Fees                                 150,000
                                                     -------
               Total                              $4,186,000

The Actual Acquisition Price shall be the Initial Acquisition Price:

     (i) increased by the amount (if any) that the total stockholders' equity reflected on the Audited May Balance Sheet exceeds $2,616,000;

     (ii) increased by the amount (if any) that the Projected Acquisiton Fees exceed the Actual Acquistion Fees;

     (iii) decreased by the amount (if any) that the total stockholders' equity reflected on the Audited May Balance Sheet is less than $2,616,000; and

     (iv) decreased by the amount (if any) that the Projected Acquisition Fees are less than the Actual Acquisition Fees.

                                                                      EXHIBIT B



                           PURCHASE AND SALE CONTRACT

         This Purchase and Sale Contract ("CONTRACT"), dated as of May 17, 1996 (the "EFFECTIVE DATE") is made between "Z" LEASING CO., a Nevada general partnership ("SELLER"), and JP FOODSERVICE, INC., a Delaware corporation ("PURCHASER").

                                    RECITALS

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), made as of even date herewith, by and between Purchaser, JP Foodservice Distributors, Inc. ("JP DISTRIBUTORS"), Valley Industries, Inc. ("INDUSTRIES"), E&H Distributing Co., Inc. and the stockholders of Industries (who are identical to the partners of Seller), such parties have agreed to the merger of Industries with and into JP Distributors, in accordance with the terms contained therein (the "MERGER"); and

         WHEREAS, in connection with the Merger, Purchaser has agreed to purchase all of the assets and assume all of the liabilities of Seller (the "ACQUISITION") in accordance with the following terms and conditions:

         NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1.  PARTIES.

         The parties to this Contract are the Purchaser and Seller as set forth above.

2.  PROPERTY.

         On the terms and conditions stated in this Contract, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (collectively, the "PROPERTY"):

            2.1 LAND. Fee simple title in and to all of those certain tracts of land situated in Clark County, Nevada, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller's right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, gores, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the "LAND").

            2.2 IMPROVEMENTS. The office/warehouse building located on the Land containing approximately 203,000 square feet of area, the maintenance garage, parking lots, and all other improvements and structures owned by Seller and constructed on the Land (collectively, the "IMPROVEMENTS"). The Land and Improvements are referred to herein as the "REAL PROPERTY."

            2.3  PERSONAL PROPERTY.  All

                   (1) mechanical systems, fixtures and equipment owned by Seller which comprise a part of or are attached to or located upon the Improvements;

                   (2) maintenance equipment and tools owned by Seller and used in connection with the Improvements;

                   (3) site plans, surveys, plans and specifications, and floor plans in Seller's possession which relate to the Land or Improvements and which are owned by Seller;

                   (4)  pylons and other signs owned by Seller;

                   (5) art work, paintings, posters and other graphics owned by Seller;

                   (6) keys, and any stoves, refrigerators, chilling equipment, compressors, ice makers, rack systems, generators, telephones, switchboards, fixtures, telex and fax machines, computers, and other machinery or appliances owned by Seller; and

                   (7) accounts, cash and other personal property of every kind and character owned by Seller, including, but not limited to, the personal property identified as such on the disclosure schedule attached hereto and incorporated herein (the "DISCLOSURE SCHEDULE") (collectively, the "PERSONAL PROPERTY").

            2.4 LEASE RIGHTS. Seller's interest in leases and rental agreements with tenants occupying space on the Land or in the Improvements (the "LEASES"), and any guaranties applicable thereto and all security deposits, advance rental, or like payments, if any, held by Seller in connection with the Leases.

            2.5 OTHER CONTRACT RIGHTS. Seller's interest in all accounts, accounts receivable, notes and contract rights (collectively, the "CONTRACT RIGHTS") related to the Land, Improvements, Personal Property or Leases, or related to any other real or personal property owned or leased by Seller ("OTHER PROPERTY"), including Seller's interest in the following: management, maintenance, construction, commission, architectural, engineering, parking, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property, or Leases that will remain in existence after Closing (collectively, the "OPERATING CONTRACTS"), subject to the limitations of Section 7.5.12.

            2.6 PERMITS. All permits, licenses, certificates of occupancy, and governmental approvals held by Seller which relate to the Land, Improvements, Personal Property, Leases, the Contract Rights, the Operating Contracts or Other Property (collectively, the "PERMITS").

            2.7 GOODWILL AND INTELLECTUAL PROPERTY RIGHTS. Any and all rights, titles and interests of Seller in and to the use of tradenames or trademarks used in connection with the Property or its business and any goodwill related to the Property.

            2.8 PENDING AWARDS. Any pending or future award made with respect to condemnation of the Land or Improvements, any award or payment for damage to the Land or Improvements or claim or cause of action for damage, injury or loss with respect to the ownership, maintenance and operation of the Land, Improvements or Other Property.

            2.9 OTHER RIGHTS. All right, title and interest of Seller in and to all other real and personal property, whether tangible or intangible, and any and all other rights owned by Seller.

3.  PURCHASE PRICE.

         As the purchase price (the "PURCHASE PRICE") for the Property, the Purchaser agrees to assume all of the obligations, debts and other liabilities of the Seller and to issue and deliver to Seller (or, if so designated by Seller and permitted by applicable pooling restrictions, Seller's partners) Purchaser's common stock (the "JP STOCK") in the amounts as determined in
Article III of the Merger Agreement, less the amount of any reductions determined in accordance with Section 6.5 of this Contract.

4.  [INTENTIONALLY DELETED]

5.  TITLE AND SURVEY.

            5.1 TITLE COMMITMENT AND DOCUMENTS. As soon as practicable after the Effective Date and, in any event, within twenty (20) Business Days after the Effective Date, Seller, at Seller's sole cost and expense, will cause the following to be delivered to Purchaser:

                    (i) a current Commitment for Title Insurance (the "TITLE COMMITMENT") issued by Nevada Title Company (the "TITLE COMPANY"), on behalf of a title insurance company reasonably acceptable to Purchaser (the "TITLE UNDERWRITER"), setting forth the state of title to the Real Property, including a schedule of all liens, mortgages, security interests, encumbrances, pledges, assignments, claims, charges, leases (surface, space, mineral, or otherwise), conditions, restrictions, options, conditional sale contracts, rights of first refusal, restrictive covenants, exceptions, easements (temporary or permanent), rights-of-way, encroachments, overlaps, or other outstanding claims, interests, estates, or equities of any nature which affect title to the Real Property (collectively, the "TITLE EXCEPTIONS") that would appear in an owner's title policy, if one were issued, and

                    (ii) true, correct, and legible copies of all instruments that create or evidence Title Exceptions, including those described in Schedule B and Schedule C of the Title Commitment.

The Title Commitment will contain the express commitment of the Title Company to issue the Title Policy (as hereinafter defined) to Purchaser in the amount of $18,000,000, insuring the title to the Real Property as is specified in the Title Commitment, with the standard printed exceptions (as modified in accordance with Section 9.2.2 hereof).

            5.2 UCC SEARCHES. As soon as practicable after the Effective Date and, in any event, within twenty (20) Business Days after the Effective Date, Seller will also cause to be delivered to Purchaser a currently dated search of the Uniform Commercial Code Records of Clark County, Nevada, and the Nevada central filing location under the name of Seller, any subsidiary of Seller and any predecessor in interest to the Property reasonably requested by Purchaser (the "UCC SEARCHES").

            5.3 SURVEY. Within fifty-five (55) days after the Effective Date, Seller will cause to be delivered to Purchaser at Seller's sole cost a currently dated as-built, on-the-ground, ALTA survey of the Real Property prepared by a surveyor acceptable to the Underwriter and Purchaser, dated no earlier than the Effective Date, conforming to the requirements set forth on Exhibit B (the "SURVEY").

            5.4 REVIEW OF TITLE COMMITMENT, SURVEY AND EXCEPTION DOCUMENTS. Purchaser will have a period of ten (10) Business Days (the "TITLE REVIEW PERIOD") after Purchaser's receipt of the Title Commitment, UCC Searches, Survey, and other items described in Section 5.1 in which to give written notice to Seller specifying Purchaser's objections to any one or more of those items ("TITLE OBJECTIONS"), if any.

            5.5 SELLER'S RIGHT TO CURE; PURCHASER'S RIGHT TO TERMINATE. If Purchaser timely notifies Seller in writing of Title Objections, the respective rights and obligations of Seller and Purchaser shall be governed by the provisions of Section 6.5 of this Contract and Article X of the Merger Agreement.

            5.6 PERMITTED EXCEPTIONS. For purposes of this Contract the term "PERMITTED EXCEPTIONS" will mean (i) liens for property taxes not yet due and payable, (ii) mortgages, deeds of trust or other security agreements encumbering the Property in favor of First Interstate Bank of Nevada (Wells Fargo), (iii) the encroachment onto land owned by the State of Nevada which is expressly described in the disclosure schedule accompanying the Merger Agreement, (iv) any liens or encumbrances placed on the Real Property after the Effective Date with Purchaser's written consent, (v) the Tenant Lease and Sublease (hereinafter defined), and (vi) any liens, encumbrances or exceptions in the nature of covenants, conditions, restrictions, easements, rights of way, encroachments, gaps or overlaps or the like which collectively do not interfere with the existing use or operation of the Property and, in the reasonable judgment of Purchaser, do not render title unmarketable or non-financeable by an institutional lender.

6.  DUE DILIGENCE.

            6.1 ITEMS TO BE DELIVERED BY SELLER. Within fifteen (15) Business Days following the Effective Date, Seller will deliver to Purchaser for Purchaser's review the following items (collectively, the "PROPERTY INFORMATION") if not previously delivered and if applicable to Seller or the
Property:

                    6.1.1 OPERATING CONTRACTS. True and complete copies of any written Operating Contracts currently existing, including all modifications, supplements or amendments, and a list of all unwritten Operating Contracts.

                    6.1.2 OPERATING CONTRACT SCHEDULE. A complete list and description of all Operating Contracts including (i) the name(s) of the parties to each Operating Contract, (ii) the service(s) rendered or to be rendered or the goods supplied or to be supplied under each such Operating Contract, (iii) the compensation or other amount payable by or to Seller under each Operating Contract, (iv) the terms and conditions for terminating each Operating Contract, and (v) notations as to which Operating Contracts are oral.

                    6.1.3 LEASES. True and complete copies of all Leases, subleases, sub-subleases, rental applications, occupancy inspections, rental deposit agreements, lease guaranties, estoppels and subordination, nondisturbance and attornment agreements relating to the Property, and all amendments with respect thereto.

                    6.1.4 RENT ROLL. A current "RENT ROLL" (herein so called), certified by Seller and containing (i) a complete list of the Leases, (ii) the rental rate and deposits paid by each tenant, and (iii) the term of each Lease.

                    6.1.5 TAX STATEMENTS. Copies of the real estate and personal property tax statements covering the Property for the three (3) previous tax years and, if received by Seller, the valuation notice issued with respect to the Property for the year of Closing, together with evidence of payment of all taxes currently due or past due.

                    6.1.6 INSURANCE POLICIES. Copies of all existing liability, property, rental value, title and other insurance policies pertaining to the Property.

                    6.1.7  PERMITS.  Copies of all Permits.

                    6.1.8 DEVELOPMENT CONDITIONS. A copy of all proffers, if any, and any land use agreements or other agreements imposing restrictions or conditions or limiting development of the Real Property.

                    6.1.9 PLANS AND SPECIFICATIONS. Copies of any surveys, site plans, subdivision plans, and as-built plans and specifications for the Real Property and leasehold improvements in the possession of Seller.

                    6.1.10 WARRANTIES. Copies of all unexpired warranties and guaranties covering the Personal Property and the roof, elevators, heating and air conditioning system, refrigeration and chilling equipment, compressors, rack systems, generators and any other component of the Improvements and a list and description of any third party bonds, warranties and guaranties which will be in effect after Closing with respect to the Property.

                    6.1.11 UTILITY BILLS. Copies of all utility bills payable by Seller and related to the Real Property received during the prior twenty-four (24) months.

                    6.1.12 TESTS AND INSPECTIONS. Copies of soils and other engineering inspections (including copies of any current elevator inspections), tank pressure or leakage test results, tests, surveys, studies and reports pertaining to the Land or Improvements or any portion thereof, and all inspection reports or audits and information regarding the existence of hazardous substances or underground storage tanks on the Property or use or storage of hazardous substances on the Property, and any and all reports and audits with respect to compliance of the Property with the Americans with Disabilities Act (the "ADA") and any plan in existence for compliance with ADA and similar state or local laws with respect to disabled persons.

                    6.1.13 INVENTORY. A complete, itemized and detailed inventory of the Personal Property.

                    6.1.14 DISPUTES. Copies of any and all written claims, demands or notices from any third party which concern or otherwise affect the Property received by Seller during its ownership of the Property, including, without limitation, written notice of potential litigation, written notices from any governmental or quasi-governmental body, copies of any reports issued by the local fire marshall regarding inspection of the Improvements during Seller's ownership of the Real Property and a list of major repairs (excluding tenant improvements) and major casualties occurring during Seller's ownership of the Real Property, together with any internal lists of claims or anticipated litigation related to the Property prepared by or on behalf of the Seller.

                    6.1.15 INCOME AND EXPENSE STATEMENTS. Copies of income and expense statements with respect to the Property, including capital expenditures, for the three (3) most recent calendar years, accurately reflecting the operating history of the Property during such period.

                    6.1.16 OPERATING INFORMATION. Projected capital expenditures for the Property for the current year and immediately subsequent year.

                    6.1.17 FILES. Correspondence and working files relating to the Property shall be made available for Purchaser's review at the Real Property.

                    6.1.18 APPRAISALS. Copies of any appraisals of the Real Property prepared in the three (3) most recent years.

            6.2 INSPECTION PERIOD. During the period commencing with the day on which all items enumerated in Section 6.1 have been delivered to Purchaser and ending at 12:00 midnight on the date which is forty-five (45) days thereafter (the "INSPECTION PERIOD"), Purchaser will have the option and right to conduct such title and other investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser's sole cost and expense, for Purchaser's due diligence.

            6.3  ACCESS.  To facilitate the due diligence contemplated in
Article 6 during the Inspection Period, Seller will provide Purchaser and Purchaser's agents and representatives access to the Property. Purchaser will conduct any such physical inspections, tests, examinations, studies, and appraisals only on Business Days and will use reasonable efforts to minimize interference with Seller's operations at the Property.

            6.4 INDEMNITY. Purchaser agrees to indemnify and hold Seller harmless from and against any liens, claims, or damages including, without limitation, any and all demands, actions or causes of action, assessments, losses, costs, liabilities, interest and penalties, and reasonable attorneys' fees suffered or incurred by Seller as a result of the negligence or willful misconduct of Purchaser or Purchaser's agents or representatives in the conduct of the review. Purchaser will repair or cause to be repaired (i) any damages caused by the negligence or willful misconduct of Purchaser or Purchaser's agents or representatives in the conduct of the review, and (ii) to the extent practical, any other damage arising from Purchaser's inspections, tests, examinations, studies and approvals. Notwithstanding anything set forth herein to the contrary, the indemnification obligations of Purchaser in this Section
6.4 will survive the termination of this Contract for any reason.

            6.5 OBJECTIONABLE MATTERS. If Purchaser determines during the Inspection Period that the condition of the Property or related matters or the results of the title search (collectively a "Breach Matter") constitute a breach of any of the representations, warranties or agreements of Seller (or its partners) under this Contract or the Merger Agreement, and the cost to remedy such condition, as reasonably estimated by Purchaser and Seller, will exceed Ten Thousand Dollars ($10,000) (except for unsatisfactory environmental conditions for which there will be no threshold), or if any other matter related to the Property, or the operation thereof, first discovered during the Inspection Period (collectively a "Discovered Matter") is not reasonably satisfactory to Purchaser, and the cost to remedy such condition, as reasonably estimated by Purchaser and Seller, will exceed Ten Thousand Dollars ($10,000) (except for unsatisfactory environmental conditions for which there will be no threshold) (a Breach Matter and a Discovered Matter together being referred to herein as an "OBJECTIONABLE MATTER"), Purchaser shall give Seller written notice of such Objectionable Matter on or before the expiration of the Inspection Period. Provided, that the estimated cost to remedy the Objectionable Matter, as reasonably estimated by Purchaser and Seller, does not exceed Five Hundred Thousand Dollars ($500,000) (the "CAP AMOUNT"), Seller shall endeavor to remedy the Objectionable Matter on or before the Closing
Date.   The Purchase Price, as calculated in accordance with Section 3.2(d) of the Merger Agreement, shall be reduced in the amount equal to the cost incurred by Seller or its affiliates to remedy or attempt to remedy the Objectionable Matter. In the event that Seller or its affiliates fail to remedy an Objectionable Matter (and pay for such remedy) on or before the Closing Date, the Purchase Price shall be reduced in an amount equal to the cost, as reasonably estimated by Purchaser and Seller, to remedy the Objectionable Matter. The parties acknowledge and agree that the reductions, if any, to the Purchase Price pursuant to this Section 6.5 or Section 7.1.26 below shall not affect in any way the calculation of the Z Leasing Consideration solely for purposes of calculating the Share Consideration determined pursuant to Section 3.2(c) of the Merger Agreement. Purchaser shall not be deemed to have waived any breach of a representation or warranty of Seller contained in this Contract or the Merger Agreement because of Purchaser's failure to notify Seller of an Objectionable Matter before the expiration of the Inspection Period. If the estimated cost to remedy the Objectionable Matter exceeds the Cap Amount (and unless Seller agrees to remedy the Objectionable Matter on or before the Closing Date or agrees to a reduction in the Purchase Price), then Purchaser may terminate this Contract and the Merger Agreement by giving written notice to Seller before the end of the Inspection Period, in which case the parties will have no further obligations under this Contract or the Merger Agreement. Purchaser agrees to consent to any loans from E&H Distributing Co., Inc. to Seller which may be necessary to enable Seller to remedy any Objectionable Matter raised by Purchaser pursuant to this Section 6.5.

7.  WARRANTIES, REPRESENTATIONS AND COVENANTS.

            7.1 EXPRESS WARRANTIES. Seller, and each of its general partners in their individual capacities, jointly and severally make the following warranties and representations to Purchaser:

                    7.1.1 TITLE TO PROPERTY. Seller has good, marketable and indefeasible title to the Property, and will convey such title to Purchaser on the Closing Date free and clear of all options, rights, covenants, easements, liens and other rights in favor of third parties except the Permitted Exceptions. Neither Seller nor any of its affiliates owns any parcel of land which is contiguous with any portion of the Land. The Property is free and clear of all mechanic's liens, liens, mortgages, or encumbrances of any nature, except as set forth in the Permitted Exceptions. None of the Property is held by Seller as lessee, vendor or vendee under a lease or installment sale contract. The Property is not subject to any outstanding agreements of sale or any options, liens, or other rights of third parties to acquire any interest therein, except as described in this Contract, and upon execution and delivery by Seller of the conveyancing documents required to be executed by Seller hereunder, Purchaser will be vested with good, marketable and indefeasible title to the Property subject to the Permitted Exceptions. Seller does not own, lease or have any ownership interest whatsoever in any real property other than the Land and Improvements. Seller does, however, own a promissory note secured by a wrap-around deed of trust covering a parcel of real property located in Henderson, Nevada which was formerly owned by Seller. None of the representations and warranties of Seller relating to the "Property" hereunder shall be deemed to refer to such parcel of real property in Henderson, but shall instead be deemed to refer to such secured promissory note.

                    7.1.2 [INTENTIONALLY DELETED]

                    7.1.3 PARTIES IN POSSESSION. There are no tenants or other parties in possession of any part of the Real Property, except (1) E&H Distributing Co., Inc., d/b/a/ Valley Food Distributors of Nevada, as tenant (the "TENANT") under a lease dated August 29, 1991, and amended April 1, 1992, February 28, 1994, and August 1, 1994 (and by subsequent annual CPI rental adjustments) (the "TENANT LEASE"), and (2) Nevada Fast Fuel, Inc., a Nevada corporation, as Tenant's subtenant (the "Subtenant") thereunder of a portion of the Land (the "NEVADA FAST FUEL PREMISES") pursuant to a ground lease dated April 23, 1993, and amended by letter agreement dated as of April 23, 1993 (the "SUBLEASE"), and (3) Fleet Star, Inc., a Delaware corporation ("SUB-SUBTENANT") as Subtenant's subtenant of a portion of the Nevada Fast Fuel Premises under a Lease Agreement dated as of June 1, 1994 (the "SUB-SUBLEASE") and no one other than Tenant, Subtenant and Sub-Subtenant has any right to occupy any part of the Real Property.

                    7.1.4 BANKRUPTCY. Seller is not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Seller, Tenant, Subtenant or Sub-Subtenant.

                    7.1.5 CONDEMNATION. No condemnation, eminent domain or similar proceedings have been instituted or, to the best of Seller's knowledge, threatened against the Property.

                    7.1.6 MATERIAL CHANGE. Seller has not received notice of, and has no other knowledge or information of, any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Property, or any natural or artificial condition upon or affecting the Property, or any part thereof, which would result in any material change in the condition of the Property or any part thereof, or would in any way limit or impede the operation of the Property. Except as contemplated by the Merger Agreement and this Contract, Seller has not, during the prior two
(2) years, sold or otherwise disposed of or committed to dispose of any assets otherwise than in the ordinary course of business.

                    7.1.7 EFFECTIVE CONTRACTS. Except for the list of Operating Contracts to be delivered to Purchaser pursuant to Article 6 and the Permitted Exceptions, there are no contracts of construction, employment, management, service, supply or any other matter which will affect the Property after Closing.

                    7.1.8 COMPLIANCE WITH LAWS. The Improvements and Personal Property and the current operation thereof comply in all material respects with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions.

                    7.1.9 LICENSES, PERMITS AND ACCESS.   Seller has acquired
all Permits, easements, and rights-of-way, including, without limitation, all building and occupancy permits, from all governmental authorities having jurisdiction over the Real Property or from private parties for the normal use, maintenance, occupancy, and operation of the Real Property and to ensure unimpeded access, ingress and egress to and from the Real Property as required to permit normal usage of the Improvements, and all such Permits, easements and rights-of-way are in full force and effect, and all Permit fees or taxes have been paid. The Real Property has direct access to and from roads which have been dedicated to public use and accepted by the appropriate governmental authority for public use and maintenance. Purchaser acknowledges that it was disclosed, in the Merger Agreement disclosure schedule, that the State of Nevada owns an approximately one-acre strip of land between the Land and Interstate 15 which Seller uses (without express permission) for parking, landscaping, ingress, egress and the like which uses are convenient but not critical to the existing operation or use of the Property.

                    7.1.10 INSURANCE COMPLIANCE. Seller currently has in place the public liability, casualty and other insurance coverage with respect to the Property in the amounts reflected in the insurance policies included in the Property Information. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto. No insurance company insuring either the Improvements or the Personal Property nor the Board of Fire Underwriters has delivered to Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that Seller or any tenant under the Leases has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in the Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.

                    7.1.11 ZONING; SUBDIVISION. Present zoning regulations of the City of Las Vegas and Clark County, Nevada, permit the current use of the Real Property, the Real Property complies with all applicable parking and vehicle maintenance requirements, and there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Land, except rights of occupancy as are set forth in the Lease, the Sublease and the Sub-Sublease or will be shown in the Title Commitment.

                    7.1.12 HAZARDOUS SUBSTANCES.   (a)  Neither the Property
nor Seller's operation and management thereof is in violation of any Environmental Law (as hereinafter defined) or is subject to any clean-up order or pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (b) except as disclosed in Section 4.37 of the Disclosure Schedule attached to the Merger Agreement, the Property is not now and never has been used for industrial purposes or for the storage, treatment or disposal of hazardous waste, hazardous material, chemical waste, or other toxic substance; and (c) no hazardous substances or toxic wastes have been disposed of or are now located upon the Property in violation of applicable Environmental Law (including, without limitation, asbestos and PCB's). As used herein, the term "ENVIRONMENTAL LAW" means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982, the Resource Conservation and Recovery Act of 1986, and the Toxic Substance Control Act. The hydrocarbon contamination of the Property identified in 1989 has been remediated or has subsided below applicable action levels in accordance with all Environmental Laws. Prior to Closing, Seller agrees to promptly notify Purchaser of any fact of which Seller acquires actual knowledge which would cause this representation to become false and of any written notice that Seller receives regarding the matters set forth in this Section 7.1.12. Except for a 10,000 gallon gasoline, 20,000 gallon diesel, and 1,000 gallon used oil tank, and 10,000 and 6,000 gallon gasoline tanks and a 20,000 gallon diesel tank located on the Nevada Fast Fuel Premises (the "IDENTIFIED TANKS"), no underground storage tanks have been or are now located on the Property. There has been no release, leak or spill from or associated with the Identified Tanks. The existence, use and operation of the Identified Tanks is in full compliance with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities.

                    7.1.13 AGREEMENTS AFFECTING PROPERTY. There are no contracts or other material obligations, other than those matters set forth in the Title Commitment, Survey, Operating Contracts, Tenant Lease, Sublease and Sub-Sublease, the Merger Agreement and this Contract, outstanding (i) for the sale, exchange or transfer of the Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Property and the business conducted thereon.

                    7.1.14 STATUS OF LEASE. Neither the Tenant Lease, Sublease or Sub-Sublease nor any other contract or agreement delivered by Seller to Purchaser has been amended, modified or supplemented in any way that will not be disclosed to Purchaser in writing at the time of delivery to Purchaser of the Property Information pursuant to Article 6. Other than the Merger Agreement, there are no written or oral agreements of any kind that could constitute a lease or contract relating to the Property (including any agreements for free rent, rent reduction or abatement, expense reimbursement, construction or remodeling allowance, lease takeover or rent reimbursement, or other agreements of a tenant inducement nature) that will not be disclosed to Purchaser in writing at the time of delivery of the Property Information





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pursuant to Article 6.  A full and complete copy of the Tenant Lease, the
Sublease and the Sub-Sublease and all amendments thereto have been or will be provided to Purchaser at the time of delivery of the Property Information pursuant to Article 6. The Tenant Lease is in full force and effect. Seller is the owner of the entire lessor's interest in and to the Tenant Lease, and neither the lessor's interest in the Tenant Lease nor the rents payable thereunder have been assigned, pledged or encumbered in any manner except as set forth in the Title Exceptions or disclosed under the Merger Agreement. Neither the Tenant nor Subtenant nor Sub-Subtenant has any right or option to purchase or otherwise acquire the Property or any portion thereof or interest therein (other than certain leasehold extension rights set forth in the Tenant Lease and Sublease), including, without limitation, any rights of first refusal. Except as indicated on the Rent Roll attached hereto as Exhibit J,
(i) no rentals or other amounts due under the Tenant Lease or Sublease have been paid more than one (1) month in advance, (ii) all security and other deposits of any type required under the Tenant Lease have been paid in full and are being held by Seller, (iii) except for any failure by Tenant to pay all or a portion of the monthly rent due after May 31, 1996, there exists no circumstance or state of facts that constitutes a default by Seller or Tenant under the Tenant Lease, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of Seller or by Tenant, or that entitles Tenant to defenses against the prompt, current payment and performance of rent and/or other payments and obligations thereunder, and (iv) the Tenant has not asserted any defenses, set-offs or claims in connection with the Tenant Lease. Seller has no knowledge of any pending or threatened litigation by Tenant against the Seller with regard to the Tenant Lease. There do not exist any unpaid leasing commissions due with regard to the Tenant Lease or Sublease. Seller has performed all of the duties, liabilities and obligations imposed upon Seller by the terms, provisions and conditions contained in the Tenant Lease and accruing on or prior to the date hereof.

                    7.1.15 ASSESSMENTS AND UTILITIES. There are no unpaid assessments for public improvements against the Property, and Seller has no knowledge of any proposed assessments against the Property. The Property is not subject to assessments for any street paving or curbing heretofore laid. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation of the Real Property are fully installed, currently function properly and service the Real Property adequately for its current use and there are no unpaid assessments or charges for the installation of existing utilities or for making connection thereto that have not been fully paid.

                    7.1.16 TAXES. To the knowledge of Seller, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Property or result in any assessment, (ii) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed tax valuation of the Property or any portion thereof.

                    7.1.17 ORGANIZATION AND ENFORCEABILITY. Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada. This Contract and all





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instruments, documents and agreements to be executed by Seller in connection herewith are, or when delivered shall be, duly and validly executed and delivered by Seller to Purchaser and are, or when delivered shall be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by general principles of equity. Each individual executing this Contract on behalf of Seller represents and warrants to Purchaser that he is duly authorized to do so. Seller does not own stock or any other equity interest in any corporation, partnership or enterprise.

                    7.1.18 CAPACITY. Seller has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Seller's execution and performance of this Contract. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transaction contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Seller; (ii) except as disclosed to Purchaser under the Merger Agreement result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Property may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Property; except in the case of clauses (ii) or
(iii) above for violations, breaches or defaults for which waivers or consents have been or will be obtained or are contemplated by the Merger Agreement not to be obtained prior to the Closing Date (as herein defined).

                    7.1.19 FOREIGN PERSON. Seller is not a "foreign person", "foreign trust" or "foreign corporation" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

                    7.1.20 BOOKS AND RECORDS: FINANCIAL OPERATION. All books and records relating to operating income and expenses of the Property furnished or made available to Purchaser by Seller were and shall be those maintained by Seller in regard to the Property in the normal course of business.

                    7.1.21 NO DEFECTS. There are no structural, physical, mechanical or other defects, infestations or faults affecting or relating to all or any part of the Improvements or Personal Property, including, without limitation, the heating, air conditioning, refrigerating, ventilating, plumbing, life safety and electrical systems, all of which are in good operating condition and repair and in material compliance with all applicable government laws, ordinances, regulations and requirements.

                    7.1.22 EMPLOYEES. Seller has no employees or employee benefits plans.

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                    7.1.23 FLOOD PLAIN.  No portion of the Real Property is
located inside the one hundred (100) year flood plain for Clark County, Nevada, as such plain is determined by the Federal Emergency Management Agency and published in a Flood Insurance Rate Map for the area including the Real Property.

                    7.1.24 SOILS. There are no defects or faults in connection with the soils, subsoils, grading or compaction of the Land and any prior environmental contamination has been reduced or remediated to the level required by all laws, regulations, ordinances, rules, orders and other governmental requirements.

                    7.1.25 ASSETS AND LIABILITIES.  Set forth on the Disclosure
Schedule is a true, accurate and complete list of all assets and liabilities of the Seller other than the Land and Improvements permanently affixed thereto.

                    7.1.26 PREPAYMENT. Except for the indebtedness to First Interstate Bank (Wells Fargo), there will not be any prepayment fees or penalties associated with the payoff in cash at or after the Closing of any of the obligations to be assumed by Purchaser. To the extent any prepayment fees or penalties or other costs (the "COSTS") are associated with the payoff in cash at or after Closing of any of the obligations to be assumed by Purchaser, such Costs will be calculated at Closing and will reduce, dollar for dollar, the Purchase Price.

                    7.1.27 DEVELOPMENT. To Seller's knowledge, zoning and other private and governmental restrictions currently in effect would permit the construction of approximately 2,000,000 cubic feet of additional warehouse storage space on the Land.

                    7.1.28 DISCLOSURE. Neither the Contract, including, without limitation, the Disclosure Schedule and the other schedules and exhibits attached hereto, contains any untrue statement of a material fact or omits or shall omit to state a material fact (considered together with the disclosures made in connection with the Merger Agreement) necessary in order to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            7.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents to Seller that, as of the date hereof:

                    7.2.1 ORGANIZATION. Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization.

                    7.2.2 AUTHORITY. Purchaser has all the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. Each individual executing this Contract on behalf of Purchaser represents and warrants to Seller that he is duly authorized to do so.

                    7.2.3 DISCLOSURE. The representation and warranty of Purchaser under Section 5.6 of the Merger Agreement is by this reference incorporated herein.

            7.3 REMEDIES. Purchaser's execution of this Contract has been made, and the purchase of the Property by Purchaser will have been made, in material reliance by Purchaser on Seller's representations and warranties
contained in this Section.   Section 6.5 of this Contract (with respect to
matters raised during the Inspection Period) and the provisions of Article X of the Merger Agreement shall govern the rights and remedies of Purchaser hereunder if any of the foregoing warranties and representations proves to be untrue or incorrect in any material respect prior to Closing. The representations and warranties set forth in this Section will be true, accurate and correct in all material respects upon the Effective Date and will survive the Closing in the manner set forth in Article XI of the Merger Agreement.

            7.4 SELLER'S COVENANTS. Except to the extent otherwise permitted in the Merger Agreement, Seller agrees that during the period from the date hereof through the Closing Date Seller will perform the following covenants:

                    7.4.1 OPERATION. Seller will (i) operate the Property according to its ordinary and usual course of business consistent with past practice, (ii) continue to offer services and amenities in accordance with past practices, (iii) permit no material change in presently existing policies or agreements with tenants, suppliers and customers without, in each instance, the prior written approval of the Purchaser, (iv) maintain the Improvements and Personal Property in as good a condition and state of repair as that existing on the date of this Contract, and (v) pay as they become due all liabilities of the Seller.

                    7.4.2 NEW CONTRACTS. Seller will not, without the prior written consent of Purchaser, (i) enter into any Operating Contract that will not be fully performable by Seller on or before the Closing Date, (ii) amend, modify or supplement any existing Operating Contract or Permit in any material respect, (iii) enter into any new lease for the Property, (iv) amend, modify, supplement or terminate the Tenant Lease, (v) incur any additional indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investment in, any other entity except, in each case, in connection with the current construction on the Real Property or curing any Objectionable Matter, or (vi) hire or otherwise engage any employees. Any consent requested by Seller pursuant to this Section 7.4.2 will be deemed rejected if Purchaser does not respond by written notice to Seller within ten (10) days after Purchaser's receipt of Seller's written request.

                    7.4.3 LITIGATION. Seller will advise Purchaser promptly of any litigation or any arbitration proceeding or any administrative hearing (including condemnation) before any governmental agency which concerns or affects the Property in any manner and which is instituted after the Effective Date.

                    7.4.4 CONSTRUCTION. Seller will not, without the prior written consent of the Purchaser, permit any further modifications or additions to the Improvements except as necessary to complete the current construction work. All existing construction will be completed and paid or accrued for in full and a "notice of completion" recorded among the land records of Clark County, Nevada on or before June 30, 1996 and a certificate of occupancy for all space in the Improvements obtained prior to Closing.

                    7.4.5 SALE OF PERSONAL PROPERTY. Seller will not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, or acquire any item or group of items constituting Personal Property, except in connection with the current construction work, and except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

                    7.4.6 INSURANCE. Seller will maintain Seller's existing insurance coverage with respect to the Property.

                    7.4.7 FURTHER ENCUMBRANCES. Seller will not encumber or permit further encumbrance of the Property in any manner without the prior written consent of Purchaser.

                    7.4.8 PERFORMANCE UNDER LEASE. Seller will perform all its obligations of landlord or lessor under the Tenant Lease, including any condition for a Tenant's occupancy of the Real Property.

                    7.4.9 COOPERATION. Seller will assist and co-operate with Purchaser prior to Closing (i) in obtaining all Permits to continue operating the Real Property in the present manner and (ii) with any evaluation, inspection, audit or study of the Real Property prepared by, for or at the request of Purchaser.

                    7.4.10 CONSENTS. Seller will promptly file or submit and diligently prosecute any and all applications or notices with federal, state and/or local authorities and all other requests with any private persons or entities for consents, approvals, authorizations and permissions which are reasonably considered necessary or appropriate for consummation of this transaction by Seller or to prevent the termination of any Lease, Operating Contract or Permit subject to exceptions contemplated by the Merger Agreement.

                    7.4.11 TERMINATION OF OPERATING CONTRACTS. Seller will terminate effective as of Closing all Operating Contracts which are rejected pursuant to written notice delivered by Purchaser to Seller during the Inspection Period.

                    7.4.12 NOTIFICATION OF SUBSEQUENT EVENTS. Prior to Closing, Seller will notify Purchaser of any notice received by Seller, promptly after receipt by Seller, of any material change in or to the Property.





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
                    7.4.13 DISTRIBUTIONS. Between the Effective Date and Closing, Seller shall not make ordinary or extraordinary distributions to its partners (except that, during May 1996, Seller may make payments to its partners in the ordinary course and except that Seller may make distributions to its partners up to an aggregate amount of $100,000 less any amounts received by such individuals pursuant to Section 6.1(b)(vii) of the Merger Agreement) of any kind or accept any contributions. The partnership agreement of Seller will not be amended or modified. No new partners shall be admitted to Seller and no existing partners shall withdraw or assign, transfer, pledge or convey their respective partnership interests in Seller.

            7.5 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth below in this Contract. In the event that all of the conditions precedent are not satisfied or waived in writing by the Closing Date, and in addition to any other remedy Purchaser may have for the failure of such condition, Purchaser may terminate this Contract.

                    7.5.1 ABILITY TO OPERATE. At the time of Closing there will not exist any law, ordinance, rule, regulation, standard or guideline ("GOVERNMENTAL REQUIREMENT") of the United States, State of Nevada, County of Clark, City of Las Vegas, or any other political subdivision in which the Real Property is located, or any other political subdivision, agency or instrumentality exercising jurisdiction over Purchaser or the Real Property, which Governmental Requirement could have a material adverse effect on the existence and/or operation of the Real Property as contemplated.

                    7.5.2 ACCURACY OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by Seller in this Contract will be true and complete in all material respects on the Closing Date as if made on and as of such date, and Seller shall have performed all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date. At the Closing, there shall be delivered to Purchaser a certificate signed by an authorized representative of Seller to the foregoing effect.

                    7.5.3 TENANT LEASE EFFECTIVE. The Tenant Lease will be in full force and effect.

                    7.5.4 ESTOPPEL CERTIFICATES. Seller will have obtained and delivered to Purchaser not later than ten (10) days prior to the Closing Date "ESTOPPEL CERTIFICATES" (herein so called), executed by Tenant and Subtenant in form reasonably acceptable to Purchaser. Prior to delivering the Estoppel Certificates to Tenant and Subtenant, Seller shall provide Purchaser five (5) Business Days to review the content of such Estoppel Certificates and to respond to Seller with noted discrepancies between the Rent Roll attached hereto as Exhibit J, lease documents provided to Purchaser as a part of the Property Information pursuant to Article 6 and the Estoppel Certificates. Also, Seller will use its best efforts to obtain an Estoppel Certificate from Sub-Subtenant.

                    7.5.5 CONSISTENCY WITH RENT ROLL. Except as contemplated by the Merger Agreement, the information in the Estoppel Certificates will not materially vary from the information included in the Rent Roll attached hereto as Exhibit J and the copies of the Tenant Lease, Sublease and Sub-Sublease delivered to Purchaser for its review as a part of the Property Information.

                    7.5.6 UPDATED RENT ROLL. Seller shall have delivered to Purchaser an updated Rent Roll for the Real Property substantially in the form of Exhibit J attached hereto, and, except as contemplated by the Merger Agreement, the information in such updated Rent Roll will not materially vary from the information included in the Rent Roll attached hereto as Exhibit J.

                    7.5.7 PERMITS. Purchaser will have been issued, or will be reasonably satisfied that Purchaser will be issued or able to obtain immediately after Closing, all material permits and licenses necessary to continue operating the Real Property in the present manner.

                    7.5.8 MERGER . The Merger Agreement has not been permissibly terminated by the Purchaser or JP Distributors and all of the conditions set forth in Article VIII of the Merger Agreement shall have been satisfied or waived.

                    7.5.9 TITLE. The Title Company will have irrevocably committed to issue the Title Policy.

                    7.5.10 NO INJUNCTION. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                    7.5.11 ASSUMPTION OF OBLIGATIONS. Except as provided for in the Merger Agreement, Seller shall have delivered to Purchaser written consents from all necessary and appropriate parties to the obligations to be assumed by Purchaser.

                    7.5.12 OPINION. The Purchaser shall have received the written, legal opinion of counsel for the Seller related to the Seller, this Contract, the documents to be delivered at Closing, and consummation of this transaction, satisfactory in form and content to Purchaser.

            7.6 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligation to consummate this transaction is expressly conditional upon the conditions precedent set forth below in this Contract. In the event that all of the conditions precedent are not satisfied or waived in writing by the Closing Date, and in addition to any other remedy Seller may have for the failure of such condition, Seller may terminate this Contract.

                    7.6.1 ACCURACY OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties made by Purchaser in this Contract will be true and complete in all material respects on the Closing Date as if made on and as of such date, and Purchaser shall have performed all material agreements and covenants required hereby to be performed by it prior to or on the Closing Date. At the Closing, there shall be delivered to Seller a certificate signed by an authorized officer of Purchaser to the foregoing effect.

                    7.6.2 MERGER. The Merger Agreement has not been permissibly terminated by Industries or E&H Distributing Co., Inc. and all of the conditions set forth in Article VII of the Merger Agreement shall have been satisfied or waived.

                    7.6.3 NO INJUNCTION. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                    7.6.4 OPINION. The Seller shall have received the written, legal opinion of counsel for the Purchaser related to the Purchaser, this Contract, the documents to be delivered at Closing, and consummation of this transaction, satisfactory in form and content to Seller.

                    7.6.5 APPROVAL. This Contract shall have been approved by the general partners of Seller in accordance with applicable law.

8.  INDEMNITY.

            8.1 PURCHASER'S INDEMNITY. The Purchaser's indemnification obligations for breach of any representation, warranty or covenant of Purchaser contained in this Contract, and the survival thereof, the thresholds applicable thereto, and the mechanism for addressing claims related thereto, are exclusively as set forth in Articles XI and X of the Merger Agreement, it being understood and agreed that any recovery against Purchaser for any such breach shall be disbursed to Seller's partners in accordance with the provisions of such Article XI.

            8.2 SELLER'S INDEMNITY. Seller's and Seller's partners' indemnification obligations for breach of any representation, warranty or covenant of Seller contained in this Contract, and the survival thereof, and thresholds applicable thereto, and the mechanism for addressing claims related thereto, are exclusively as set forth in Articles XI and X of the Merger Agreement.

9.  CLOSING.

            9.1 CLOSING DATE. The consummation of this transaction (the "CLOSING") will take place at the offices of the Title Company, or at such other location upon which Seller and Purchaser mutually agree, at 10:00 a.m. on the date set for the Merger under the Merger

Agreement (the "CLOSING DATE"), unless Seller and Purchaser mutually agree to an earlier or later date or time.

            9.2 SELLER'S OBLIGATIONS AT THE CLOSING. At the Closing, Seller will do, or cause to be done, the following:

                    9.2.1 DOCUMENTS. Seller will execute, acknowledge (if necessary), and deliver the following documents:

                              9.2.1.1 Grant, Bargain, Sale Deed substantially
in the form and substance of Exhibit D, subject only to the Permitted Encumbrances;

                              9.2.1.2 Assignment of Landlord's Interest in
Lease substantially in the form and substance of Exhibit E;

                              9.2.1.3 Blanket Conveyance, Bill of Sale,
Assignment, and Assumption substantially in the form and substance of Exhibit F; and

                              9.2.1.4 Certificate of Non-Foreign Status
substantially in the form and substance of Exhibit G.

                    9.2.2 TITLE POLICY. Seller will cause the Title Company to issue to Purchaser a standard 1970 Extended Coverage A.L.T.A. Form B Policy of Owner's Title Insurance (or other form acceptable to Purchaser in its sole discretion) (the "TITLE POLICY"), in the amount of the Purchase Price, and insuring that Purchaser has good, marketable and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions and the standard printed exceptions modified as follows:

                              9.2.2.1 The exception for restrictive covenants
will be modified to read either "None" or "None except for restrictions to which Purchaser has either not objected or waived any objections,"

                              9.2.2.2 The area and boundary lines,
encroachments and overlapping of improvements exception will be modified so as to refer only to "shortages in area,"

                              9.2.2.3 The exception as to the lien for taxes
will be limited to those which are a lien but not yet due and payable, and

                              9.2.2.4 Any exception for "parties in possession"
will be limited to the rights of lessees or tenants under the Tenant Lease, the Sublease and the Sub-Sublease as disclosed to Purchaser.

In addition, paragraph 14 of the Conditions and Stipulations of the Title Policy will be deleted, and the Title Policy shall include the following endorsements to coverage to the extent available for title insurance covering real property in the State of Nevada: access, survey, contiguity, zoning (ALTA 3.1), subdivision, an endorsement deleting creditor's rights exceptions to coverage, an inflation protection endorsement, an endorsement providing that the liability limit applies to the Real Property as a whole and cannot be split by parcels of land, and such other endorsements as may be reasonably requested by Purchaser (the "ENDORSEMENTS"). The Title Policy will be issued by the Title Company, on behalf of the Title Underwriter.

                    9.2.3 ORIGINAL DOCUMENTS. Seller will deliver (outside of escrow) to Purchaser originals within Seller's possession of all items enumerated in Section 6.1 of this Contract.

                    9.2.4 POSSESSION. Seller will deliver possession of the Property, subject to the Tenant Lease, the Sublease and the Sub-Sublease.

                    9.2.5 KEYS. Seller will deliver (outside of escrow) all keys and master keys to all locks located on the Real Property, properly tagged for identification, as well as combinations, card keys and cards for the security systems, if any.

                    9.2.6 ADDITIONAL DOCUMENTS. Seller will execute and deliver or obtain for delivery to the Title Company any other instruments reasonably necessary to consummate this Contract, including, by way of example, closing statements, releases, evidence of the authority of the party executing instruments on Seller's behalf and (subject to the terms of this Contract and the Merger Agreement) delivery of instruments required by the Title Company under Schedule B, Section 1 of the Title Commitment.

                    9.2.7 COSTS. Seller or Purchaser will pay all costs allocated to Seller pursuant to Section 9.4 of this Contract, as contemplated pursuant to the Merger Agreement.

            9.3 PURCHASER'S OBLIGATIONS AT THE CLOSING. At the Closing, Purchaser will do, or cause to be done, the following:

                    9.3.1 PAYMENT OF CONSIDERATION. Purchaser will pay to Seller the Purchase Price in JP Stock, as adjusted in accordance with the provisions of this Contract and the Merger Agreement, and assume all debts, liabilities and other obligations of Seller in accordance with the Blanket Conveyance, Bill of Sale, Assignment and Assumption Agreement.

                    9.3.2 ADDITIONAL DOCUMENTS. Purchaser will execute and deliver or obtain for delivery to the Title Company any instruments reasonably necessary to consummate this Contract, including by way of example, closing statements, a certified copy of corporate resolutions, evidence of qualification to do business in Nevada and evidence of the authority of the party executing instruments on behalf of Purchaser reasonably required by the Title Company.

                    9.3.3 COSTS. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.4 of this Contract.

            9.4  COSTS AND ADJUSTMENTS AT CLOSING.

                    9.4.1 EXPENSES. Seller will be responsible for the title examination fees and the Title Policy premium (including the cost of any special deletions from standard printed exceptions on the Title Policy, the Endorsements and other endorsements to the Title Policy required by Purchaser), the cost of the UCC Searches, the cost of preparing the Survey, all transfer taxes, all of the recording fees, and one-half of the escrow fees charged by the Title Company (collectively, the "CREDIT EXPENSES"). Purchaser shall receive a credit against the Purchase Price in the amount of the Credit Expenses in accordance with Schedule 3.2(b)-2 of the Merger Agreement. Purchaser will be responsible for one-half of the escrow fees charged by the Title Company. Seller and Purchaser will be responsible for the fees and expenses of their respective attorneys.

                    9.4.2 REAL ESTATE TAXES. Because the Tenant of the Real Property pays all taxes there will be no proration of real estate taxes.

                    9.4.3 RENTS. All rents, additional rents and other sums actually paid under the Tenant Lease for the month of Closing will be prorated as of the Closing Date.

10. REMEDIES.

            10.1 DEFAULT BY SELLER. In the event that Seller wrongfully fails or refuses to consummate the sale of the Property pursuant to this Contract or if Seller fails to perform any of Seller's other obligations hereunder either prior to or at the Closing, the provisions of Section 6.5 of this Contract and the provisions of Articles X and XI of the Merger Agreement shall exclusively govern Purchaser's rights and remedies, including any right to terminate this Contract.

            10.2 DEFAULT BY PURCHASER. In the event that Purchaser wrongfully fails or refuses to consummate the purchase of the Property pursuant to this Contract or if Purchaser fails to perform any of Purchaser's other obligations hereunder either prior to or at the Closing, the provisions of Articles X and XI of the Merger Agreement shall govern Seller's rights and remedies, including any right to terminate this Contract. Any rights, remedies or recoveries of Seller against Purchaser shall, pursuant to the Merger Agreement, be exercised and retained directly by Seller's partners.

11. RISK OF LOSS, DESTRUCTION, AND CONDEMNATION.

            11.1 RISK OF LOSS. Subject to the other provisions of this Article 11, risk of loss or damage to the Property, or any part thereof, by fire or other casualty from the effective date of this Contract through the Closing Date will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

            11.2 CASUALTY DAMAGE. If, prior to the Closing, the Property, or any portion thereof, is damaged by fire, or any other cause of whatsoever nature, Seller will promptly give Purchaser written notice of such damage. Purchaser will have the option either (i) to require Seller to convey the Property to Purchaser, in its damaged condition and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the property insurance policies covering the Property, in which event Seller will pay to Purchaser the amount of any deductible under applicable insurance policies but Seller will have no liability or obligation to repair or replace the Property, or (ii) if the damage constitutes an event or occurrence which has or could have a "material adverse effect" within the contemplation of
Section 8.14 of the Merger Agreement, to terminate this Contract by written notice to Seller within twenty (20) Business Days after receipt of Seller's notice (but not later than the Closing Date).

            11.3 CONDEMNATION. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to the Property or any portion thereof, which event or occurrence has or could have a "material adverse effect" within the contemplation of Section 8.14 of the Merger Agreement,, Purchaser may, at Purchaser's election, terminate this Contract by written notice to Seller within twenty (20) Business Days after Purchaser has been notified of the commencement of such condemnation
proceedings (but not later than the Closing Date).   If Purchaser does not
exercise such right to terminate within the period prescribed, then Purchaser shall consummate the purchase of the Property without any reduction in the Purchase Price as a result thereof, and the right to collect any condemnation award shall be assigned by Seller to Purchaser.

12. COMMISSIONS AND FEES.

         Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Seller has not taken any action which would result in any real estate broker's or finder's fees or commissions being due and payable to any party with respect to the transaction contemplated hereby except for Greif & Co., the payment of which fee has been provided for under the Merger Agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate broker's or finder's fees or commissions being due or payable to any party with respect to the transaction contemplated hereby. Indemnity obligations with respect to this Section 12 are as provided for in Article XI of the Merger Agreement.

13. NOTICES.

            13.1 WRITTEN NOTICE. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Contract must be in writing.

            13.2 METHOD OF TRANSMITTAL. All notices, demands and requests required to be in writing must be sent by United States certified or registered mail, postage fully prepaid, return receipt requested, or by Federal Express or a similar nationally recognized overnight courier service, or by facsimile with a confirmation copy delivered by a nationally recognized overnight courier service. Notice will be considered effective on the earlier to occur of actual receipt or twenty-four (24) hours after depositing same with the overnight courier service.

            13.3 ADDRESSES. The addresses for proper notice under this Contract are as follows:

              Purchaser:           JP Foodservice, Inc.
                                   9830 Patuxent Woods Drive
                                   Columbia, Maryland  21046
                                   Attn:  Lewis Hay, III, Senior Vice President

                with a copy to:    Shaw, Pittman, Potts & Trowbridge
                                   2300 N Street, N.W.
                                   Washington, D.C.  20037
                                   Attn:  Richard J. Parrino, Esq.

              Seller:              "Z" Leasing Co.
                                   300 West Bonanza Road
                                   Las Vegas, Nevada  89106
                                   Attn:  R. Phillip Zobrist

                with a copy to:    Carlsmith Ball Wichman Case & Ichiki
                                   555 South Flower Street, 25th Floor
                                   Los Angeles, California  90071
                                   Attn:  Randolph G. Muhlestein, Esq.

Either party may from time to time by written notice designate a different address to the other party.

14. ASSIGNMENT.

         Neither party will have the right to assign this Contract, except that Purchaser will (subject to compliance with applicable pooling requirements) have the right to assign this Contract or any of its rights hereunder without the prior written consent of Seller to an affiliate of Purchaser. However, no such assignment shall relieve JP Foodservice, Inc. from any of its obligations hereunder.

15. INTERPRETATION.

            15.1 ENTIRE AGREEMENT. This Contract and the Merger Agreement embody the entire agreement among the parties with respect to the subject matter hereof and thereof and cannot be varied except by the written agreement of the parties.

            15.2 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 14, this Contract will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

            15.3 MULTIPLE COUNTERPARTS. This Contract may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

            15.4 CONTROLLING LAW. This Contract will be construed under, governed by and enforced in accordance with the laws of the State of Nevada.

            15.5 EXHIBITS. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.

            15.6 NO RULE OF CONSTRUCTION: Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Contract; therefore, this Contract will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Contract.

            15.7 SEVERABILITY. All agreements and covenants contained in this Contract are severable. In the event any agreement or covenant is held to be invalid by any court, this Contract will be interpreted as if such invalid agreement or covenant were not contained herein unless as a result thereof there would arise a material failure of consideration.

            15.8 CONSTRUCTION OF CERTAIN WORDS. "Any" will be construed as "any and all." "Including" will be construed as "including but not limited to."

            15.9 TIME OF ESSENCE. Time is important to both Seller and Purchaser in the performance of this Contract, and both parties have agreed that strict compliance is required as to any date set out in this Contract.

            15.10 BUSINESS DAYS. "Business Day" means any day on which business is generally transacted by banks in Clark County, Nevada. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

16. IRS REPORTING REQUIREMENTS.

         For the purpose of complying with any information reporting requirements or other rules and regulations of the Internal Revenue Service ("IRS") that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively the "IRS REPORTING REQUIREMENTS"), Seller and Purchaser hereby designate and appoint the Title Company to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Title Company hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Contract. Without limiting the responsibility and obligations of the Title Company as the Reporting Person, Seller and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Purchaser each retain an original counterpart of this Contract for at least four (4) years following the calendar year of the Closing.

17. EFFECTIVE DATE.

         This Contract will be deemed executed as of the day and year first written above.

                                   SELLER:




                                   "Z" LEASING CO., a Nevada general
                                     partnership




Date:                              By:
     --------------------------       -------------------------------------
                                      Lloyd K. Benson, General Partner




Date:                              By:
     --------------------------       -------------------------------------
                                      Duane H. Zobrist, General Partner

Date:                                 By:
     --------------------------          -------------------------------------
                                         E. Mark Zobrist, General Partner





Date:                                 By:
     --------------------------          -------------------------------------
                                         Gerry R. Zobrist, General Partner




Date:                                 By:
     --------------------------          -------------------------------------
                                         R. Phillip Zobrist, General Partner




Date:                                 By:
     --------------------------          -------------------------------------
                                         Richard D. Zobrist, General Partner





                                      PURCHASER:




                                      JP FOODSERVICE, INC., a Delaware
                                        corporation





Date:                                 By:
     --------------------------          ----------------------------------

                                      Name:
                                           --------------------------------

                                      Title:
                                            -------------------------------

                            JOINDER BY TITLE COMPANY

         The undersigned, Nevada Title Insurance Company (referred to in this Contract as the "TITLE COMPANY"), hereby acknowledges that it received this Contract executed by Seller and Purchaser on the ____day of _________, 1996, and accepts the obligations of the Title Company as set forth herein.

                                      NEVADA TITLE INSURANCE COMPANY



                                      By:
                                         ---------------------------------

                                      Name:
                                           -------------------------------

                                      Title:
                                            ------------------------------

                                                                      EXHIBIT C



                          RIGHTS OF DISSENTING OWNERS

         92A.300 DEFINITIONS.-As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

         92A.305 "BENEFICIAL STOCKHOLDER" DEFINED.-"Beneficialstockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

         92A.310 "CORPORATE ACTION" DEFINED.-"Corporate action" means the action of a domestic corporation.

         92A.315 "DISSENTER" DEFINED.-"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

         92A.320 "FAIR VALUE" DEFINED.-"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         92A.325 "STOCKHOLDER" DEFINED.-"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

         92A.330 "STOCKHOLDER OF RECORD" DEFINED.-"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

         92A.335 "SUBJECT CORPORATION" DEFINED.-"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

         92A.340 COMPUTATION OF INTEREST.-Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

         92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.-A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

         92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED LIABILITY COMPANY.-The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

         92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.-1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

         2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

         92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.-1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the domestic corporation is a party:

         (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A. 160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A. 180.

         (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

         (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles a incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

         2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

         92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.-1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

         (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

         (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

         (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

         (I)     The surviving or acquiring entity; or

         (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

         (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
(b).

         2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A. 130.

         92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.-1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and-his other shares were registered in the names of different stockholders.

         2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

         (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

         92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.-1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

         2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

         92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.-1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

         (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (b)     Must not vote his shares in favor of the proposed action.

         2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

         92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.-1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

         2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

         (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

         (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

         (e)     Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

         92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.-1. A stockholder to whom a dissenter's notice is sent must:

         (a)     Demand payment;

         (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

         (c) Deposit his certificates, if any, in accordance with the terms of the notice.

         2. The stockholder who demands payment and deposits his certificates, if any, retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

         3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

         92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.-1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

         2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

         92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.-1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

         (a) Of the county where the corporation's registered office is located; or

         (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

         2.      The payment must be accompanied by:

         (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

         (b) A statement of the subject corporation's estimate of the fair value of the shares;

         (c)     An explanation of how the interest was calculated;

         (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

         (e)     A copy of NRS 92A.300 to 92A.500, inclusive.

         92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.-1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

         2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

         92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.-1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

         92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF
SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.-1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

         3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

         (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

         (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

         92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.-1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

         (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

         4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

         5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 3(a) hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 3(b) hereto.

         The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

         The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that his or her conduct was illegal.

         Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         Under the terms of the Amended and Restated Registration Rights Agreement by and among the registrant, PYA/Monarch, Inc. ("PYA/Monarch"), Chase Manhattan Investment Holdings, Inc. ("CMIHI"), the Equitable Investors named therein, and the management investors named therein (such document incorporated by reference to Exhibit 10.8 of the registrant's registration statement on Form S-1, Commission File No. 33-82724), the registrant has agreed to indemnify PYA/Monarch, CMIHI and the Equitable Investors, and their respective officers and directors and each underwriter and person, if any, who controls each of them, from certain liabilities relating to any registration statement that may be filed by the registrant on behalf of such stockholders, under the terms of that agreement.

         There are in effect directors' and officers' liability insurance policies which insure the registrant's directors and officers against certain liabilities that they may incur in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The exhibits listed below are listed according to the number assigned in the table in Item 601 of Regulation S-K.

EXHIBIT NO.                                                 DESCRIPTION OF EXHIBIT
- -----------                                                 ----------------------
**2(a)           Agreement and Plan of Merger, dated as of May 17, 1996, by and among JP Foodservice, Inc., JP Foodservice
                 Distributors, Inc., Valley Industries, Inc., E&H Distributing Co., Inc., Lloyd K. Benson, Duane H. Zobrist, E. Mark
                 Zobrist, Gerry R. Zobrist, R. Phillip Zobrist and Richard D. Zobrist (included as Exhibit A to the Information
                 Statement/Prospectus filed as part of this Registration Statement and incorporated herein by reference; the registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).

**2(b)           Purchase and Sale Contract, dated as of May 17, 1996, between "Z" Leasing Co., a Nevada general partnership, and JP
                 Foodservice, Inc. (included as Exhibit B to the Information Statement/Prospectus filed as part of this Registration
                 Statement and incorporated herein by reference; the registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule).

3(a)             Restated Certificate of Incorporation of JP Foodservice, Inc. (incorporated by reference to Exhibit 3.1 to the registrant's Form 10-Q for the period ended March 30, 1996 as filed with the Securities and Exchange Commission).

3(b)             Amended and Restated By-laws of JP Foodservice, Inc. (incorporated by reference to Exhibit 3.2 to the registrant's
                 Form 10-Q for the period ended March 30, 1996 as filed with the Securities and Exchange Commission).

*5               Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the Common Stock to which this Registration
                 Statement relates.

*8               Opinion of Carlsmith Ball Wichman Case & Ichiki as to certain federal income tax consequences of the Merger.

**10(a)          Form of Employment Agreement.

*23(a)           Consent of Price Waterhouse LLP, independent public accountants to JP Foodservice, Inc.


 *23(b) Consent of KPMG Peat Marwick LLP, independent public accountants to Valley Industries, Inc., E&H Distributing Co.,
                  Inc. and "Z" Leasing Co.

 *23(c)           Consent of Shaw, Pittman, Potts & Trowbridge (included in
                  Exhibit 5).

 *23(d)           Consent of Carlsmith Ball Wichman Case & Ichiki (included in
                  Exhibit 8).

 *23(e) Consent of Blum, Shapiro & Company, P.C., independent public accountants for Arrow Paper and Supply Co., Inc. and Affiliate

**24              Powers of Attorney (contained on Signature page).

**27              Financial Data Schedules.

 *99(a)           Form of Valley Industries, Inc. Proxy Card.

 *99(b)           Form of "Z" Leasing Consent.


 * Filed herewith.
** Previously filed.

ITEM 22.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows: that prior to any public reofferring of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reofferring prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on July 30, 1996.

                                        JP FOODSERVICE, INC.
                                        (Registrant)

                                        By /s/ James L. Miller
                                          -----------------------------------
                                          James L. Miller
                                          President and Chief Executive Officer
                                          (Duly Authorized Officer)



         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on the date indicated.



July 30, 1996             /s/ James L. Miller
                          -----------------------------------------------------
                          James L. Miller, Chairman of the Board, President and
                          Chief Executive Officer (Principal Executive Officer)

July 30, 1996             /s/ Lewis Hay, III
                          -----------------------------------------------------
                          Lewis Hay, III, Director, Senior Vice President and
                          Chief Financial Officer (Principal Financial Officer)

July 30, 1996            /s/ George T. Megas
                         -----------------------------------------------------
                         George T. Megas, Vice President - Finance (Principal
                         Accounting Officer)

July 30, 1996            /s/ George A. Midwood
                         -----------------------------------------------------
                         George A. Midwood, Director*

July 30, 1996            /s/ Michael J. Drabb
                         -----------------------------------------------------
                         Michael J. Drabb, Director*

July 30, 1996            /s/ David M. Abramson
                         -----------------------------------------------------
                         David M. Abramson, Director

July 30, 1996            /s/ Eric E. Glass
                         -----------------------------------------------------
                         Eric E. Glass, Director*



*By: /s/ Lewis Hay, III
    -----------------------------
    Lewis Hay, III
    Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                                                      SEQUENTIALLY
EXHIBIT NO.                               DESCRIPTION OF EXHIBIT                                                      NUMBERED PAGE
- -----------                               ----------------------                                                      -------------
 **2(a)      Agreement and Plan of Merger, dated as of May 17, 1996, by and among JP Foodservice, Inc.,
             JP Foodservice Distributors, Inc., Valley Industries, Inc., E&H Distributing Co., Inc.,
             Lloyd K. Benson, Duane H. Zobrist, E. Mark Zobrist, Gerry R. Zobrist, R. Phillip Zobrist and
             Richard D. Zobrist (included as Exhibit A to the Information Statement/Prospectus filed as part of this Registration Statement and incorporated herein by reference; the registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule). ............................................................................

 **2(b)      Purchase and Sale Contract, dated as of May 17, 1996, between "Z" Leasing Co., a Nevada general partnership, and JP Foodservice, Inc. (included as Exhibit B to the Information
             Statement/Prospectus filed as part of this Registration Statement and incorporated herein by reference; the registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule). ......................................................

   3(a)      Restated Certificate of Incorporation of JP Foodservice, Inc. (incorporated by reference to
             Exhibit 3.1 to the registrant's Form 10-Q for the period ended March 30, 1996 as filed with the Securities and Exchange Commission). .........................................................

   3(b)      Amended and Restated By-laws of JP Foodservice, Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Form 10-Q for the period ended March 30, 1996 as filed with the Securities and Exchange Commission). ........................................................................

  *5         Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the Common Stock to which this Registration Statement relates. .............................................................

  *8         Opinion of Carlsmith Ball Wichman Case & Ichiki as to certain federal income tax consequences of the Merger. ...................................................................................

**10(a)      Form of Employment Agreement. ....................................................................

 *23(a)      Consent of Price Waterhouse LLP, independent public accountants to JP Foodservice, Inc. ..........

 *23(b)      Consent of KPMG Peat Marwick LLP, independent public accountants to Valley Industries, Inc.,
             E&H Distributing Co., Inc. and "Z" Leasing Co. ...................................................

 *23(c)      Consent of Shaw, Pittman, Potts & Trowbridge (included in Exhibit 5). ............................

 *23(d)      Consent of Carlsmith Ball Wichman Case & Ichiki (included in Exhibit 8). .........................

 *23(e)      Consent of Blum, Shapiro & Company, P.C., independent public accountants for Arrow Paper and Supply Co., Inc. and Affiliate................................................................

**24         Powers of Attorney (contained on Signature page). ................................................

**27         Financial Data Schedules. ........................................................................

 *99(a)      Form of Valley Industries, Inc. Proxy Card. ......................................................

 *99(b)      Form of "Z" Leasing Consent. .....................................................................


 * Filed herewith.
** Previously filed.